Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

B-CORP HOLDINGS, INC.,

B-CORP MERGER SUB, INC.,

LY BTI HOLDINGS CORP.

And

THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN

Dated as of April 12, 2011

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE COMPANY AND THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

i

Annexes

Annex A	Definitions
Annex B	Reference CapEx Spend

Exhibits

Exhibit A	Form of Contribution Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	By-laws of the Surviving Corporation
Exhibit D	Officers of the Surviving Corporation
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Letter of Transmittal

Disclosure Schedules

Schedule 1(a)	Net Working Capital
Schedule 1(b)	Liens
Schedule 1(c)	Contributors
Schedule 2.8	Agreed Principles
Schedule 4.2(a)	Capitalization and Stockholders
Schedule 4.2(b)	Ownership of Company’s Subsidiaries
Schedule 4.2(c)	Preemptive Rights and Issuances of Stock
Schedule 4.2(d)	Voting Arrangements
Schedule 4.4	Litigation
Schedule 4.5	Financial Information
Schedule 4.6	Consents and Approvals
Schedule 4.7	No Violations
Schedule 4.8(a)	Material Contracts
Schedule 4.8(b)	Validity and Enforceability of Material Contracts
Schedule 4.9	Liabilities
Schedule 4.10(a)	Collective Bargaining Agreements
Schedule 4.10(b)	Pending Labor Disputes
Schedule 4.11(a)	Employee Plans
Schedule 4.12	Taxes
Schedule 4.13	Governmental Authorizations
Schedule 4.14	Insurance
Schedule 4.15	Compliance with Laws
Schedule 4.16(a)(i)	Owned Facilities
Schedule 4.16(a)(ii)	Leased Facilities
Schedule 4.16(b)	Other Lease Matters
Schedule 4.17	Environmental Matters
Schedule 4.18	Intellectual Property
Schedule 4.19	Absence of Certain Developments
Schedule 4.21	Related Party Transactions
Schedule 4.22	Suppliers and Customers
Schedule 5.11	Management Agreements
Schedule 6.3	Conduct of the Business

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of April 12, 2011, by and among B-Corp Holdings, Inc., a Delaware corporation (“Parent”), B-Corp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), LY BTI Holdings Corp., a Delaware corporation (the “Company” and together with Parent and Merger Sub, the “Parties”) and Lightyear Capital, LLC, a Delaware limited liability company, solely in its capacity as Stockholder Representative (the “Stockholder Representative”).

RECITALS:

WHEREAS, the Company owns one-hundred percent (100%) of the capital stock of FTT Holdings, Inc., a Delaware corporation (“FTT”);

WHEREAS, FTT owns one-hundred percent (100%) of the capital stock of BakerCorp, a Delaware corporation (“Baker”);

WHEREAS, Baker is engaged in the business of (i) owning and renting temporary containment equipment, pumps, filtration and trench shoring equipment and related accessories and (ii) selling pumps, filtration equipment and related accessories, in each case including the set up, hauling and servicing of such equipment and related accessories, but in each case excluding the activities of any third parties which have rented such equipment and related accessories (the “Business”);

WHEREAS, the board of directors of the Company (i) has determined that it is advisable and in the best interests of its stockholders to enter into this Agreement with Parent and Merger Sub to provide for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) has approved this Agreement and the transactions contemplated hereby and (iii) is recommending the adoption of this Agreement by the Stockholders;

WHEREAS, promptly following the execution of this Agreement, the Company will deliver to Parent the written consent of holders representing at least a majority of the issued and outstanding shares of Company Common Stock irrevocably approving this Agreement, the Merger and the transactions contemplated by this Agreement (the “Stockholder Approval”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously determined that it is advisable and in their respective best interest and the respective best interest of their stockholders to enter into this Agreement to provide for the Merger in accordance with the DGCL;

WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to set forth various conditions to the effectiveness of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P.] (the “Funding Parties”) and the Company are entering into a Parent Fee Funding Agreement (the “Funding Agreement”) pursuant to which the Funding Parties agree, on the terms and subject to the conditions contained therein, to fund to Parent certain payment obligations of Parent in connection with this Agreement; and

WHEREAS, immediately prior to the Effective Time, the holders of Company Common Stock set forth on Schedule 1(c) hereto, which schedule may be updated by Parent prior to the Closing to include additional holders (the “Contributors”) will contribute (the “Contribution”) shares of Company Common Stock (such shares, the “Contributed Shares”) to Parent, pursuant to that certain Contribution Agreement dated as of the date hereof in the form of Exhibit A hereto (the “Contribution Agreement”) in exchange for Parent Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

SECTION 1.1. Specific Definitions. Initially capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in Annex A.

SECTION 1.2. Other Terms. In addition to the terms defined in Annex A, below is a list of terms defined elsewhere in this Agreement.

Term	Section
“Action”	6.4(a)
“Additional Merger Consideration”	2.8(f)
“Adjustment Amount”	2.8(f)
“Agreed Principles”	2.8(b)
“Agreement”	Preamble
“Baker”	Recitals
“Base Consideration”	2.7(a)
“Business”	Recitals
“Certificate of Merger”	2.1
“Closing”	2.2(a)
“Closing Date”	2.2(a)
“Closing Date Option Payment”	2.4(a)
“Closing Date Statement”	2.7(b)
“Company”	Preamble
“Company Common Stock”	2.3(b)
“Company Employees”	6.5(a)
“Conclusive Date”	2.8(d)
“Conclusive Merger Consideration”	2.8(e)

“Conclusive Statement”	2.8(d)
“Confidentiality Agreement”	6.1(b)
“Consents and Approvals”	4.6
“Contributed Option”	2.4(b)
“Contributed Shares”	Recitals
“Contribution”	Recitals
“Contribution Agreement”	Recitals
“Contributors”	Recitals
“Debt Financing”	5.8
“Debt Financing Commitment”	5.8
“D&O Insurance”	6.4(c)
“DGCL”	Recitals
“Dispute Notice”	2.8(c)
“Dissenting Shares”	2.5
“Dissenting Stockholder”	2.5
“Effective Time”	2.1
“Equity Financing”	5.8
“Equity Financing Commitment”	5.8
“Escrow Agreement”	2.6(b)
“Escrow Fund”	2.6(b)
“Estimated Merger Consideration”	2.7(a)
“Excess Amount”	2.8(f)
“Exchange Certificates”	2.6(c)(i)
“Exchange Fund”	2.6(a)
“Financial Statements”	4.5
“Financing”	5.8
“Financing Commitments”	5.8
“FTT”	Recitals
“Funding Agreement”	Recitals
“Funding Parties”	Recitals
“Indemnified Persons”	6.4(a)
“Initial Statement”	2.8(a)
“Initial Termination Date”	7.1(b)
“Letter of Transmittal”	2.6(c)(i)
“Liabilities”	4.9
“Management Agreements”	5.11
“Material Contract”	4.8
“Merger”	Recitals
“Merger Consideration”	2.7(a)
“Merger Sub”	Preamble
“Neutral Auditor”	2.8(d)
“Option Ratio”	2.4(b)
“Order”	4.7(d)
“Parent”	Preamble
“Parent Fee”	7.2(b)
“Parent Related Parties”	7.2(c)

“Parties”	Preamble
“Paying Agent”	2.6(a)
“Post-Closing Option Payment”	2.4(a)
“Post-Closing Payment”	2.8(g)
“Premium Cap”	6.4(c)
“Prohibitive Order”	3.1(b)
“Representatives”	6.1(a)
“Required Bank Information”	6.7(c)
“Resolution Period”	2.8(c)
“Solvent”	5.10
“Stockholder”	2.6(a)
“Stockholder Approval”	Recitals
“Stockholder Representative”	Preamble
“Successor Stockholder Representative”	8.16(e)
“Surviving Corporation”	2.1(b)
“Termination Date”	7.1(b)
“Transfer Taxes”	6.10

SECTION 1.3. Other Provisions. The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) any references herein to a particular Section, Article, Exhibit or Schedule shall mean a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; (f) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered references or citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions referenced or cited; (g) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (h) the word “including” or any variation thereof shall mean including, without limitation; and (i) unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. dollars.

ARTICLE II

THE MERGER

SECTION 2.1. The Merger. (a) Subject to the terms and conditions of this Agreement, on the Closing Date, the Company and Merger Sub shall cause to be filed a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

(c) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit B, and as so amended shall be the certificate of incorporation of the Surviving Corporation until further amended as provided therein or by Applicable Law.

(d) By-Laws. At the Effective Time, the by-laws of the Company shall be amended to read in their entirety as set forth in Exhibit C, and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein by the certificate of incorporation of the Surviving Corporation or by Applicable Law.

(e) Officers and Directors. The individuals set forth on Exhibit D shall be the initial officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

SECTION 2.2. The Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m. New York City time, as soon as practicable, but in no event later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article III (other than those conditions that by their nature will not be satisfied until the Closing), or at such other place, date and/or time as may be agreed to in writing by the Company and Parent; provided that without the prior written consent of Parent, the Closing shall not occur prior to the Business Day immediately following the final day of the Marketing Period. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

(b) At the Closing, in addition to such other actions as may be provided for herein:

(i) the Company shall deliver to Parent the certificates required to be provided by it in Section 3.2(a), Section 3.2(b) and Section 3.2(c), and Parent shall deliver to Company the certificates required to be provided by it in Section 3.2(a) and Section 3.2(b);

(ii) Parent shall pay the Payoff Amount to the Facility Lenders, the Mezzanine Holders, the Swap Counterparties and Lightyear Capital, LLC, as applicable;

(iii) Parent shall pay, or cause the Surviving Corporation to pay, the Estimated Company Transaction Expenses not paid prior to the Closing Date; and

(iv) Parent shall make the payments required by Section 2.6;

(v) Parent shall deliver to each Contributor the number of shares of Parent Common Stock determined in accordance with the Contribution Agreement and with Section 2.4(b), as applicable.

SECTION 2.3. Conversion of Company Common Stock in Merger. At the Effective Time, and subject to the provisions of this Article II, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be automatically converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.01, of the Surviving Corporation, and such shares shall, collectively, represent all of the issued and outstanding capital stock of the Surviving Corporation;

(b) each share of common stock of the Company, par value $0.01 (the “Company Common Stock”), issued and outstanding at the Effective Time (other than shares to be cancelled or which survive the Merger in connection with Section 2.3(c) hereof or Dissenting Shares and Contributed Shares) shall be cancelled and shall be automatically converted into and exchanged for the right to receive an amount in cash equal to (i) Closing Date Payment and (ii) the Post-Closing Payment; and

(c) each share of Company Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time (including the Contributed Shares) shall be cancelled and retired without any conversion thereof and, except for the Post-Closing Payment, no payment or distribution shall be made with respect thereto and each share of Company Common Stock owned by any Subsidiary of the Company shall survive the Merger as a share of the Surviving Corporation.

SECTION 2.4. Options; No Further Rights.

(a) At the Effective Time, and subject to Section 2.4(b) and the other provisions of this Article II, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holder of any Option, each Option (other than a

Contributed Option) issued, outstanding and unexercised immediately prior to the Effective Time (all of which shall be vested immediately prior to the Effective Time) shall, unless otherwise agreed to in writing by Parent and the holder of such Option prior to the Effective Time, be cancelled and shall be automatically converted into and exchanged for the right to receive, in full satisfaction of the rights of such holder with respect thereto, (i) an amount in cash (the “Closing Date Option Payment”), without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock that would be issued to the holder of such Option if such Option were exercised multiplied by (y) the excess, if any, of (A) the Closing Date Payment over (B) the exercise price per share of Company Common Stock subject to such Option and (ii) an amount in cash (the “Post-Closing Option Payment”), without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock that would be issued to the holder of such Option if such Option were exercised multiplied by (y) the Post-Closing Payment. Payments of the Closing Date Option Payment and Post-Closing Option Payment shall be made by Company checks through the Company’s payroll process.

(b) Each Option which is outstanding immediately prior to the Effective Time notified by a Contributor to Parent pursuant to the Contribution Agreement (each a “Contributed Option”) shall be assumed by Parent and will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing such Contributed Option immediately prior to the Effective Time (all of which shall be fully vested as of the Closing), except that (A) each such Contributed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were subject to such Contributed Option immediately prior to the Effective Time multiplied by the ratio of the Closing Date Payment to the price for a share of Parent Common Stock paid by the Funding Parties immediately prior to the Closing (such ratio, the “Option Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Contributed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Contributed Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent. Each Contributed Option shall be vested immediately following the Effective Time. Following the Effective Time, the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each assumed Contributed Option. The assumption of any Contributed Option which is an “incentive stock option” (as defined in Section 422 of the Code) shall be effected in a manner which is consistent with Section 424(a) of the Code, and each Contributed Option that qualified as an incentive stock option pursuant to Section 422 of the Code immediately prior to the Effective Time will continue to qualify as an incentive stock option immediately after the Effective Time. To the extent applicable, the assumption of a Contributed Option shall be effected in a manner that complies with the adjustment requirements of Section 409A of the Code and the regulations thereunder. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Contributed Option an appropriate notice setting forth such holder’s rights pursuant to such Contributed Option.

(c) No Further Rights. From and after the Effective Time, holders of shares of Company Common Stock (other than Dissenting Shares) and Options shall cease to have any rights with respect to the shares of Company Common Stock or Options except for the right to receive the Closing Date Payment (including, as applicable, the Closing Date Option Payment) and the Post-Closing Payment (including, as applicable, the Post-Closing Option Payment) to which such holder is entitled in accordance with Section 2.3 or Section 2.4 hereof, as applicable.

SECTION 2.5. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under the DGCL, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who timely delivers to Company such holder’s notice of intent to demand payment for such holder’s shares if the Merger is effected, which holder shall not have voted in favor of the Merger or consented thereto in writing and thereafter does not vote in favor of the Merger or consent thereto in writing and who is entitled to, and shall have demanded properly in writing, appraisal for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares” and each holder of Dissenting Shares, a “Dissenting Stockholder”), shall not be converted into, or represent the right to receive, the Closing Date Payment and the Post-Closing Payment, if any. Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of the DGCL, except that all Dissenting Shares held by Dissenting Stockholders who shall have failed to perfect or who have withdrawn or otherwise lost their rights to appraisal of such Dissenting Shares under the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Closing Date Payment and the Post-Closing Payment, if any, in the manner provided in this Article II, without interest. The Company shall have the right to direct all negotiations and proceedings with respect to such demands but shall give Parent reasonably prompt notice, and a copy of any notice of a Dissenting Stockholder’s demand for payment or objection to the Merger, of any request to withdraw a demand for payment and of any other instrument delivered to it pursuant to Section 262 of the DGCL. The Company shall not make any payment with respect to, or settle or offer to settle, any such demands in excess of the payment of the Closing Date Payment and the Post-Closing Payment, if any, in respect of any share of Company Common Stock without the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent that the Company’s cash is used prior to the Closing to effect such payment or settlement or as required by Applicable Law. Compliance by the Company in delivering notice of any statutory rights to dissent to holders of capital stock of Company or in complying with the DGCL provisions related to dissenters’ rights shall not serve as any waiver of the rights of the Company under Section 4 of the Management Stockholders’ Agreement or Article III of the Stockholders’ Agreement against any holder who dissents in the Merger.

SECTION 2.6. Exchange Fund; Escrow Fund; Exchange Procedures.

(a) Paying Agent. Not less than ten (10) Business Days prior to the Effective Time, the Stockholder Representative, as the representative of holders of Company Common Stock (other than (i) shares to be cancelled or which survive the Merger in connection with Section 2.3(c) hereof (but including the Contributed Shares) and (ii) Dissenting Shares) and Options (collectively, the “Stockholders”) shall appoint a bank or trust company (which bank or trust company will be reasonably acceptable to Parent and will have a credit rating of at least AA) to act as paying agent (the “Paying Agent”) and enter into a paying agent agreement with such Paying Agent (which paying agent agreement will be in form and substance reasonably acceptable to Parent) for the purpose of paying the Closing Date Payment (including, as applicable, the Closing Date Option Payment but excluding the Escrow Amount) and the Post-Closing Payment (including, as applicable, the Post-Closing Option Payment) to each Stockholder and, with respect to the Closing Date Option Payment and the Post-Closing Option Payment, to the Company for distribution to the holders of Options pursuant to the last sentence of Section 2.4(a). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock (other than the Contributors with respect to their Contributed Shares) and Options (other than with respect to the Contributed Options), by wire transfer of immediately available funds, an amount in cash sufficient to pay the Closing Date Payment (including, as applicable, the Closing Date Option Payment) which such Persons shall be entitled to receive pursuant to this Article II (such cash being hereinafter referred to as the “Exchange Fund”; provided that, for the avoidance of doubt, such amount shall not include the Escrow Amount). The Exchange Fund shall be used solely to make the payments to Stockholders of the Closing Date Payment (including, as applicable, the Closing Date Option Payment which shall be made to the Company for distribution to the holders of Options pursuant to the last sentence of Section 2.4(a)). For the avoidance of doubt, neither Parent nor the Company shall be obligated (i) to make any cash payment of the aggregate exercise price of any Options to the holder of such Options or (ii) to make any cash payment with respect to the Contributed Shares or Contributed Options, other than as set forth in Section 2.8.

(b) Escrow Fund. Not less than ten (10) Business Days prior to the Effective Time, the Stockholder Representative, as the representative of the Stockholders, shall appoint a bank or trust company (which bank or trust company will be reasonably acceptable to Parent) to act as the escrow agent (the “Escrow Agent”) and enter into an escrow agreement with the Escrow Agent, the Company and Parent, such escrow agreement to be substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Escrow Agent, for the benefit of the Stockholders, an amount of cash equal to the Escrow Amount, such deposit, together with any investment income thereon, to constitute the escrow fund (the “Escrow Fund”). The Escrow Fund shall be governed by the terms of the Escrow Agreement and this Agreement. The Escrow Fund shall be held in escrow and shall be released in accordance with Section 2.8(g) hereof and the Escrow Agreement.

(c) Exchange Procedures.

(i) The Company shall prepare and mail, or cause to be prepared and mailed, a letter of transmittal substantially in the form attached hereto as Exhibit F (the “Letter of Transmittal”) to each Stockholder. At or prior to the Closing, (A) each Stockholder may surrender to the Company its certificates and/or agreements representing the Company Common Stock (other than the Contributed Shares) (collectively the “Exchange Certificates”), representing the number of shares of Company Common Stock held by such Stockholder, together with a duly executed Letter of Transmittal and (B) if so surrendered, Paying Agent shall, as soon as reasonably practicable after the Effective Time or, if surrendered after the Effective Time, the date of surrender, pay to such Stockholder the amount of cash to which it is entitled under this Article II. In the event a Stockholder does not deliver to the Company a Letter of Transmittal at or prior to Closing, such failure shall not alter, limit or delay the Closing or the conversion of such Company Common Stock or the vesting of Options as provided for in Section 2.3 and Section 2.4, but such Stockholder shall not be entitled to receive the payments contemplated by this Article II unless and until such Stockholder surrenders the Exchange Certificates (or an affidavit of lost, stolen or destroyed certificate in the form attached to the Letter of Transmittal) and duly executed Letter of Transmittal to the Company. After the Effective Time, the Paying Agent shall act as agent for payment of the Closing Date Payment upon surrender of the Exchange Certificates to all Stockholders who have not so surrendered their Exchange Certificates on the Closing Date.

(ii) Surrendered Exchange Certificates shall forthwith be canceled. Until so surrendered and exchanged, each such Exchange Certificate shall represent solely the right to receive the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Exchange Certificate.

SECTION 2.7. Estimated Merger Consideration. (a) Estimated Merger Consideration. The aggregate consideration to be paid by Parent at the Effective Time in respect of the Merger (including the amounts that would have been payable in respect of the Contributed Shares and Contributed Options) (the “Estimated Merger Consideration”) shall be an amount in cash equal to: (i) $960,000,000 (the “Base Consideration”), plus (ii) the Estimated Cash, if any, minus (iii) the Estimated Indebtedness, if any, plus (iv) the Estimated Net Working Capital Surplus, if any; or minus (v) the Estimated Net Working Capital Deficit, if any; plus (vi) the Estimated CapEx Spend Surplus, if any; or minus (vii) the Estimated CapEx Spend Deficit, if any; plus (viii) the aggregate exercise price of all Options; minus (ix) the Estimated Company Transaction Expenses, each as of immediately prior to the Effective Time; which sum shall be subject to adjustment pursuant to Section 2.8 (as adjusted, the “Merger Consideration”).

(b) Closing Date Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Parent a statement (the “Closing Date Statement”) setting forth the (A) Estimated Cash, (B) Estimated Indebtedness, (C) Estimated Net Working Capital Amount, (D) Estimated Net Working Capital Surplus, if any, or Estimated Net Working Capital Deficit, if any, (E) Estimated CapEx Spend, (F) Estimated CapEx Spend Surplus, if any, or Estimated CapEx Spend Deficit, if any, and (G) Estimated Company Transaction Expenses, each as of immediately prior to the Effective Time and prepared in accordance with the Agreed Principles, together with reasonably detailed supporting documentation. The Closing Date Statement shall also include the Payoff Amount.

SECTION 2.8. Post-Closing Adjustment.

(a) Initial Statement. As promptly as practicable, but in no event later than sixty (60) calendar days after the Closing Date, Parent shall prepare in good faith and deliver, or cause to be prepared in good faith and delivered, to the Stockholder Representative a written statement (the “Initial Statement”) setting forth Parent’s calculation of each of the following items: (A) Cash, (B) Indebtedness, (C) Net Working Capital Amount, (D) Net Working Capital Surplus, if any, or Net Working Capital Deficit, if any, (E) CapEx Spend, (F) CapEx Spend Surplus, if any, or CapEx Spend Deficit, if any, and (G) Company Transaction Expenses, each as of immediately prior to the Effective Time; prepared in accordance with the Agreed Principles, together with reasonably detailed supporting documentation. In the event that Parent does not deliver the Initial Statement within sixty (60) calendar days after the Closing Date, each item on the Closing Date Statement shall be deemed undisputed and the Closing Date Statement delivered by the Company shall become the Conclusive Statement and shall be final and binding on Parent and the Stockholders as of such date in accordance with Section 2.8(d).

(b) Accounting Principles. The manner in which the Initial Statement is to be prepared, and Cash, Indebtedness, Net Working Capital Amount, Net Working Capital Deficit, Net Working Capital Surplus, CapEx Spend, CapEx Spend Surplus, CapEx Spend Deficit and Company Transaction Expenses are to be to be calculated, pursuant to this Section 2.8, is that they shall be prepared and calculated using the same accounting principles, policies, methods, practices, categories, estimates, judgments and assumptions as were used in preparing the Financial Statements for the fiscal year ended January 31, 2011, except as set forth on Schedule 2.8 (the “Agreed Principles”).

(c) Review and Dispute of Initial Statement. Parent agrees to provide, or cause its employees (and the employees of the Company) to provide, the Stockholder Representative and its Representatives with reasonable access to Parent’s and its Representatives working papers and any working papers of Parent’s independent accountants related to the preparation of the Initial Statement, as well as to any of the personnel, property and facilities and such books and records and other relevant information of the Company and its Subsidiaries throughout the periods during which the Initial Statement is being prepared until the Conclusive Date, and Parent shall make reasonably available its employees, if any, directly responsible for and knowledgeable about the information used in, and the preparation of the Initial Statement. The Stockholder Representative may dispute the Initial Statement by delivery of written notice thereof (a “Dispute Notice”) within sixty (60) calendar days following the receipt by the Stockholder Representative of the Initial Statement. The Dispute Notice shall set forth in reasonable detail all items disputed by the Stockholder Representative, the basis for such dispute, the amounts involved and the Stockholder Representative’s proposed changes thereto, with reasonably detailed supporting documentation. If (i) by written notice to Parent, the Stockholder Representative accepts the Initial Statement or (ii) the Stockholder Representative fails to deliver a Dispute Notice within the prescribed sixty (60) calendar day period (which failure shall result in the Stockholder Representative being deemed to have accepted and agreed to the Initial Statement delivered by Parent), the Initial Statement delivered by Parent shall become final and binding on the Stockholders as of the date on which the earlier of the foregoing events occurs. If a Dispute Notice is timely delivered to Parent, then the Stockholder Representative and Parent shall, during the thirty (30) calendar days immediately following receipt of the Dispute Notice by

Parent (the “Resolution Period”), cooperate and negotiate in good faith to resolve their differences with respect to the Initial Statement or any element thereof. Any resolution by the Stockholder Representative and Parent during the Resolution Period as to any disputed amounts will be final, binding and conclusive.

(d) Dispute Resolution. If the Stockholder Representative and Parent do not resolve all disputed items on the Initial Statement by the end of the Resolution Period, the Stockholder Representative and Parent shall submit all items remaining in dispute with respect to the Dispute Notice (along with a copy of the Initial Statement marked to indicate those line items which are in dispute, including each Party’s proposed determination of such amounts and reasonably detailed supporting documentation) within thirty (30) calendar days after the expiration of the Resolution Period to KPMG LLP (or, if such firm is unable or unwilling to act, another internationally recognized independent public accounting firm as shall be agreed upon in writing by the Stockholder Representative and Parent, or, if such parties cannot agree, as selected by the American Arbitration Association) (the “Neutral Auditor”) for resolution. The Neutral Auditor shall act as an expert and not an arbitrator and shall determine only those items in dispute. Each Party shall (i) cooperate with the Neutral Auditor, (ii) have the opportunity to make presentations and provide supporting material to the Neutral Auditor in defense of their positions and (iii) subject to customary confidentiality and indemnity agreements, provide the Neutral Auditor with access to their respective books, records, personnel and Representatives and such other information as the Neutral Auditor may require in order to render its determination. The Neutral Auditor will deliver to the Stockholder Representative and Parent a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by the Stockholder Representative and Parent) of the disputed items within forty-five (45) calendar days of receipt of the disputed items, which determination will be final, binding and conclusive. Notwithstanding the foregoing, the Neutral Auditor shall not be permitted or authorized to determine an amount with respect to any disputed item that is outside of the range between the amounts of such disputed item as proposed by the Stockholder Representative in the Dispute Notice, on the one hand, and Parent on the Initial Statement, on the other hand. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be allocated between Parent, on the one hand, and the Stockholder Representative (and subsequently reimbursed pursuant to Section 8.16(g)), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Neutral Auditor that is unsuccessfully disputed by each such party (as finally determined by the Neutral Auditor) bears to the total disputed amount of such items so submitted. For the avoidance of doubt and solely as an illustration of the methodology set forth in the preceding sentence, if (i) the Dispute Notice delivered by the Stockholder Representative assigns values to the disputed items such that the aggregate Merger Consideration set forth in the Initial Statement would be increased by $1,000,000, (ii) Parent maintains that the Merger Consideration set forth in the Initial Statement is correct and (iii) the Neutral Auditor’s final resolution of the disputed items in accordance with this Section 2.8(d) is that the Merger Consideration is increased from the amount set forth in the Initial Statement by $600,000 (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of the Stockholder Representative), then the Stockholder Representative shall be responsible for 40% of such fees and expenses of the Neutral Auditor and Parent shall be responsible for 60% of such fees and expenses of the Neutral Auditor.

The date on which the Stockholder Representative and Parent agree to, or the Neutral Auditor delivers, the Conclusive Statement shall be the “Conclusive Date”. In the event that either the Stockholder Representative or Parent fail to submit a statement regarding any items remaining in dispute within the time determined by the Neutral Auditor, then the Neutral Auditor shall render a decision based solely on the evidence timely submitted to the Neutral Auditor by the Stockholder Representative and Parent. The final, binding and conclusive statement of Cash, Indebtedness, Net Working Capital Amount, Net Working Capital Deficit, Net Working Capital Surplus, CapEx Spend, CapEx Spend Deficit, CapEx Spend Surplus and Company Transaction Expenses which either are (i) undisputed, (ii) agreed upon by the Stockholder Representative and Parent in accordance with Section 2.8(c) or (iii) delivered by the Neutral Auditor in accordance with this Section 2.8(d), will be the “Conclusive Statement”, respectively.

(e) Conclusive Merger Consideration. The aggregate consideration to be paid by Parent in respect of the Merger after taking into account all adjustments pursuant to this Section 2.8 (including the amounts that would have been payable in respect of the Contributed Shares and Contributed Options) (the “Conclusive Merger Consideration”) shall be an amount in cash equal to: (i) the Base Consideration, plus (ii) the Conclusive Cash, if any, minus (iii) the Conclusive Indebtedness, plus (iv) the Conclusive Net Working Capital Surplus, if any; or less (v) the Conclusive Net Working Capital Deficit, if any; plus (vi) the Conclusive CapEx Spend Surplus, if any; minus (vii) the Conclusive CapEx Spend Deficit, if any; plus (viii) the aggregate exercise price of all Options, minus (ix) the Conclusive Company Transaction Expenses, each as of immediately prior to the Effective Time.

(f) Adjustment Amount. The “Adjustment Amount” shall be the difference, if any, between the Conclusive Merger Consideration and the Estimated Merger Consideration. The Adjustment Amount (if any) shall be (i) the “Additional Merger Consideration” if the Conclusive Merger Consideration is more than the Estimated Merger Consideration or (ii) the “Excess Amount” if the Conclusive Merger Consideration is less than the Estimated Merger Consideration.

(g) Post-Closing Payments.

(i) If the Adjustment Amount is zero or if Additional Merger Consideration is determined to be due in accordance with this Section 2.8, then, within five (5) Business Days after the Conclusive Date, (A) the parties shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Account by wire transfer to the Paying Agent, on behalf of and as agent of the Stockholders (including, for the avoidance of doubt, the holders of Contributed Shares and Contributed Options), an amount in cash equal to the balance in the Escrow Fund and (B) Parent shall deliver promptly by wire transfer to the Paying Agent an amount in cash equal to the Additional Merger Consideration, if greater than zero. The Paying Agent shall promptly pay to each Stockholder (including, for the avoidance of doubt, the holders of Contributed Shares and Contributed Options) its applicable Per Share Portion of such amounts referenced in clauses (A) and (B) above.

(ii) If there is an Excess Amount determined to be due in accordance with this Section 2.8 that is less than or equal to the balance in the Escrow Fund then, within five (5) Business Days after the Conclusive Date, the parties shall provide a joint written instruction to the Escrow Agent to deliver promptly from the balance in the Escrow Fund by wire transfer (A) to Parent, the Excess Amount and (B) to the Paying Agent an amount in cash equal to, if greater than zero, (x) the balance in the Escrow Fund minus (y) the Excess Amount. The Paying Agent shall promptly pay the Per Share Portion of the amount referenced in clause (B) above to each Stockholder (including, for the avoidance of doubt, the holders of Contributed Shares and Contributed Options).

(iii) If there is an Excess Amount determined to be due in accordance with this Section 2.8 that is greater than the balance in the Escrow Fund then, within five (5) Business Days after the Conclusive Date, (A) the parties shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Account by wire transfer to Parent all the funds then in the Escrow Account and (B) each Stockholder (including, for the avoidance of doubt, the holders of Contributed Shares and Contributed Options) shall, with respect to each share of Company Common Stock or Option exchanged pursuant to the Merger, pay by wire transfer to Parent the Per Share Portion of (x) the Excess Amount minus (y) the amount of the Escrow Fund transferred to Parent. For the avoidance of doubt, the respective obligations of the Stockholders (including, for the avoidance of doubt, the holders of Contributed Shares and Contributed Options) to make the payment required pursuant to the foregoing clause (B) of this Section 2.8(g)(iii) shall be several and not joint. Each Letter of Transmittal delivered by a Stockholder in connection with the Merger pursuant to Section 2.6(c) shall include an agreement to be bound by this Section 2.8(g)(iii).

(iv) The Per Share Portion of the amounts, if any, payable to the Stockholders pursuant to this Section 2.8(g) shall herein be referred to as the “Post-Closing Payment”).

(h) All payments required to be made pursuant to this Section 2.8 shall be payable by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated in writing by the party entitled to receive such payment.

(i) The Stockholders and Parent agree to treat, and to cause their respective Subsidiaries to treat, for all Tax purposes, any payment made under this Section 2.8, to the maximum extent permitted by Applicable Law, as an adjustment to the Merger Consideration.

(j) The Parties agree that (i) the Stockholder Representative and any of the Stockholders and their Affiliates may engage Ernst & Young LLP and its Affiliates to advise or represent them in connection with the determination of any Adjustment Amount and the matters addressed by this Section 2.8 and (ii) Parent and Merger Sub and their Affiliates may engage Deloitte & Touche LLP and its Affiliates to advise or represent them in connection with the determination of any Adjustment Amount and the matters addressed by this Section 2.8. Each party will enter into such waivers, indemnities and other agreements as Ernst & Young LLP or Deloitte & Touche LLP or each of their respective Affiliates, as the case may be, shall reasonably require to permit Ernst & Young LLP, Deloitte & Touche LLP and each of their respective Affiliates, as the case may be, to provide such advice or representation.

SECTION 2.9. Tax Withholding. Each of Parent, Merger Sub, the Surviving Corporation, any Subsidiary thereof and the Escrow Agent shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any other provision of U.S. federal, state, local or foreign Tax laws. Any such withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation, any Subsidiary thereof or the Escrow Agent, as the case may be, to the applicable Tax Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

CONDITIONS TO CLOSING

SECTION 3.1. Conditions to Obligations of Parent, Merger Sub and the Company. The obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Parent, Merger Sub and the Company, at or prior to Closing of each of the following conditions:

(a) Competition Laws. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) No Injunction. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Applicable Law or applicable Order which is in effect and prohibits the consummation of the transaction contemplated by this Agreement (a “Prohibitive Order”).

(c) Certificate of Merger. The Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware.

(d) Stockholder Approval. The Stockholder Approval shall have been obtained and shall be in full force and effect.

SECTION 3.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Parent or Merger Sub, at or prior to Closing of each of the following conditions:

(a) Performance of Obligations of the Company. Each of the covenants of the Company set forth herein which is to be performed by it at or prior to the Closing shall have been duly performed in all material respects, and Parent shall have received a certificate from the Chief Executive Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in this Section 3.2(a) have been satisfied.

(b) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect; provided that the representations and warranties set forth in Section 4.2 (Capitalization; Subsidiaries) and Section 4.3 (Authority; Enforceability) shall be true and correct in all material respects. Parent shall have received a certificate from the Chief Executive Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in this Section 3.2(b) have been satisfied.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect. Parent shall have received a certificate from the Chief Executive Officer of the Company, dated as of the Closing Date, to the effect that the condition set forth in this Section 3.2(c) has been satisfied.

(d) Monitoring Fee Termination Agreement. The Monitoring Fee Termination Agreement shall be in full force and effect.

SECTION 3.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to Closing of each of the following conditions:

(a) Performance of Obligations of Parent and Merger Sub. Each of the covenants of Parent and Merger Sub set forth herein which is to be performed by them at or prior to the Closing shall have been duly performed in all material respects, and the Company shall have received a certificate from an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in this Section 3.3(a) have been satisfied.

(b) Representations and Warranties of Parent. Each of the representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct in all material respects as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all material respects only as of such date). The Company shall have received a certificate from an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in this Section 3.3(b) have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1. Organization; Qualification. Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing or a similar local concept) under the laws of its jurisdiction of organization, (b) has all requisite corporate and similar power and authority to own, operate and lease its properties and to carry on its business as now conducted and (c) is qualified to transact business in each jurisdiction in which the ownership of its property or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such requisite corporate or similar power and authority or to be so qualified would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. A correct and complete copy of the Organizational Documents of the Company and its Subsidiaries, as amended to the date of this Agreement, has been made available to Parent. Neither the Company nor any of its Subsidiaries are in violation, in any material respect, of their respective Organizational Documents.

SECTION 4.2. Capitalization; Subsidiaries. (a) Schedule 4.2(a) sets forth, with respect to the Company, (i) its name and jurisdiction of incorporation, (ii) its authorized, issued and outstanding shares of capital stock and (iii) the holders of record of its outstanding shares of capital stock and the number of shares owned by each holder. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and none of them has been issued in violation of any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. There are no declared but unpaid dividends or distributions with regard to any issued and outstanding shares of the Company Common Stock.

(b) Schedule 4.2(b) sets forth, with respect to each Subsidiary of the Company, (i) its name and jurisdiction of incorporation or formation and (ii) its authorized, issued and outstanding shares of capital stock. The Company is, directly or indirectly, the sole record and beneficial owner of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries listed as owned by it directly or indirectly, free and clear of all Liens (other than (x) such Liens which were incurred by Parent or Merger Sub or which Parent or Merger Sub causes such Subsidiary to incur as a result of the transactions contemplated by this Agreement and (y) Liens that will be removed prior to the Closing). Except as set forth on Schedule 4.2(b), none of the Company or any of its Subsidiaries, directly or indirectly, own any equity or other ownership interest in any corporation, partnership or other Person.

(c) Except as set forth in Schedule 4.2(c), there are no shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries reserved for issuance or subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments in effect, to which the Company or any of its Subsidiaries is a party or bound, giving any Person the right to acquire any shares of capital stock, or other equity interests in, the Company or any of its Subsidiaries. Schedule 4.2(c) sets forth all outstanding or authorized options (including the Options), stock appreciation, phantom stock, profit participation, or similar rights for which the Company or any of its Subsidiaries has any liability, as well as the exercise prices (as applicable) of any such options or stock appreciation rights and the holders thereof. Except as set forth in Schedule 4.2(c), there are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company.

(d) Except as set forth in Schedule 4.2(d), there is no voting agreement, voting trust, stockholders’ agreement, proxy or similar agreement or arrangement relating to the voting of any class or series of the Company’s capital stock or restricting the transfer of any shares of any such class or series of the Company’s capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of the Company.

SECTION 4.3. Authority; Enforceability. The Company has all requisite corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company, subject only to the receipt of the Stockholder Approval. This Agreement and the other Transaction Documents, when executed by the parties hereto and thereto, and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, will constitute a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally and to general principles of equity, whether considered in a proceeding in equity or at law.

SECTION 4.4. Litigation. Except as set forth on Schedule 4.4 there are no actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, by or before any Governmental Entity, which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in liability to the Company or its Subsidiaries in excess of $2,000,000. There are no Orders of, or by, any Governmental Entity or any settlement agreements to which the Company or any Subsidiary is a party which would, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.5. Financial Information. Attached as Schedule 4.5 are audited consolidated balance sheets and statements of income, stockholders’ equity and cash flows of the Company for the fiscal years ended January 31, 2011 and January 31, 2010 (such financial statements, including the footnotes contained therein, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, as of at the dates and for the periods presented (except as may be stated therein or in the footnotes thereto), consistently applied throughout the periods covered by each such statement, and fairly present, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as of the respective dates and the results of operations and cash flows of the Company and its Subsidiaries as of the date thereof and for the respective periods presented therein, as applicable (except as may be stated therein or in the footnotes thereto).

SECTION 4.6. Consents and Approvals. Except as (i) set forth in Schedule 4.6 or (ii) under Competition Laws (clauses (i) and (ii) collectively, the “Consents and Approvals”), no consents, approvals, authorizations, notifications, registrations or other filings are required to be made by the Company with, nor are any consents, approvals, authorizations, notifications, registrations or other filings required to be obtained by the Company from, any Governmental Entity in connection with the execution or delivery of this Agreement and the other Transaction Documents by the Company and the consummation of the Merger on the Closing Date, except for such consents, approvals, authorizations, notifications, registrations or other filings where the failure to make or obtain the same would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.7. No Violations. The execution and delivery of this Agreement and the other Transaction Documents by the Company does not, and the consummation of the Merger on the Closing Date will not:

(a) violate or contravene any provision of the Organizational Documents of the Company or its Subsidiaries;

(b) violate, conflict with, or constitute or result in a default, acceleration, termination or modification of the terms of, or entitle any party to declare such a default, or to accelerate or terminate, or create or accelerate any obligation or loss of any benefit under (in each case with or without notice or lapse of time or both), any Contract to which the Company is a party;

(c) result in the creation or imposition of any Liens with respect to any of the material assets or properties of the Company or its Subsidiaries; or

(d) violate, contravene or conflict with any (i) Applicable Law (assuming the receipt and effectiveness of, and the compliance with, all Consents and Approvals), (ii) governmental or non-governmental permit or license of the Company or any of its Subsidiaries or any judgment, injunction, order, decree or other restriction of any court or Governmental Entity having competent jurisdiction (“Order”) to which the Company or any of its Subsidiaries is subject or by which their assets are bound or (iii) Governmental Authorization, except, in the case of clauses (b), (c) or (d) above, as set forth in Schedule 4.7 or as would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.8. Material Contracts.

(a) Schedule 4.8(a) sets forth, as of the date hereof, a list of the following agreements to which the Company or any of its Subsidiaries is a party (the “Material Contracts”):

(i) any Contract for the lease of personal property to or from any Person, other than Contracts entered into in the ordinary course of business;

(ii) all Contracts (other than the leases listed on Schedule 4.16(a)(ii)) that the Company reasonably anticipates will, in accordance with their terms, require aggregate payments by the Company or any of its Subsidiaries of more than $500,000 within the twelve (12) month period following the Effective Time and that are not cancelable by the Company or its Subsidiaries without liability on ninety (90) or fewer days’ notice to the other Party thereto;

(iii) any Contract with any customer (including any rental agreement) which customer accounted for $2,000,000 or more of the consolidated revenues of the Company for the fiscal year ended January 31, 2011;

(iv) any Contract which establishes a partnership, limited liability company or joint venture or similar arrangement;

(v) any Contract under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness for borrowed money, or any capitalized lease obligation;

(vi) any Contract that limits or purports to limit in any material respect the ability of the Company or any of its Subsidiaries to (i) compete in any line of business or with any Person or in any geographic area or sales channel or (ii) to solicit or hire any employee;

(vii) any Contract with any Stockholder or its Subsidiaries other than employment agreements;

(viii) any Contract requiring a future capital expenditure by the Company or any of its Subsidiaries in excess of $2,000,000 in any twelve-month period;

(ix) any Contract that relates to an acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations that are still in effect;

(x) licenses under which the Company or any of its Subsidiaries is granted the right to use Intellectual Property that is material to the Business or by which the Company or any of its Subsidiaries grants any Person the right to use its material Intellectual Property (other than “off-the-shelf” or “shrink-wrap” Software licenses or other similar license agreements having an aggregate value of less than $500,000); and

(xi) any Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors, officers and employees.

(b) True and complete copies of all Material Contracts have been made available to Parent by the Company. Except as set forth in Schedule 4.8(b) or as, in each case, would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect, (i) each Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party to such Material Contract, and is enforceable in accordance with its terms against the Company or a Subsidiary of the Company and, to the Knowledge of the Company, against each other party to such Material Contract, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally and to general principles of equity, whether considered in a proceeding in equity or at law and (ii) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to such Material Contract is in breach of or default (in each case with or without notice or lapse of time or both) under such Material Contract which has not been waived and no party has given written notice to the Company of breach or default.

SECTION 4.9. Liabilities. Except as set forth on Schedule 4.9 or for the Company’s obligations expressly set forth herein or under the other Transaction Documents, neither the Company nor any of its Subsidiaries has any liability or obligation (whether matured, unmatured, fixed or contingent or otherwise) of the type required to be reflected on or reserved against in, or to be disclosed in the notes to, a consolidated balance sheet prepared in accordance with GAAP (collectively, “Liabilities”), except Liabilities (i) reflected in the Financial Statements, (ii) incurred since January 31, 2011 in the ordinary course of business consistent with past practice or (iii) that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.10. Employee and Labor Matters.

(a) Except as set forth on Schedule 4.10(a):

(i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement applicable to persons employed by it;

(ii) since January 31, 2010 there are and have been no strikes, slowdowns, work stoppages or lockouts, by or with respect to any of the employees of any Company in connection with the operation of the Business;

(iii) since January 31, 2010, neither the Company nor its Subsidiaries have agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of any of the Company or any of its Subsidiaries;

(iv) to the Knowledge of the Company, since January 1, 2010, there has not been any activity or proceeding of any labor organization (or representative thereof) or employee group to organize employees of any of the Company or any of its Subsidiaries; and

(v) the Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours and discrimination.

(b) Except as set forth on Schedule 4.10(b) or which would not, individually or in the aggregate, reasonably be expected to adversely affect the Company in any material respect, there is not presently pending any grievance proceeding, arbitration or judicial proceeding against or affecting the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries bound by any consent decree with any Governmental Entity, arising out of the employment of labor.

SECTION 4.11. Employee Benefit Arrangements. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(a) Schedule 4.11(a) contains a list of all Employee Plans, and true and complete copies of each of the Employee Plans listed in Schedule 4.11(a), as well as, to the extent applicable, the most recent summary plan descriptions, Forms 5500 (and all schedules thereto) and actuarial valuations with respect thereto, have been made available to Parent;

(b) neither the Company nor any of its Subsidiaries or ERISA Affiliates has nor is reasonably likely to incur any liability, contingent or otherwise, with respect to any employee benefit plan that is subject to Title IV of ERISA and no Employee Plan is subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA.

(c) (x) no Employee Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA and (y) each Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualified status, and to Knowledge of the Company, nothing has occurred, that could reasonably be expected to adversely affect such qualification in any material respect;

(d) the Employee Plans are in compliance with all applicable requirements prescribed by Applicable Laws which are applicable to such Employee Plan, including but not limited to ERISA and the Code; and

(e) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee or individual independent contractor of the Company or any of its Subsidiaries, (ii) increase any benefits under any Employee Plan, (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Employee Plan, or (iv) result in any payment or benefit that will or may be made by the Company or its Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code; and

(f) all Foreign Plans that are required to be funded are funded in accordance with applicable Law. Each Employee Plan that is maintained outside of the United States or primarily covering employees who are situated outside the United States, if intended or required to be registered or qualify for such tax treatment is so registered and no event has occurred that would reasonably be expected to adversely affect the qualification of such Employee Plan.

SECTION 4.12. Tax Matters.

(a) Except as set forth on Schedule 4.12:

(i) each of the Company and its Subsidiaries has filed with the appropriate Tax Authority all income and other material Tax Returns required to be filed through the date hereof and all such Tax Returns were true, correct and complete in all material respects, and all material Taxes for the periods covered by such Tax Returns have been paid, or adequate provision therefor has been made in the Financial Statements. No written claim has been made within the past three (3) years by an authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(ii) each of the Company and its Subsidiaries has timely collected or withheld all material Taxes that such respective Company or Subsidiary has been required to collect or withhold, as applicable, and has timely paid, or will timely pay, such amounts to the proper taxing or other Tax Authority when due;

(iii) no deficiencies for material Taxes of the Company or any of its Subsidiaries have been claimed or assessed in writing by any Tax Authority; there are no pending audits, suits, proceedings, actions or claims for or relating to any liability in respect of material Taxes of the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries has executed a waiver regarding the application of the statute of limitations with respect to any Taxes or Tax Returns which remain in effect;

(iv) neither the Company nor any of its Subsidiaries is a party to or bound by any binding income tax sharing, income tax indemnity or income tax allocation agreement with any other party. Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(v) neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2); and

(vi) neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable within the prior three (3) years.

(b) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 4.12 shall be the exclusive representations and warranties with respect to Taxes.

SECTION 4.13. Governmental Authorizations. Except as set forth in Schedule 4.13 or as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the Company’s business as conducted on the date hereof, the Company and its Subsidiaries possess or are the beneficiary of all Governmental Authorizations required to conduct the Business in all material respects as currently conducted and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify in any adverse respect or limit any of the Governmental Authorizations required to conduct the Business in all material respects as currently conducted.

SECTION 4.14. Insurance.

(a) Schedule 4.14 sets forth a list, as of the date hereof, of all material insurance policies of the Company and its Subsidiaries or which the Company or any of its Subsidiaries is a named insured, covering the Company and any of its Subsidiaries, any of their assets or any of their directors or officers (in their capacities as such). Copies of (i) all such policies and pending applications, if any, and (ii) a summary of the loss experience of the Company and its Subsidiaries under such policies have been made available to Parent.

(b) No written notice of cancellation or termination of any insurance policy listed in Schedule 4.14 has been received with respect to any such policy and each such policy is legally valid, binding, enforceable and in full force and effect.

SECTION 4.15. Compliance with Laws. Except (i) as set forth in Schedule 4.15 and (ii) for matters that are the subject of the representations and warranties set forth in Section 4.11 (Employee Benefit Arrangements), Section 4.12 (Taxes) and Section 4.17 (Environmental Matters), the Company and its Subsidiaries are in compliance in all material respects with all Applicable Law.

SECTION 4.16. Real Property.

(a) Except as set forth in Schedule 4.16(a)(i), the Company and its Subsidiaries do not have, and have not agreed to acquire, any Owned Real Property. Each of the Company and its Subsidiaries, as applicable, holds the leasehold interests in the Leased Facilities free and clear of all Liens, other than Permitted Encumbrances. All leases in effect as of the date hereof with respect to the Leased Facilities are set forth on Schedule 4.16(a)(ii) together with the location of such Leased Facility.

(b) Except as described in Schedule 4.16(b), as of the date hereof, with respect to each Leased Facility:

(i) the lease is legally valid, binding and enforceable against the Company or its Subsidiary party thereto, and in full force and effect, and no monetary or material non-monetary breach or default (in each case with or without notice or lapse of time or both) by the Company or its Subsidiary party thereto or, to the Knowledge of the Company, any of the other parties thereto, exists;

(ii) the execution and delivery of this Agreement by the Company and the consummation of the Merger on the Closing Date will not result in a material breach or default by any of the Company or its Subsidiaries under the lease applicable to such Leased Facility;

(iii) none of the leases for the Leased Facilities has been assigned, and none of the Leased Facilities is subleased by, the Company or its Subsidiaries to a third party; and

(iv) to the Knowledge of the Company, the covenants, easements and similar restrictions affecting all or any portion of the Leased Facilities do not materially adversely impair the use by the Company and its Subsidiaries of such property in the operation of their Businesses.

SECTION 4.17. Environmental Matters.

(a) Except as set forth on Schedule 4.17 or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) the Company and its Subsidiaries comply and, to the Knowledge of the Company, have complied with all applicable Environmental Laws; (ii) there have been no Releases of Hazardous Substances from and after January 31, 2008 (x) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, otherwise at, under, within, through or from any real property currently or, to the Knowledge of the Company, formerly, owned, leased or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective predecessors, or (y) to the Knowledge of the Company, at any other location that will result in any liability to the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) the Company and its Subsidiaries possess all Governmental Authorizations required under applicable Environmental Laws to operate as they currently operate, and there is no administrative or judicial proceeding pending or, to the Knowledge of the Company, threatened, to revoke or adversely modify or to prevent from being renewed any such Governmental Authorization; (iv) there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries; (v) no site or property to or at which the Company or any of its Subsidiaries, or any of their respective predecessors, transported or disposed of, or arranged for the transportation or disposal of, a Hazardous Substance is, to the Knowledge of the Company, the subject of any investigation or remediation under any Environmental Law or the subject of any Environmental Claim that would reasonably be expected to result in liability to the Company or any of its Subsidiaries; and (vi) to the Knowledge of the Company, no filings are required by any Environmental Law (including the New Jersey Industrial Site Recovery Act, N.J.S.A. § 13:1K-6 et seq.) to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution or delivery of this Agreement by the Company and the consummation of the Merger on the Closing Date.

(b) To the Knowledge of the Company, the Company has made available to Parent copies of all material reports of assessments, audits, studies, or investigations with respect to the compliance with or actual or potential liability of the Company or any of its Subsidiaries under Environmental Laws, to the extent such reports are in the possession of, or are reasonably within the control of, the Company or any of its Subsidiaries.

SECTION 4.18. Intellectual Property. Schedule 4.18 sets forth a complete and accurate list of all registered Intellectual Property and applications for registration owned by each of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries owns, or has rights to use, all Intellectual Property that is used or held for use by them in the conduct of their respective business as presently conducted, free and clear of all Liens other than Permitted Encumbrances; (ii) all Intellectual Property listed on Schedule 4.18 is subsisting and, to the Knowledge of the Company, valid and enforceable; (iii) to the Knowledge of the Company, the conduct of the Company’s business as presently conducted does not infringe upon or otherwise violate the Intellectual Property rights of any Person, and for the two years prior to the date hereof, no written or, to the Knowledge of the Company, oral claim which has not been resolved has been asserted against the Company or any of its Subsidiaries alleging the same; (iv) no Person is infringing upon any Intellectual Property owned by the Company or any of its Subsidiaries; and (v) the consummation of the transactions contemplated herein will not impair the Company and its Subsidiaries’ rights under the Intellectual Property used or held for use in their respective businesses.

SECTION 4.19. Absence of Certain Developments. Except as may be contemplated by this Agreement and as set forth in Schedule 4.19, (i) from January 31, 2011, the Company and its Subsidiaries have in all material respects conducted their respective businesses substantially in the ordinary course of such business and have not taken any of the actions set forth in Section 6.3(b) that, if taken after the execution and delivery of this Agreement, would require the consent of Parent pursuant to Section 6.3(b) and (ii) since January 31, 2011, there has not been any event, change, effect or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect.

SECTION 4.20. Brokers and Finders. Except for Goldman Sachs & Co. and Oppenheimer & Co. Inc., no agent, broker, investment banker, financial advisor, intermediary, finder, consultant or other firm acting on behalf of the Company or its Subsidiaries will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, directly or indirectly, in connection with any of the transactions contemplated by this Agreement.

SECTION 4.21. Related Party Transactions. Schedule 4.21 sets forth a list of each material agreement as of the date hereof between (i) the Company or any of its Subsidiaries, on one hand, and (ii) any Related Party, on the other hand, except for any Employee Plan.

SECTION 4.22. Suppliers and Customers. Schedule 4.22 lists (i) the ten largest suppliers of the Company and its Subsidiaries based on the dollar value of products purchased by the Company and its Subsidiaries for the fiscal year ended January 31, 2011 and (ii) the ten largest customers of the Company and its Subsidiaries based on the dollar value of products sold or rented by the Company and its Subsidiaries for the fiscal year ended January 31, 2011. From January 31, 2011 until the date of this Agreement, to the Knowledge of the Company, no customer or supplier listed on Schedule 4.22 has expressed in writing its intention to cancel or otherwise terminate or materially or adversely modify its relationship with the Company or any of its Subsidiaries.

SECTION 4.23. No Other Representations or Warranties.

(A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV OR, IN THE CASE OF THE STOCKHOLDERS, IN ANY LETTER OF TRANSMITTAL DELIVERED PURSUANT TO THIS AGREEMENT, PARENT AND MERGER SUB ARE ACQUIRING THE BUSINESS “AS-IS, WHERE-IS”, AND NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, SUBSIDIARIES, CONTROLLING PERSONS, AGENTS OR OTHER REPRESENTATIVES OR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, ON BEHALF OF THE COMPANY, ITS SUBSIDIARIES OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, SUBSIDIARIES, CONTROLLING PERSONS, AGENTS OR OTHER REPRESENTATIVES OR ANY OTHER PERSON.

(B) NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PARENT OR MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT OR MERGER SUB, OR PARENT’S OR MERGER SUB’S USE OF ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR MERGER SUB IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS PROVIDED OR

ADDRESSED TO PARENT OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS AND WARRANTIES OF THE COMPANY OR ANY OF THEIR AFFILIATES. PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE TO THE COMPANY’S EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OTHER PERSON ON BEHALF OF THE COMPANY, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR MERGER SUB, INCLUDING ANY OPINION, INFORMATION, PROJECTION, FORECAST OR OTHER INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT OR MERGER SUB BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY SUBSIDIARY. IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, PARENT AND MERGER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT THE COMPANY MAKES NO, AND HAS NOT MADE ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED TO PARENT OR MERGER SUB WITH RESPECT TO THE PERFORMANCE OF THE COMPANY OR ANY SUBSIDIARY EITHER BEFORE OR AFTER THE CLOSING DATE. PARENT AND MERGER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT THE COMPANY MAKES NO, AND HAS NOT MADE ANY, REPRESENTATIONS OR WARRANTIES TO PARENT OR MERGER SUB REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR ANY SUBSIDIARY.

(C) EACH OF PARENT, MERGER SUB AND THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, SUBSIDIARIES, CONTROLLING PERSONS, AGENTS AND OTHER REPRESENTATIVES HEREBY ACKNOWLEDGE THAT NO OTHER STATUTORY, EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, CONCERNING THE INTERESTS, THE BUSINESS, ASSETS OR LIABILITIES OF THE COMPANY AND ITS SUBSIDIARIES, THE EXECUTION, DELIVERY OR PERFORMANCE OF, OR TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT OR ANY OTHER MATTER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, IS MADE.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 5.1. Organization; Qualification. Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing or a similar local concept) under the laws of its jurisdiction of organization, (b) has all requisite corporate and similar power and authority to own, operate and lease its properties and to carry on its business as now conducted and (c) is qualified to transact business in each jurisdiction in which the ownership of its property or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such requisite corporate or similar power and authority or to be so qualified would not, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.2. Authority; Enforceability. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Parent and Merger Sub. This Agreement and the other Transaction Documents, when executed by the other parties hereto and thereto, and, assuming the due authorization, execution and delivery of this Agreement by the Company, will constitute a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally and to general principles of equity, whether considered in a proceeding in equity or at law.

SECTION 5.3. Litigation. There are no actions or proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates, at law or in equity, by or before any Governmental Entity, which, if determined adversely to Parent, Merger Sub or their respective Affiliates, would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. There are no Orders of, or by, any Governmental Entity or any settlement agreements to which Parent or any of its Affiliates is a party which would, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.4. No Violations. The execution and delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub does not, and the consummation of the Merger on the Closing Date will not:

(a) violate or contravene any provision of the Organizational Documents of Parent or Merger Sub;

(b) violate, conflict with, or constitute or result in a default, acceleration, termination or modification of the terms of, or entitle any party to declare such a default, or to accelerate or terminate, or create or accelerate any obligation or loss of any benefit under (in each case with or without notice or lapse of time or both), any Contract to which Parent or Merger Sub is a party;

(c) result in the creation or imposition of any Liens with respect to any of the assets or properties of Parent or Merger Sub; or

(d) violate, contravene or conflict with any (i) Applicable Law (assuming the receipt and effectiveness of, and the compliance with, all Consents and Approvals), (ii) applicable Order to which Parent or Merger Sub is subject or (iii) Governmental Authorization to which Parent or its Affiliates is subject or by which their assets are bound, except, in the case of clauses (b), (c) or (d) above, as would not, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.5. Parent Consents and Approvals. Except for under Competition Laws and assuming the Company obtains all consents set forth on Schedule 4.6, no consents, approvals, authorizations, registrations or other filings are required to be made by Parent or Merger Sub with, nor are any consents, approvals, authorizations, registrations or other filings required to be obtained by Parent or Merge Sub, from, any Governmental Entity in connection with the execution or delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub and the consummation of the Merger on the Closing Date, except for such consents, approvals, authorizations, registrations or other filings where the failure to make or obtain the same would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.6. Brokers and Finders. Except for Morgan Stanley & Co. Incorporated, whose fees and expenses shall be paid by Parent or Merger Sub, no agent, broker, investment banker, financial advisor, intermediary, finder, consultant or other firm acting on behalf of Parent, Merger Sub or any of their respective Affiliates will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, directly or indirectly, in connection with any of the transactions contemplated by this Agreement.

SECTION 5.7. Operations of Merger Sub. Merger Sub was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligation other than those incident to its formation and in connection with the transactions contemplated by this Agreement (including in connection with retaining Morgan Stanley & Co. Incorporated as its financial advisor).

SECTION 5.8. Financing. Parent has delivered to the Company true, complete and correct copies of the Commitment Letter dated April 11, 2011, among Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and B-Corp Holdings, Inc. (the “Debt Financing Commitment”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes set forth therein, including financing the transactions contemplated by this Agreement, including the payment of the Payoff Amount and related fees and expenses, including the Parent Transaction Expenses (the “Debt Financing”). Parent has delivered to the Company true, complete and correct copies of the Equity Commitment Letter, dated as of the date hereof, by and among the Funding Parties and Parent (the “Equity Financing Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the investor party thereto has committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments have been amended or modified as of the date hereof, no such amendment or modification is contemplated as of the date hereof, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for a fee letter relating to fees with respect to the Debt Financing (a copy of which has been provided to the Company, with only fee amounts redacted), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are required to be paid prior to the date hereof, and the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and to Parent’s Knowledge, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments. Assuming the satisfaction of the conditions set forth in Section 3.1 and Section 3.2 and performance by the Company of its obligations under this Agreement, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied. Assuming the satisfaction of the conditions set forth in Section 3.1 and Section 3.2 and performance by the Company of its obligations under this Agreement, Parent and Merger Sub will have at the Closing, and after the Closing, to the extent there is Additional Merger Consideration due pursuant to Section 2.8(g), funds sufficient to (i) pay the Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, including the Parent Transaction Expenses, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

SECTION 5.9. Funding Agreement. Concurrently with the execution of this Agreement, the Funding Parties have delivered to the Company the duly executed Funding Agreement. The Funding Agreement is in full force and effect and is valid, binding and enforceable obligation of the Funding Parties. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Funding Parties under the Funding Agreement.

SECTION 5.10. Solvency. Assuming the accuracy of the representations and warranties in Article IV, after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Merger Consideration, the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated in this Agreement or the Financing Commitments and the payment of all related fees and expenses, Parent and its consolidated Subsidiaries (including the Company and its Subsidiaries) will be Solvent both as of the Closing Date and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, shall mean that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the sum of the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, and the capital of such Person as computed in accordance with Applicable Law as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. Parent is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

SECTION 5.11. Management Agreements. Except as set forth on Schedule 5.11, other than this Agreement and the Contribution Agreement, as of the date hereof there are no Contracts between the Funding Parties, Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand (the “Management Agreements”). As of the Closing Date, the Funding Parties, Parent, Merger Sub and their respective Affiliates shall have provided to the Company a copy of each Management Agreement entered into after the date hereof.

SECTION 5.12. No Other Representations or Warranties.

(A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, NEITHER PARENT NOR MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, SUBSIDIARIES, CONTROLLING PERSONS, AGENTS OR OTHER REPRESENTATIVES OR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY,WHETHER WRITTEN OR ORAL, ON BEHALF OF PARENT OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, SUBSIDIARIES, CONTROLLING PERSONS, AGENTS OR OTHER REPRESENTATIVES OR ANY OTHER PERSON.

(b) THE COMPANY AND ITS SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, SUBSIDIARIES, CONTROLLING PERSONS, AGENTS AND REPRESENTATIVES HEREBY ACKNOWLEDGE THAT NO OTHER STATUTORY, EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, CONCERNING THE EXECUTION, DELIVERY OR PERFORMANCE OF, OR TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT OR ANY OTHER MATTER, IS MADE.

ARTICLE VI

COVENANTS

SECTION 6.1. Access and Information; Confidentiality. (a) Subject to Applicable Law, Competition Law or any applicable Orders, the Company shall, and shall cause its Subsidiaries to, during the period from and after the date hereof until the Effective Time or the earlier termination of this Agreement, upon reasonable advance notice: (i) afford Parent and its authorized officers, directors, employees, accountants, counsel, investment bankers, consultants and other advisors and agents (collectively, “Representatives”) reasonable access, at reasonable times during normal business hours, in the presence of at least one (1) Representative of the Company, to the premises, properties, Contracts, books and records, and other documents and financial, operating and other data of the Company and its Subsidiaries as Parent may reasonably request; (ii) furnish to Parent and Merger Sub such financial and operating data and other information that is available relating to the Business (but only to the extent directly and solely related to the Business) as Parent may reasonably request; and (iii) instruct the appropriate employees of the Company and its Subsidiaries to cooperate reasonably with Parent and its Representatives in connection with the foregoing; provided that, in each case, such access, furnishing of information and cooperation shall not (w) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (x) require the Company or any of its Subsidiaries to permit any inspection or to disclose any information that in the reasonable judgment of the Company or any of its Subsidiaries, as applicable, would result in the disclosure of any trade secrets or violate any of their respective obligations or policies with respect to confidentiality, (y) require the Company or any of its Subsidiaries to disclose any privileged information of the Company or any of its Subsidiaries or (z) require the Company or any of its Subsidiaries to disclose any financial or proprietary information of or regarding the Affiliates of the Company (excluding the Subsidiaries of the Company) or otherwise disclose information regarding the Affiliates of the Company (excluding Subsidiaries of the Company) which the Company deems to be commercially sensitive.

(b) Prior to the Closing, Parent, Merger Sub and their respective Representatives shall not contact or communicate with (i) the employees of the Company or any of its Subsidiaries or (ii) the customers and suppliers of the Company or any of its Subsidiaries, in each case except with the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed to the extent customary for transactions of this kind). Goldman Sachs & Co. and Oppenheimer & Co. Inc. shall be copied on all material requests for information made pursuant to this Section 6.1. All such information provided or obtained pursuant to subsection (a) above shall be governed by and subject to the terms of the Confidentiality Agreement, dated January 3, 2011 between the Company and Parent (the “Confidentiality Agreement”).

(c) Parent and Merger Sub (and, after the Effective Time, the Surviving Corporation) agree to indemnify and hold the Company and its Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of Parent or Merger Sub, and any loss, damage to or destruction of any property owned by the Company and its Subsidiaries or others (including claims or liabilities for loss of use of any property) to the extent resulting directly or indirectly from the action of any of the Representatives of Parent or Merger Sub during any visit to the business or property sites of the Company and its Subsidiaries prior to the Effective Time, whether pursuant to this Section 6.1 or otherwise, except in the case of the Company’s or its Subsidiaries’ gross negligence or willful misconduct. During any visit to the business or property sites of the Company and its Subsidiaries, each of Parent and Merger Sub shall, and shall cause its respective Representatives accessing such properties to, comply with all Applicable Laws and applicable Orders and all of the safety and security procedures of the Company and its Subsidiaries, and to conduct itself in a manner that could not reasonably be expected to interfere with the operation, maintenance or repair of the assets of the Company and its Subsidiaries. None of Parent, Merger Sub nor any of their Representatives shall conduct any environmental testing or sampling on any of the business or property sites (including the Leased Facilities) of the Company or its Subsidiaries prior to the Effective Time.

SECTION 6.2. Consents and Approvals.

(a) Subject to Section 6.2(b) and Section 6.2(c) and the terms and conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall cooperate with the other and use, and shall cause each of its respective Subsidiaries to use, their respective best efforts to (i) prepare and file as promptly as practicable, and in any event within the time prescribed by any Applicable Law or Competition Law, all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, or renewed with, any Governmental Entity (including the Consents and Approvals), in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement, (ii) furnish as promptly as practicable all information to any Governmental Entity as may be required by such Governmental Entity in connection with the foregoing and (iii) obtain all consents, registrations, approvals, permits and authorizations necessary, proper or advisable to be obtained from, or renewed with, any other Person (including the Consents and Approvals), in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement; provided that under no circumstances shall the Company or any of its Subsidiaries be required to make any payment to any Person to secure such Person’s consent; provided, further, that, for the avoidance of doubt, the failure to obtain any of the consents, registrations, approvals, permits or authorizations referenced above (other than any approvals required pursuant to Section 3.1(a) and Section 3.1(d)) shall not be a condition to the obligation of either Party to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing and without limiting the generality thereof, the Parties shall (a) prepare and file a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice within fifteen (15) Business Days from the date hereof and (b) seek early termination of any waiting periods under the HSR Act. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions for any Governmental Entity. Except as required by law or regulation and subject to Section 6.2(c), each Party or its attorneys shall provide the other Party or its attorneys the opportunity to review and make copies of all correspondence, filings, communications or memoranda setting forth the substance thereof between such Party or its Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated in this Agreement (omitting any information that constitutes a competitively sensitive business secret of either Party). Parent will pay all filing fees in connection with any filings in connection with approvals of Governmental Entities to the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary set forth herein and subject to the terms and conditions set forth in this Agreement, without in any way limiting the generality of the undertakings under this Section 6.2, each of the Company (provided that, notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries shall only be obligated to take actions pursuant to clauses (ii), (iii) and (iv) of this Section 6.2(c) to the extent that such actions are conditional or contingent on the Closing occurring in accordance with the terms of this Agreement), Parent and Merger Sub shall:

(i) promptly provide to each and every Governmental Entity with jurisdiction over enforcement of any applicable Competition Laws such information and documents as may be requested by such Governmental Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) promptly take any and all actions necessary to avoid or eliminate each and every impediment under any Competition Law so as to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably possible (and in any event no later than the Termination Date), including offering or consenting to any sale, lease, license, disposal or holding separate of, or restriction or limitation on, any assets, operations, rights, product lines, licenses, categories of assets or business or other interests therein, of Parent, Merger Sub, the Company and their respective Subsidiaries, and entering into agreements with, and submitting to orders of, the relevant Governmental Entity giving effect thereto, or any other act, omission or restriction , if such act, omission or restriction should be necessary, proper or advisable to eliminate any impediment under any Competition Law;

(iii) promptly take any and all actions necessary to avoid or overcome the entry of any action, including any legislative, administrative or judicial action, injunction or other order, decree, decision, determination or judgment (in each case, whether temporary, preliminary or permanent), that would delay, restrain, restrict, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement on or prior to the Termination Date, including (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (B) offering or consenting to any sale, lease, license, disposal or holding separate of, or restriction or limitation on, any assets, operations, rights, product lines, licenses, categories of assets or business or other interests therein, of Parent, Merger Sub, the Company and their respective Subsidiaries, and entering into agreements with, and submitting to orders of, the relevant Governmental Entity giving effect thereto, or any other act, omission or restriction, if such act, omission or restriction should be necessary, proper or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment by any Governmental Entity that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement on or prior to the Termination Date; and

(iv) promptly take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms hereof unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by Section 6.2(c)(ii) above) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof as soon as reasonably possible and, in any event, prior to the Termination Date.

(d) In the event that any Governmental Entity requires any of the acts, omissions or restrictions set forth in Section 6.2(c) with regards to any or all of Parent’s and Merger Sub’s assets or operations or any or all of the assets or operations of the Business, no adjustment shall be made to the aggregate Merger Consideration.

(e) Subject to Applicable Law, Competition Law, applicable Orders and all privileges, including attorney-client privileges, each Party shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including: (i) prior to submitting any document or information (whether formally or informally, in draft form or final form) to any Governmental Entity with respect to the Competition Law of such Governmental Entity applicable to this Agreement, sending reasonably in advance to the other Party a copy of such document or information (omitting any information that constitutes a competitively sensitive business secret of the other Party except as such information is included in a substantive filing with a Governmental Entity pursuant to the terms hereof); (ii) not, without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), submitting any document or information (whether formally or informally, in draft form or final form) to any Governmental Entity with respect to the Competition Law of such Governmental Entity applicable to this Agreement; (iii) promptly sending to the other Party a copy of all documents, information, correspondence or other communications relating to this Agreement sent to, or received by the Party (or its Representatives) from, any third-party or Governmental Entity relating to the Competition Law of such Governmental Entity or the transactions contemplated by this Agreement; (iv) promptly informing the other Party of any communications, conversations or telephonic calls received from any Governmental Entity with respect to the Competition Law of such Governmental Entity applicable to this Agreement, and not initiating any of the foregoing without the prior consent of the other Party; (v) sending reasonably in advance to the other Party any undertaking or agreement (whether oral or written) that it or any of its Subsidiaries proposes to make or enter into with any Governmental Entity with respect to the transactions contemplated by this Agreement; and (vi) allowing the other Party and its Representatives to attend and participate at any meeting with, or hearing organized by, any Governmental Entity relating to the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and to the extent reasonably practicable.

(f) From the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall promptly notify the other of any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article III becoming incapable of being satisfied.

SECTION 6.3. Conduct of Business.

(a) Except (i) as set forth on Schedule 6.3, (ii) as otherwise contemplated by this Agreement, (iii) as required by any Applicable Law or applicable Order, (iv) in connection with necessary or prudent repairs due to breakdown or casualty, or other actions taken in response to a business emergency or (v) as consented to or approved by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), after the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, conduct the Business in the ordinary course consistent with past practice in all material respects and, to the extent consistent therewith, use their respective commercially reasonable efforts to preserve intact their business operations, organization and goodwill. Such ordinary course conduct shall include the completion and filing, consistent with past practice, of all Tax Returns required to be filed by the Company or any of its Subsidiaries and the payment by the Company or its Subsidiaries of all amounts shown due on such Tax Returns.

(b) Without limiting the generality of the foregoing Section 6.3(a), except (i) as set forth on Schedule 6.3, (ii) as otherwise contemplated by this Agreement, (iii) as required by any Applicable Law, Competition Law or applicable Order, (iv) in connection with necessary or prudent repairs due to breakdown or casualty, or other actions taken in response to a business emergency or (v) as consented to or approved by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), after the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall cause its Subsidiaries to not:

(i) terminate, establish, adopt, enter into, make any new grants or awards of benefits under, amend or otherwise materially modify any Employee Plan of the Business or increase the salary, wage, bonus or other compensation of any directors, officers or employees of the Company or any of its Subsidiaries, except for (A) annual merit-based increases, increases in the ordinary course of business or the payment of unearned but unpaid bonuses in the ordinary course of business consistent with past practice (including, but not limited to, in connection with normal periodic performance reviews and related plans and newly hired, appointed or promoted officers and employees), (B) grants or awards (other than equity awards) to officers and employees of the Company or any of its Subsidiaries under existing Employee Plans of the Business in such amounts and on such terms as are consistent with past practice, (C) the renewal or execution of third-party Contracts in connection with the provision of benefits under any Employee Plan or (D) for actions necessary to satisfy existing contractual obligations under Employee Plans of the Business or as required by Applicable Law;

(ii) authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, or effect, any merger, consolidation, restructuring, recapitalization, reorganization or business combination (other than the transactions contemplated by this Agreement) or adopt a plan of complete or partial liquidation or dissolution;

(iii) sell, transfer, lease, sublease, license or otherwise dispose of any property or assets of the Business having a net book value in excess of $100,000 individually or $500,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(iv) mortgage, pledge or subject to any encumbrance any of their assets, properties or rights, other than conditional sales or similar security interests granted in connection with the lease or purchase of equipment in the ordinary course of business or under the terms of Indebtedness that will be repaid (and the related liens released) at Closing;

(v) amend or otherwise modify (in any material respect), execute, terminate, cancel, fail to renew, release or relinquish any Material Contract, except for any of the foregoing in the ordinary course of business consistent with past practice;

(vi) propose or adopt any amendments to the respective Organizational Documents of the Company or any of its Subsidiaries other than amendments which are ministerial in nature;

(vii) except for (x) dividends paid in Cash no later than three (3) Business Days prior to the Effective Time, (y) dividends paid to a wholly-owned Subsidiary of the Company or (z) or repurchases of the securities of the Company pursuant to agreements between the Company and its security holders as in effect on the date of this Agreement, declare, pay or set aside any non-cash dividend or make any non-cash distribution with respect to, or effect any stock split, combination, redemption, repurchase, reclassification or similar action or issue or sell any shares of their capital stock or securities (other than issuances in connection with the exercise of stock options and the vesting of share rights awards of the Company outstanding on the date hereof and described on Schedule 4.2(c) hereto), or any securities convertible into or exercisable or exchangeable for any such capital stock or securities or make any other change in their capital structure as it existed on the date of this Agreement;

(viii) incur any Indebtedness (other than (i) letters of credit in the ordinary course of business or under the terms of the Senior Facility as in effect on the date of this Agreement, (ii) purchase money security interest financings of assets and (iii) Indebtedness that will be repaid at the Closing);

(ix) change any method of Tax accounting, make or change any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund, offset or otherwise reduce Tax liability or take into account on any Tax Return required to be filed prior to the Closing Date any adjustment or benefit arising from the transactions contemplated hereby;

(x) change any of the accounting principles, methods or practices used in the preparation of the Financial Statements, except as required by a change in any Applicable Law, applicable Order or GAAP or adopt or change any accounting method with respect to Taxes;

(xi) settle any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding which settlement would (A) include equitable remedies or similar relief or (B) impose cash payment or other obligations on the Company or any of its Subsidiaries after the Closing Date in an amount in excess of (x) the reserves established therefor or (y) the amount to be paid by an indemnitor or any Person providing reimbursement, or waive, release or assign any claims, in each case other than in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate; or

(xii) agree, in writing or otherwise, to take any of the actions set forth in subsections (i) – (xi) of this Section 6.3(b).

(c) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, any right to control or direct the operations of the Business prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the other terms and conditions of this Agreement (including in compliance with this Section 6.3), complete control and supervision over their respective businesses.

SECTION 6.4. Indemnification of Directors and Officers.

(a) Indemnification. From and after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to the fullest extent permitted under Applicable Law to, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director or officer of the Company and its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Person” and collectively, the “Indemnified Persons”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by such Indemnified Person in his or her capacity as a director or officer occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such person’s service as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries). In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Person in the defense of any such Action.

(b) Survival of Indemnification. To the fullest extent permitted by Applicable Law, from and after the Closing, all rights to indemnification now existing in favor of the Indemnified Persons with respect to their activities as such prior to, on or after the Closing Date, as provided in each of the respective Organizational Documents or indemnification agreements of the Company or its Subsidiaries in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(c) Insurance. Prior to the Effective Time the Company shall, and, if the Company is unable to, Parent shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay for, at Parent’s expense and at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Effective Time from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall not pay, or the Surviving Corporation, as the case may be, shall not be required to pay, for such “tail” insurance policies a one-time premium in excess of 300% of the Company’s current annual premium for D&O Insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at Parent’s expense and at no expense to the beneficiaries, D&O Insurance for a period of at least six years from and after the Effective Time for the persons who are covered by the Company’s existing D&O

Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better claims-paying ability ratings as the Company’s current D&O Insurance carriers; provided, however, that the Surviving Corporation shall not be required to pay for such D&O Insurance an annual premium in excess of 300% of the Company’s current annual premium for D&O Insurance (the “Premium Cap”), but, to the extent such annual premium would exceed the Premium Cap, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from the Effective time for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap.

(d) Successors. In the event that, after the Closing Date, the Surviving Corporation or any of its Subsidiaries or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, any of its Subsidiaries or Parent, as the case may be, shall assume the obligations set forth in this Section 6.4.

(e) Benefit. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or administrators and his or her other Representatives.

SECTION 6.5. Labor Matters and Employee Benefits.

(a) For a period of twelve (12) months following the Closing Date, Parent shall provide or cause the Company and its Subsidiaries to provide to each employee of the Company or its Subsidiaries who is employed by the Company or its Subsidiaries as of the Closing Date (the “Company Employees”), for so long as any such Company Employee remains employed by the Company or its Subsidiaries during such twelve (12) month period: (i) annual rate of salary or wages and annual incentive opportunities that are, in each case, substantially comparable to those provided to such employee by the Company and its Subsidiaries immediately prior to the Closing Date and (ii) employee benefits that are substantially comparable, in the aggregate, to those provided to such employee by the Company and its Subsidiaries immediately prior to the Closing Date. From and after the Effective Time, Parent shall provide or cause the Company and its Subsidiaries to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s and its Subsidiaries’ employment, severance, retention, termination and similar agreements, plans and policies, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification adverse to any Company Employee, other than in accordance with their terms or as required to comply with Applicable Law. With respect to any employee benefit plan, arrangement or employment-related entitlement maintained by Parent or any of Parent’s Subsidiaries (including, but not limited to, any pension, medical, dental, life insurance vacation, paid time off and severance plans) in which Company Employees participate after the Effective Time, for all purposes, including determining eligibility to participate, level of benefits, benefit accruals and vesting, each Company Employee’s service with the Company or its Subsidiaries (as well as service with any predecessor employer of the Company or its Subsidiaries to the extent service with such predecessor employer is recognized by the Company or its Subsidiaries) shall be treated as service with Parent or any of Parent’s Subsidiaries; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. Parent shall permit the Company Employees to carry over and take vacation days with pay in accordance with the applicable policies of the Company as in effect on the Closing Date.

(b) Parent shall waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements, waiting periods and any other restriction that would prevent immediate or full participation under any welfare benefit plan maintained by Parent or any of its Affiliates (other than the Company and its Subsidiaries) in which the Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company Employee (and his or her eligible dependents) prior to the Closing Date in the same plan year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which Company Employees participate from and after the Effective Time, as if there had been a single continuous employer.

SECTION 6.6. Public Announcements.

Any press or similar public announcement or communication in respect of this Agreement or the transactions contemplated hereby shall be provided to the other Party in advance of release for such other Party’s review and comment and the releasing Party will in good faith consider all reasonable comments and, except as the Company or Parent may determine in good faith is required to be issued or made to comply with the requirements of any Applicable Law, or any applicable Order, no press release or similar public announcement or communication shall (whether prior or subsequent to the Closing) be made or caused to be made in respect of this Agreement or the transactions contemplated hereby, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), in which case the Company or Parent, as applicable, shall use their commercially reasonable efforts to allow the other reasonable time to comment on such press release or other public announcement or communication in advance of such issuance or making; provided that the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may make internal announcements regarding this Agreement and the transactions contemplated hereby to their respective directors, officers and employees without the consent of Parent or the Company, as applicable.

SECTION 6.7. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and subject to the conditions described in the Debt Financing Commitment, including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions and covenants applicable to Parent and Merger Sub in the Debt Financing Commitment (including by consummating the financing pursuant to the terms of the Equity Financing Commitment) and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including, if necessary, the flex provisions) contemplated by the Debt Financing Commitment, (iv) consummate the Financing at or prior to Closing and (v) enforce its rights under the Debt Financing Commitment (including by taking enforcement action (including through litigation) to cause lenders and other persons providing the financing to fund such financing). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice: (A) of any breach or default by any party to any Financing Commitment or definitive document related to the Financing; and (B) of the receipt of any written notice or other written communication from any person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing of any provisions of the Financing Commitment or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Commitment. In furtherance of the provisions of this Section 6.7(a), Debt Financing Commitment may be amended, restated, supplemented or otherwise modified to add or replace one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, to increase the amount of indebtedness or otherwise to replace one or more facilities with one or more new facilities in a manner not less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent); provided that such modified Debt Financing Commitment shall not (i) amend the conditions to the Debt Financing so as to add any conditions to the initial funding or otherwise adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby; (ii) reduce the aggregate amount of available Debt Financing (unless, in the case of this clause (ii), replaced with an amount of new equity financing on terms no less favorable in any material respect to the Company and the Representative than the terms set forth in the Equity Financing Commitment or additional debt financing pursuant to the Debt Financing Commitment as may be modified in accordance with the terms hereof); or (iii) prevent, delay or impair the availability of financing under the Debt Financing Commitment or the timely consummation of the transactions contemplated by this Agreement. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event; provided, that Parent shall not be required to seek or accept any such alternate financing if the terms or conditions thereof are not substantially comparable to those terms and conditions in the Debt Financing to be replaced, and with respect to economic terms and conditions (including, with respect to pricing, maturity or amortization), are not as favorable in the aggregate to Parent as the terms and conditions for the Debt Financing that will be replaced. Notwithstanding anything contained in this Section 6.7 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required (x) to amend or waive any of the terms or conditions hereof or (y) to consummate the Closing prior to the Business Day immediately following the final day of the Marketing Period.

(b) Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and concurrently provide copies of all substantially final drafts of and executed documents provided to the lenders or otherwise related to the Debt Financing to the Company.

(c) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives, to provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent in connection with the Financing (including any offering of debt securities pursuant to Rule 144A under the Securities Act), including (i) furnishing Parent and Merger Sub and their financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and that is customary to be included in (x) marketing materials for senior secured indebtedness (or any documentation or deliverables in connection therewith) or (y) an offering document relating to an offering of secured or unsecured high-yield debt securities under Rule 144A of the Securities Act, including financial statements, and management discussion and analysis of the Company and its Subsidiaries required by Regulation S-X and Regulation S-K under the Securities Act for an offering of securities registered on Form S-1 under the Securities Act (other than Rule 3-10 and Rule 3-16 of Regulation S-X) that would be considered current for purposes of such a registration statement throughout the Marketing Period (all such information in this clause (i), the “Required Bank Information”) and promptly providing Parent with any supplements to the Required Bank Information reasonably requested by Parent during the Marketing Period, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, and assisting with the preparation of materials for rating agency presentations, roadshow presentations, offering memoranda, bank information memoranda and similar documents required in connection with the Debt Financing and otherwise assist in the marketing efforts related to the Debt Financing, (iii) using commercially reasonable efforts to obtain customary comfort letters of accountants, legal opinions, surveys and title insurance as reasonably requested by Parent and customary for financings similar to the Financing (including any offering of debt securities pursuant to Rule 144A under the Securities Act); (iv) executing and delivering and causing its Subsidiaries to execute and deliver, effective as of the Effective Time and on the Closing Date, one or more credit or other agreements on terms reasonably satisfactory to Parent in connection with the Debt Financing as well as any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the

Company with respect to solvency matters of the Company and its Subsidiaries on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral and taking all necessary corporate or other entity actions to facilitate all of the foregoing (it being understood that the Company shall not be required to execute any Contracts prior to the Closing Date), (v) prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent’s financing sources at least five (5) days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act and (vi) arranging for the repayment on the Closing Date of all of the Company’s existing secured bank and unsecured notes facilities from the proceeds of the Financing contemplated hereby and using commercially reasonable efforts to obtain customary pay-off letters, lien terminations, title transfers, and instruments of discharge or transfer relating to any collateral to be delivered at the Closing Date; provided that neither the Company nor any of its Subsidiaries shall be required to commit to or enter into any agreement that is not contingent upon the Closing or that would be effective prior to the Effective Time. None of the Company or any of its Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time, except to the extent such action, cost, expense, payment or fee is subject to reimbursement or indemnification pursuant to the next two sentences. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.7(c)) and any information utilized in connection therewith (other than historical financial information relating to the Company or its Subsidiaries or other information furnished by or on behalf of the Company, its Subsidiaries or its Representatives), in each case except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arise from the Company’s, its Subsidiaries’ or its Representatives’ gross negligence, fraud or willful misconduct, as determined by a court of competent jurisdiction. Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by Company or its Subsidiaries in connection with such cooperation. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

SECTION 6.8. Parent Solvency Opinion. Immediately prior to the Closing, Parent shall furnish or cause to be furnished to the Company copies of any solvency opinions obtained by Parent (only if so obtained and without any requirement under this Section 6.8 that Parent obtain any such solvency opinions) from third parties in connection with the financing of the transactions contemplated by this Agreement. Parent shall use commercially reasonable efforts to cause the firms issuing any such solvency opinions to allow the Company and its Subsidiaries (including their respective Boards of Directors) to rely thereon; provided that Parent shall have no obligation to do so to the extent the expense associated with obtaining such reliance would exceed $125,000.

SECTION 6.9. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Parent shall pay all Parent Transaction Expenses and the Company shall, except as set forth in Section 2.2(b)(iii), pay all Company Transaction Expenses; provided that if the Closing occurs, the Parent Transaction Expenses will be paid out of the proceeds of the Debt Financing and/or the Equity Financing.

SECTION 6.10. Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

SECTION 6.11. FIRPTA. Within 30 days prior to or on the Closing Date, the Company shall deliver to Parent a certificate, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

SECTION 6.12. Retention of Books and Records. Parent shall cause the Company and its Subsidiaries to retain all Books and Records in existence at the Effective Time that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Effective Time for inspection and copying by the Stockholder Representative or its Representatives at the Stockholder Representative’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.

SECTION 6.13. Competing Transactions. Parent agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire, or be acquired or agree to be acquired by, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in or by any other manner, any assets, business or any Person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase could reasonably be expected to (a) impose any delay on the expiration or termination of any applicable waiting period or impose any delay on the obtaining of, or increase the risk of not obtaining, any license, permit, franchise, certificate, approval, consent, registration, variance, exemption or other authorization issued by or obtained from a Governmental Entity necessary to consummate the transactions contemplated by this Agreement, including any Consents and Approvals, (b) increase the risk of any Governmental Entity entering a Prohibitive Order, (c) increase the risk of not being able to remove any such Prohibitive Order on appeal or otherwise or (d) delay or impede the consummation of the transactions contemplated by this Agreement.

SECTION 6.14. No Shop. Between the date hereof and the Closing Date, none of the Company or its Subsidiaries shall solicit, initiate or encourage (including by way of providing information regarding the Company, its Subsidiaries or their Businesses to any Person or providing access to any Person) the submission of any inquiry, proposal or offer from any Person relating to the acquisition of all or substantially all of the equity securities or assets of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange), and the Company shall use its commercially reasonable efforts to cause the Company’s and its Subsidiaries’ directors, officers, employees, agents, representatives and Affiliates to refrain from any of the foregoing.

SECTION 6.15. Further Assurances. Parent, Merger Sub and the Company agree that, from time to time before and after the Effective Time, they will (i) use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to cause the conditions to the other Party’s obligation to close the transactions contemplated herein as set forth in Article III to be satisfied as promptly as practicable and to consummate the transactions contemplated by this Agreement and (ii) execute and deliver, or use their reasonable best efforts to cause their respective Subsidiaries to execute and deliver, such further instruments, and take, or cause their respective Subsidiaries to take, such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement. Parent, Merger Sub, the Company and their respective Subsidiaries agree to use their best efforts to refrain from taking any action which could reasonably be expected to materially delay the consummation of the transaction contemplated by this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding adoption thereof by the stockholders of the Company:

(a) by the mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, by written notice to the other Party, if the Closing shall not have occurred on or prior to August 11, 2011 (the “Initial Termination Date”); provided that if prior to the Initial Termination Date, any of the conditions to the Closing set forth in Section 3.1 have not been satisfied (or waived) but all other conditions to the Closing (other than those conditions which by their terms cannot be satisfied until the Closing) have been satisfied (or waived) or are capable of being satisfied by the Initial Termination Date, Parent will seek (without payment of any additional fees) a three-month extension of the Debt Financing Commitment on terms not less favorable, in the aggregate, than those set forth in the Debt Financing Commitment; if such extension is obtained, either Parent or the Company may, by delivery of a written notice to the other party, extend the Initial Termination Date until the date that such Debt Financing Commitment has been extended to (the Initial Termination Date, as it may be extended pursuant to this Section 7.1(b), is referred to herein as the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any covenant or agreement under this Agreement shall have been a material cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either the Company or Parent, if any Prohibitive Order permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such Prohibitive Order;

(d) by Parent, by written notice to the Company and the Stockholder Representative, if the Company has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of the Company contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 3.1 or Section 3.2 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate, and (ii) such breach or failure to perform or inaccuracy cannot be cured by the Company or, if capable of being cured, shall not have been cured by the earlier of the Termination Date and the date that is thirty (30) days after receipt by the Company and the Stockholder Representative of notice in writing from Parent, specifying the nature of such breach and requesting that it be cured, or Parent shall not have received reasonable assurance of a cure of such breach within such thirty-day period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 3.1 or Section 3.3 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied;

(e) by the Company, by written notice to Parent, if Parent has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Parent contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 3.1 or Section 3.3 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate and (ii) such breach or failure to perform or inaccuracy cannot be cured by Parent or, if capable of being cured, shall not have been cured by the earlier of the Termination Date and the date that is thirty (30) days after receipt by Parent of notice in writing from the Company or the Stockholder Representative, specifying the nature of such breach and requesting that it be cured, or the Company and the Stockholder Representative shall not have received reasonable assurance of a cure of such breach within such thirty-day period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 3.1 or Section 3.2 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied;

(f) by the Company, if all of the conditions set forth in Section 3.1 and Section 3.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing and those conditions that are not satisfied solely as a result of Parent’s or Merger Sub’s breach of this Agreement) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.2 and the Company stood ready and willing to consummate such transactions on that date; or

(g) by Parent, if the Stockholder Approval is not received by 11:59 p.m., New York City time, on the Business Day immediately following the date hereof.

SECTION 7.2. Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall thereafter become void and have no further force and effect, and no Party (nor any of its Representatives or Affiliates) shall have any liability to any other Person; provided that, except as otherwise provided herein and subject to Section 7.2(c), (i) the obligations of the Parties hereto contained in Section 6.1, Section 6.6, Section 6.9, this Section 7.2, Article VIII (and all applicable definitions in Annex A), the Confidentiality Agreement and the Funding Agreement (to the extent set forth therein) shall survive the termination of this Agreement and (ii) nothing herein shall relieve any Party from any liability or damages for any intentional, willful or fraudulent breach of this Agreement prior to such termination. Notwithstanding anything to the contrary contained herein (including Section 8.10), in the event that (i) all of the conditions set forth in Section 3.1 and Section 3.2 (other than those conditions that by their nature cannot be satisfied other than at the Closing and those conditions that are not satisfied solely as a result of Parent’s or Merger Sub’s breach of this Agreement) have been satisfied, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, solely due to the fact that the Debt Financing (or, if alternative financing is being used in accordance with Section 6.7(a), pursuant to the commitments with respect thereto) is not available to Parent, (iii) Parent and Merger Sub have complied with all of their covenants in this Agreement (including Section 6.7(a)) and (iv) the Company has certified in writing that it is, or would have been, ready, willing and able to consummate such transactions on that date, the sole and exclusive remedy available to the Company shall be the termination of this Agreement pursuant to Section 7.1(f) and receipt of (A) the Parent Fee pursuant to Section 7.2(b) and (B) any indemnification, reimbursement and expense obligations of Parent and Merger Sub under Section 6.7(c).

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e) or Section 7.1(f), then Parent shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $40,000,000 (the “Parent Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

(c) The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, except for and subject to the right of the Company to specific performance in accordance with Section 8.10, the Company’s receipt and acceptance of the Parent Fee pursuant to this Section 7.2 (including the right to enforce the Funding Agreement with respect thereto) shall be deemed liquidated damages and shall, subject to Section 8.10, be the sole and exclusive remedy of the Company and its subsidiaries against Parent, Merger Sub, the financing sources under the Debt Financing Commitment, the Funding Parties and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents (each of the foregoing, the “Parent Related Parties”; provided, for the avoidance of doubt, that the term “Parent Related Parties” shall not include Parent, Merger Sub or any of their Subsidiaries) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon the payment by Parent of such amounts when due in accordance with this Agreement, none of Parent, Merger Sub or the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties (other than the financing sources under the Debt Financing Commitment) shall remain obligated for, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and the indemnification, reimbursement and expense obligations of Parent contained in Section 6.7(b)). While the Company may pursue both a grant of specific performance under Section 8.10 and the payment of the Parent Fee by Parent under Section 7.2(b), under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the transactions contemplated hereby (including to effect the Closing, following which the Closing actually occurs) and (y) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Parent Fee.

(d) In the event that this Agreement is terminated pursuant to Section 7.1, Parent shall, as promptly as practicable and in no event later than three (3) Business Days following such termination, return to the Company or destroy, and will cause its Representatives to return to the Company or destroy, all of the documents and other materials received from the Company or its Subsidiaries or their respective Affiliates and/or Representatives relating to any of them or the transactions contemplated by this Agreement, whether so obtained before or after execution of this Agreement, and Parent (or, if Parent is not signatory thereto, its Affiliate signatory thereto) shall comply with all of its obligations under the Confidentiality Agreement.

(e) In the event that this Agreement is terminated pursuant to Section 7.1, neither Parent nor any of its Affiliates shall, directly or indirectly, recruit, solicit, hire or retain any person who is an employee of the Company or any of its Affiliates (including the Company Employees), or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or their Affiliates; provided that the foregoing restriction shall not apply to any such employee who first contacts Parent or any of its Affiliates (or their respective Representatives) on his or her own initiative without any direct or indirect solicitation by or encouragement from Parent or any of its Affiliates or responds to general solicitation employment advertising in the media.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and other agreements, in each case, contained in this Agreement, or in any instrument or certificate delivered by any Party at Closing, will survive the Closing or termination of this Agreement, and none of the Parties shall have any liability to each other after the Closing for any breach thereof, except for covenants and agreements which contemplate performance after the Closing or termination of this Agreement or otherwise expressly by their terms survive the Closing or termination of this Agreement, each of which will survive in accordance with its terms. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to the other Party for any consequential, special or punitive damages.

SECTION 8.2. Disclosure Schedules.

(a) If a disclosure is made in one of or in any part of any of the Disclosure Schedules, such disclosure will be deemed to have also been made in each other part of the Disclosure Schedules to the extent the relevance of such disclosure to such other part of the Disclosure Schedules is reasonably apparent on its face. The reference to or listing, description, disclosure or other inclusion of any item or other matter, including any charge, violation, breach, debt, obligation or liability, in the Disclosure Schedules shall not be construed to be an admission or suggestion that such item or matter constitutes a violation of, breach or default under, any contract, agreement, note, lease or otherwise. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement, Applicable Law or regulation shall be construed as an omission or indication that any such breach or violation exists or has actually occurred. Notwithstanding the use of the terms “material” and “Company Material Adverse Effect” in this Agreement, the inclusion of any particular disclosure in the attached Disclosure Schedules shall not, of itself, mean that the item or matter so disclosed is material, is required to be disclosed or would be likely to constitute a Company Material Adverse Effect. Such disclosure shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Company Material Adverse Effect” or any similar qualification in this Agreement.

(b) From time to time prior to the Effective Time, the Company may amend or supplement the Disclosure Schedules relating to any representation or warranty contained in Article IV with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described on such the Disclosure Schedules or that is necessary to complete or correct any information in any representation or warranty contained in Article IV; provided that (i) no amendment or supplement of the Disclosure Schedules made pursuant to this Section 8.2 shall be deemed to cure any breach of any representation or warranty made in this Agreement for purposes of determining whether the condition set forth in Section 3.2(b) is satisfied unless Parent specifically agrees thereto in writing and (ii) delivery of any notice or supplement by the Company pursuant to this Section 8.2(b) will not affect the rights of Parent under this Agreement.

SECTION 8.3. Amendment and Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent, the Company and the Stockholder Representative (on behalf of the Stockholders). No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or any subsequent breach or as a waiver of any other term or condition of this Agreement. No failure on the part of any party to exercise, and no delay by any party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

SECTION 8.4. Assignment. This Agreement may not be assigned by a Party by operation of law or otherwise without the prior written consent of the other Party hereto and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, that Parent shall, at any time and without the prior written consent of any other party hereto, have the right to assign all or part of its rights and obligations under this Agreement to one or more of its Affiliates (provided that no such assignment shall relieve the assigning party of any of its obligations under this Agreement).

SECTION 8.5. Entire Agreement. This Agreement (including all Exhibits and Schedules referred to herein or delivered under this Agreement), the Confidentiality Agreement, the Equity Financing Commitment, the Contribution Agreement, the Funding Agreement and any agreement between Parent, Merger Sub and/or their respective Affiliates, on the one hand, and the Company, the Stockholder Representative and/or their respective Affiliates, on the other hand, making specific reference to this Section 8.5 constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior express or implied agreements and understandings, whether written or oral, among the Parties.

SECTION 8.6. Parties in Interest; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon and enforceable by and against, the Parties hereto and their respective successors and permitted assigns, whether or not so expressed. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than Parent, Merger Sub, the Company or their respective successors or permitted assigns or the financing sources under the Debt Financing (but only with respect to Section 7.2(c), Section 8.11 and Section 8.12), any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that, notwithstanding the foregoing, in the event the Closing occurs, the Indemnified Persons are intended third-party beneficiaries of, and shall be entitled to the protections of, Section 6.4.

SECTION 8.7. Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, each of which shall be deemed to be an original by the Party executing such counterpart, but all of which shall be considered one and the same instrument. The execution and delivery of the signature page, including the electronic delivery of the actual signature, by any Party will constitute the execution and delivery of this Agreement by such Party.

SECTION 8.8. Section Headings. The article, section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 8.9. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and deemed given if delivered personally or mailed by certified or registered mail with postage prepaid or sent by facsimile or by overnight courier to the Parties, in each case with a copy sent via electronic mail (if an electronic mail address of the Party to whom the relevant communication is being made has been designated pursuant hereto and remains a working electronic mail address), at the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to the Company, to:

LY BTI Holdings Corp.

c/o Lightyear Capital, LLC

375 Park Avenue

New York, NY 10152

Attention: Lori J. Forlano

Fax: (212) 328-0516

Telephone: 212-328-0550

Email: lori.forlano@lycap.com

with a copy to:

BakerCorp

3020 Old Ranch Parkway, Suite 220

Seal Beach, CA 90740

Attention: Amy Paul

Fax: 562-342-7231

Telephone: 562-342-7993

Email: apaul@bakercorp.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Caroline B. Gottschalk

Fax: 212-455-2502

Telephone: 212-455-3523

Email: cgottschalk@stblaw.com

(b) if to the Stockholder Representative, to:

Lightyear Capital, LLC

375 Park Avenue

New York, NY 10152

Attention: Lori J. Forlano

Fax: 212-328-0516

Telephone: 212-328-0550

Email: lori.forlano@lycap.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Caroline B. Gottschalk

Fax: 212-455-2502

Telephone: 212-455-3523

Email: cgottschalk@stblaw.com

(c) if to Parent, to:

Permira Advisers, LLC

320 Park Avenue

New York NY 10022

Attention: Richard Carey

Fax: 212-386-7481

Telephone: 212-386-7477

Email: richard.carey@permira.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York

New York, New York 10004

Attention: Robert Schwenkel, Esq. and Christopher Ewan, Esq.

Fax: 212-859-4000

Telephone: 212-859-8167; 212-859-8875

Email: robert.schwenkel@friedfrank.com

christopher.ewan@friedfrank.com

All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by electronic mail, fax or telegram, on the next Business Day following the day on which such electronic mail, fax or telegram was sent; provided that a copy is also sent by certified or registered mail or by overnight courier.

SECTION 8.10. Remedies.

(a) Except as otherwise provided in this Agreement and subject to the last sentence of Section 7.2(a) and the last sentence of Section 7.2(c), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy. The Parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the transaction contemplated herein, that the transaction contemplated herein represent a unique business opportunity at a unique time for each of the Company and Parent and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each Party hereto agrees, on behalf of themselves and their respective Subsidiaries, subject to the limitation set forth in Section 8.10(b)(ii), that, in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent or Merger Sub, on the other hand, shall, subject to the last sentence of Section 7.2(a) and the last sentence of Section 7.2(c), be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereto hereby waives the defense, that there is an adequate remedy at law.

(b) Notwithstanding anything to the contrary set forth herein, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of Section 6.7 and Section 6.15 by Parent or Merger Sub and (ii) to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the transactions contemplated hereby including to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement, only to the extent that (with respect to this clause (ii)) (A) all conditions in Section 3.1 and Section 3.2 (other than those conditions that by their nature are to be satisfied at the Closing and those conditions that are not satisfied solely as a result of Parent’s or Merger Sub’s breach of this Agreement) have been satisfied, (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (C) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.7(a), pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing (or, if alternative financing is being used in accordance with Section 6.7(a), pursuant to the commitments with respect thereto) are funded, then the Closing will occur. In furtherance of the foregoing, it is hereby acknowledged and agreed that the Company shall be entitled to specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Financing Commitment, including by demanding that Parent and/or Merger Sub file one or more lawsuits against the sources of Debt Financing to fully enforce such sources’ obligations thereunder and Parent’s and Merger Sub’s rights thereunder, if (i) all of the conditions set forth in Sections 3.1 and 3.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and those conditions that are not satisfied solely as a result of Parent’s or Merger Sub’s breach of this Agreement), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2 and (ii) all of the conditions to the consummation of the financing provided by the Debt Financing Commitment (or, if alternative financing is being used in accordance with Section 6.7(a), pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and those conditions that are not satisfied solely a result of Parent’s or Merger Sub’s breach of this Agreement). For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the transactions contemplated hereby (including to effect the Closing) if the Debt Financing (or, if alternative financing is being used in accordance with Section 6.7(a), pursuant to commitments with respect thereto) has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(c) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. The election to pursue an injunction or specific performance under this Section 8.10 shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Fee under Section 7.2; provided that, for the avoidance of doubt, while the Company may pursue both a grant of specific performance under this Section 8.10 and the payment of the Parent Fee under Section 7.2, under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the transactions contemplated hereby (including to effect the Closing, following which the Closing actually occurs) and (y) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Parent Fee. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding (it being understood that this Section 8.10 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Commitment (including the expiration or termination provisions thereof).

SECTION 8.11. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction;

provided that the Debt Financing and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to the Debt Financing, or the negotiation, execution or performance thereof shall be governed by and construed in accordance with the Laws of the State of New York (except as expressly specified otherwise in the Debt Financing Commitment, the commitment relating to any alternative financing being used in accordance with Section 6.7(a) or in any definitive document related to such financing).

SECTION 8.12. Consent to Jurisdiction; Service of Process; Waiver of Jury Trial; Process Agent.

(a) Each of the Parties (i) consent to submit itself to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware ) with respect to any suit (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not, directly or indirectly, attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not, and it will cause its Affiliates not to, bring or support any such suit in any court other than such courts of the State of Delaware, as described above, (iv) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such courts of the State of Delaware, as described above, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware and (vi) agrees that service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 8.9 herein; provided that notwithstanding the foregoing, any litigation involving the financing sources under the Debt Financing arising out of or relating to the Debt Financing is subject to the exclusive jurisdiction of a federal or state court located in the City of New York. Each of Parent and Merger Sub hereto irrevocably designates CT Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and Parent stipulates that such consent and appointment is irrevocable and coupled with an interest.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE DEBT FINANCING).

SECTION 8.13. No Right of Set-Off. Except as expressly set forth herein, Parent, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Parent or any of its successors and permitted assigns has or may have with respect to the payment of the Merger Consideration or any other payments to be made by Parent pursuant to this Agreement or any other document or instrument delivered by Parent in connection herewith.

SECTION 8.14. Mutual Drafting. This Agreement shall be deemed to have been jointly drafted by the Parties and this Agreement shall not be construed against any Party as the principal draftsperson hereof or thereof.

SECTION 8.15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement (or any portion thereof), or the application of any such provision (or any portion thereof) to any Person or entity or any circumstance, is held invalid, illegal or unenforceable by any Applicable Law, Order or public policy, (i) the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the original intent of the Parties and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 8.16. Stockholder Representative. The parties have agreed that it is desirable to designate a Stockholder Representative to act on behalf of holders of the Company Common Stock and the Options for certain limited purposes, as specified herein. The parties have designated Lightyear Capital, LLC as the initial Stockholder Representative, and the Stockholder Approval will expressly ratify and approve such designation. The Stockholder Representative is hereby appointed as agent and attorney-in-fact, for each Stockholder with full power of substitution to act in the name, place and stead of such Stockholder with respect to the transactions contemplated by this Agreement and to act on behalf of such Stockholder in any amendment of or litigation or arbitration involving this Agreement or the Escrow Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement or the Escrow Agreement, including the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Company to consummate the transactions contemplated by this Agreement;

(ii) to negotiate, execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement or the Escrow Agreement (it being understood that the Company and any Stockholders, shall execute and deliver any such documents which the Stockholder Representative agree to execute);

(iii) to terminate this Agreement or the Escrow Agreement if they or the Company are entitled to do so;

(iv) to give and receive all notices, communications and funds to be given or received under this Agreement and the Escrow Agreement and to receive service of process in connection with any claims under this Agreement and the Escrow Agreement, including service of process in connection with arbitration;

(v) to bring or defend any claim or action on behalf of the Stockholders to enforce their rights under this Agreement and in connection with the transactions contemplated hereby; and

(vi) to take all actions which under this Agreement and the Escrow Agreement may be taken by or on behalf of any Stockholder and to do or refrain from doing any further act or deed on behalf of any Stockholder which the Stockholder Representative deems necessary or appropriate in their sole discretion relating to the subject matter of this Agreement and the Escrow Agreement as fully and completely as such Stockholders could do if personally present.

(b) The Company hereby agrees that Parent, the Paying Agent and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Stockholder Representative as to the settlement of any claims against the Escrow Amount pursuant to the Escrow Agreement, or as to any actions required or permitted to be taken by the Stockholder Representative hereunder or under the Escrow Agreement.

(c) The Stockholder Representative will not be liable for any act taken or omitted by it as permitted under this Agreement or the Escrow Agreement, except if such act is taken or omitted in bad faith or gross negligence. The Stockholder Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(d) The Stockholders shall, severally but not jointly, indemnify (on a pro rata basis based upon their respective Percentage Share) the Stockholder Representative for, and to hold the Stockholder Representative harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative, arising out of or in connection with the Stockholder Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending the Stockholder Representative against any claim of liability with respect thereto. The Stockholder Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

(e) If Lightyear Capital, LLC resigns in writing as Stockholder Representative or otherwise becomes unable to serve as a Stockholder Representative, stockholders holding a majority of the outstanding shares of Company Common Stock immediately prior to the Effective Time may designate as a successor Stockholder Representative either (i) an affiliate of Lightyear Capital, LLC or (ii) with the written consent of Parent, any other person (the “Successor Stockholder Representative”). Upon written acceptance by such Successor Stockholder Representative to serve as a Stockholder Representative, such Successor Stockholder Representative shall thereupon succeed to and become vested with all of the powers and duties and obligations of the applicable original Stockholder Representative without further act, and such original Stockholder Representative shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in this Section 8.16. Notwithstanding any replacement of such original Stockholder Representative hereunder, the provisions of this Section 8.16 shall continue in effect for the benefit of such original Stockholder Representative with respect to all actions taken or omitted to be taken by it while acting as a Stockholder Representative. All of the indemnities, immunities and powers granted to the Stockholder Representatives under this Agreement shall survive the Closing and/or termination of this Agreement.

(f) The grant of authority to the Stockholder Representative provided for in this Section 8.17 is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder, and shall survive the Closing.

(g) All out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Stockholder Representative in performing any actions under this Agreement or the Escrow Agreement will be paid out of the Escrow Account from time to time, as and when such fees and expenses are incurred.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

B-CORP HOLDINGS, INC.

By:	/s/ Richard Carey
Name:	RICHARD CAREY
Title:	PRESIDENT

[Signature page to Agreement and Plan of Merger]

B-CORP MERGER SUB, INC.

By:	/s/ Richard Carey
Name:	RICHARD CAREY
Title:	PRESIDENT

[Signature page to Agreement and Plan of Merger]

LIGHTYEAR CAPITAL, LLC, soley in its capacity as Stockholder Representative

By:	/s/ Timothy Kacani
Name:	Timothy Kacani
Title:	CFO

[Signature page to Agreement and Plan of Merger]

LY BTI HOLDINGS CORP.

By:	/s/ Timothy Kacani
Name:	Timothy Kacani
Title:	Treasurer

[Signature page to Agreement and Plan of Merger]

ANNEX A

Definitions

“Affiliates” shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “controls” (and the terms “controlling”, “controlled by” and “under common control”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean, with respect to any Person or any property or asset, all laws (including laws related to Taxes), statutes, ordinances, codes, rules, regulations, decrees, orders, rulings, writs, injunctions, judgments, awards or standards of any Governmental Entity (other than any Governmental Authorizations) applicable to or binding on such Person (or its properties or assets) or to such property or asset from time to time.

“Books and Records” shall mean originals, copies or electronic versions of all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company, its Subsidiaries or the Business.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are not required or authorized to be closed in Los Angeles, California or New York City.

“CapEx Spend” shall mean the aggregate amount of all Capital Expenditures from and including February 1, 2011 through the date immediately preceding the Closing Date.

“CapEx Spend Deficit” shall mean the amount, if any, by which the Reference CapEx Spend exceeds CapEx Spend.

“CapEx Spend Surplus” shall mean the amount, if any, by which the CapEx Spend exceeds the Reference CapEx Spend.

“Capital Expenditures” shall mean, for the period from and including February 1, 2011 through the date immediately preceding the Closing Date, without duplication, (x) actual cash expenditures made by the Company or its Subsidiaries for goods received and services related thereto delivered during such period, (y) $580,000 of deposits outstanding as of January 31, 2011 and reflected on Schedule 1(a) as “Capex Deposits” and (z) any deposits outstanding on the Closing Date to be applied towards goods or services to be delivered after the Closing Date, in each case of the type that would be capitalizable as property, plant and equipment and required to be shown on the consolidated balance sheet of the Company and its Subsidiaries as a capital expenditure in accordance with GAAP.

“Cash” shall mean, as of immediately prior to the Effective Time, the Company’s and its Subsidiaries’ combined amount of (i) cash, (ii) marketable U.S. government securities, including U.S. Treasury bills, notes and bonds, (iii) investment grade money market securities and bank certificates of deposit having original or remaining maturities of three months or less at date of purchase and which are carried at cost, in each case whether or not kept “on site” or held in deposit, checking or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution and in each case determined on a consolidated basis in accordance with GAAP; provided, that “Cash” shall not include cash held in the Escrow Account.

“Closing Date Payment” shall mean (i) the Per Share Portion of the Estimated Merger Consideration minus (ii) the Per Share Portion of the Escrow Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” shall mean any event, change, effect or circumstance that is materially adverse to the financial condition, results of operations, assets, liabilities or properties of the Company, its Subsidiaries and the Business, taken as a whole; provided that no event, change, effect or circumstance arising out of or relating to any of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect:

(a) financial, securities (including any disruption thereof and any decline in the price of any security or any market index) or credit markets (including changes in prevailing interest rates) or general economic or business conditions in the United States or elsewhere in the world;

(b) the industry in which the Business operates;

(c) national or international political or social conditions, including armed hostilities, national emergency or acts of war (whether or not declared), sabotage or terrorism, changes in government, military actions or “force majeure” events, or any escalation or worsening of any such acts or events;

(d) natural disasters or “acts of God”;

(e) changes in GAAP or any other country’s or international accounting principles or standards, any Applicable Law or Competition Law (including, in each case, any interpretation thereof by any applicable Governmental Entity), in each case after the date hereof;

(f) any failure to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (it being understood and agreed that the underlying facts and circumstances that caused such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);

(g) the taking of any action required by this Agreement, or taken at the request of Parent or its Affiliates, or the failure to take any action if such action is expressly prohibited by this Agreement; or

(h) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees (including any employee departures or labor union or labor organization activity), financing sources or Governmental Entities, or any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Company or any of its Subsidiaries or the Business, or any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent or its Affiliates, except, in the cases of clauses (a), (b), (c), (d) or (e), to the extent that such events, changes, effects or circumstances have a material disproportionate effect on the Business relative to other businesses in the industry in which the Business operates, but taking into account for purposes of determining whether a Company Material Adverse Effect has occurred only the materially disproportionate adverse impact.

“Company Transaction Expenses” means all costs and expenses incurred by the Company and its Subsidiaries in connection with the contemplated sale of the Company, the evaluation, preparation, negotiation, documentation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including, without duplication, (i) all fees and out of pocket expenses of all Representatives of the Company and its Subsidiaries, including attorneys, accountants, and financial advisors, (ii) fees and expenses paid or payable to, or for the benefit of, any Stockholder (in its capacity as such) and (iii) all transaction-related bonuses or similar payments paid or payable to stockholders, employees or directors of the Company and its Subsidiaries upon consummation of the transactions contemplated hereby, but excluding (x) all items which are included in Parent Transaction Expenses, (y) any such amounts paid prior to the Effective Time and (z) any amounts to the extent taken into account in the calculation of Indebtedness or Net Working Capital. For the avoidance of doubt, Company Transaction Expenses shall not include payroll taxes payable by the Company and its Subsidiaries with respect to compensation attributable to the exercise of Options.

“Competition Law” shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, or the creation or strengthening of a dominant position, or the substantial lessening of competition, including the HSR Act.

“Conclusive CapEx Spend Deficit” shall mean the CapEx Spend Deficit set forth on the Conclusive Statement.

“Conclusive CapEx Spend Surplus” shall mean the CapEx Spend Surplus set forth on the Conclusive Statement.

“Conclusive Cash” shall mean the Cash set forth on the Conclusive Statement.

“Conclusive Company Transaction Expenses” shall mean the Company Transaction Expenses set forth on the Conclusive Statement.

“Conclusive Indebtedness” shall mean the Indebtedness set forth on the Conclusive Statement.

“Conclusive Net Working Capital Deficit” shall mean the Net Working Capital Deficit set forth on the Conclusive Statement.

“Conclusive Net Working Capital Surplus” shall mean the Net Working Capital Surplus set forth on the Conclusive Statement.

“Contract” shall mean any contract, agreement, license, lease, note, mortgage, indenture, arrangement, mercantile offer, commercial offer or other binding obligation, excluding purchase orders, bills of materials or other similar arrangements.

“Disclosure Schedules” shall mean the disclosure schedules delivered to Parent on the date hereof and attached to this Agreement and made an integral part hereof as may be amended, modified or supplemented in accordance with and subject to Section 8.2.

“Employee Plans” means any material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all severance, change in control or employment agreements, plans or programs, and any vacation, bonus, stock option, stock purchase, and equity incentive plan, program or policy sponsored or maintained by the Company, in which present or former employees of the Company participate and in respect of which the Company has any material liability.

“Environmental Claims” means any and all administrative, regulatory, arbitral, or judicial actions, causes of action, suits, proceedings, decrees, judgments, orders, or written claims, in each case, under any Environmental Law.

“Environmental Laws” means all Applicable Law relating to pollution or contamination of the air, soil, surface water or groundwater, protection of the environment or occupational health and safety insofar as it relates to exposure to Hazardous Substances, or the storage, handling, disposal, use, transportation, generation or distribution of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” shall mean the escrow account in which the Escrow Agent shall hold the Escrow Funds.

“Escrow Agent” shall mean JP Morgan Chase Bank N.A.

“Escrow Amount” shall mean $5,000,000.

“Estimated CapEx Spend” shall mean the CapEx Spend estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Estimated CapEx Spend Deficit” shall mean the CapEx Spend Deficit, if any, estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Estimated CapEx Spend Surplus” shall mean the CapEx Spend Surplus, if any, estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Estimated Cash” shall mean the Cash estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Estimated Company Transaction Expenses” shall mean the Company Transaction Expenses estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Estimated Indebtedness” shall mean the Indebtedness estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Estimated Net Working Capital” shall mean the Net Working Capital estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Estimated Net Working Capital Deficit” shall mean the Net Working Capital Deficit, if any, estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Estimated Net Working Capital Surplus” shall mean the Net Working Capital Surplus, if any, estimated by the Stockholder Representative and set forth on the Closing Date Statement.

“Existing Notes” shall mean the 11.00% Senior Subordinated Notes due 2014 issued by FTT pursuant to the Indenture, dated as of January 25, 2010, among FTT, the Company, and Wells Fargo Bank, N.A., as trustee.

“Facility Lenders” shall mean the lenders under the Senior Facility.

“Foreign Plan” shall mean any Employee Plan that is maintained primarily for the benefit of employees of the Company or any of its Subsidiaries who are regularly employed outside the United States.

“GAAP” shall mean United States generally accepted accounting principles in effect as of January 31, 2011 (or, as used in Section 4.5, as in effect on January 31, 2010 with respect to the Financial Statements for the fiscal year ended January 31, 2010), consistently applied.

“Governmental Authorization” shall mean any license, certificate of authority, permit, order, consent, approval, registration, authorization, qualification or filing granted by or with any Governmental Entity.

“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, authority or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance(s)” means any substance or material that is considered, described, characterized or listed as a toxic or hazardous substance, waste or material, or a pollutant, or a contaminant, or an infectious waste, or words of similar import, in or under any applicable Environmental Laws, or chemicals, substances, materials or compounds that are otherwise subject to regulation, prohibition, control or remediation under any applicable Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to the Company and its Subsidiaries, without duplication, the principal amount, plus any related interest (including interest in respect of any prepayment notice period), fees and prepayment premiums or termination or breakage fees or penalties, of (a) all indebtedness for borrowed money owed by the Company or any of its Subsidiaries, including indebtedness for borrowed money evidenced by any credit facility, note, bond, debenture or other debt security (excluding, for the avoidance of doubt, trade payables in the ordinary course of business and accrued expenses other than interest), (b) any obligations under capital leases with respect to which the Company or its Subsidiaries is liable (which shall not include any portion of any operating lease), (c) all obligations in respect of banker’s acceptances or amounts drawn on letters of credit, (d) all obligations for deferred purchase price and “earn out” payments with respect to assets, securities or services, (e) net obligations under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations, (f) all obligations under any factoring, securitization or other similar facility or arrangement and (h) guarantees by the Company of the foregoing. For the avoidance of doubt, “Indebtedness” shall include the Payoff Amount. Notwithstanding the foregoing, Indebtedness does not include (i) any operating or lease obligations (other than capital leases described in clause (c) of this definition), (ii) indebtedness between the Company or any of its wholly-owned Subsidiaries, on the one hand, and any of the Company’s wholly owned Subsidiaries or the Company, on the other hand and (iii) any amounts included as current liabilities in the definition of “Net Working Capital” herein.

“Intellectual Property” shall mean (a) patents and patent applications, (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, and applications and registrations in connection therewith, and all goodwill associated therewith, (c) copyrightable works, copyright registrations and applications for registration thereof, and (d) trade secrets, technology, rights in data and databases and other proprietary information.

“Knowledge” or any similar phrase shall mean the actual knowledge, without inquiry, of (a) with respect to the Company or any of its Subsidiaries, any of Bryan Livingston, James Leonetti, Amy Paul, Dave Haas or Mark Pugh and (b) with respect to Parent or Merger Sub, Richard Carey or Henry Minello.

“Leased Facilities” shall mean all real property leased or subleased by the Company or any of its Subsidiaries on or after the date of this Agreement, including the real property designated as leased or subleased on Schedule 4.16(a)(ii).

“Liens” shall mean any liens, security interests, deeds of trust, pledges, charges, conditional sales contracts, mortgages or encumbrances.

“Management Stockholders’ Agreement” shall mean the Management Stockholders’ Agreement, dated as of October 9, 2005, between the Company, The Lightyear Fund, L.P., Lightyear Co-Invest Partnership, L.P. and the management stockholders party thereto, as may be amended from time to time.

“Marketing Period” shall mean the first period of twenty-five (25) consecutive calendar days after the date of this Agreement beginning on the date of delivery by or on behalf of the Company to Parent of the Required Bank Information, throughout and at the end of which (i) Parent shall have all Required Bank Information and (ii) the conditions set forth in Section 3.1 and Section 3.2 have been satisfied (other than those conditions that by their nature will not be satisfied until the Closing and those conditions that are not satisfied solely as a result of Parent’s or Merger Sub’s breach of this Agreement), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 3.1 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty-five (25) consecutive calendar day period.

“Mezzanine Holders” shall mean holders of the Existing Notes immediately prior to the Effective Time.

“Monitoring Fee Agreement” shall mean the Monitoring Fee Agreement, dated as of January 25, 2010, between the Company and Lightyear Capital, LLC.

“Monitoring Fee Termination Agreement” shall mean the Agreement, dated as of the date hereof, between the Company, Lightyear Capital, LLC and Parent, providing for the termination of the Monitoring Fee Agreement on the terms and conditions therein.

“Net Working Capital” as of any date shall mean, without duplication, (A) the combined current assets of the Company and its Subsidiaries, after elimination of any intercompany balances, including the items set forth in the sample calculation of Net Working Capital set forth on Schedule 1(a) and excluding, to the extent included in current assets, (i) Cash, (ii) current deferred Tax assets, (iii) employee loans, (iv) sales tax refunds and (v) deposits for Capital Expenditures, minus (B) the combined current liabilities of the Company and its Subsidiaries after elimination of any intercompany balances, including the items set forth in the sample calculation of Net Working Capital set forth on Schedule 1(a) and excluding, to the extent included in current liabilities, (i) any amount included in calculating Cash or Indebtedness, (ii) current deferred Tax liabilities, (iii) accounts payable related to Capital

Expenditures, (iv) all costs incurred or premiums paid in connection with obtaining D&O Insurance pursuant to Section 6.4(c); (v) monitoring fees payable to any Stockholder, (vi) CHS holdback and (vii) the Company Transaction Expenses. For the avoidance of doubt, and solely as an illustration of the methodology set forth in the preceding sentence, the average monthly Net Working Capital of the Company for the twelve months ending February 28, 2011 was approximately $22,043,000, after rounding.

“Net Working Capital Amount” shall mean the Net Working Capital of the Company as of immediately prior to the Effective Time.

“Net Working Capital Deficit” shall mean the amount, if any, by which the Reference Net Working Capital Amount exceeds the Net Working Capital Amount.

“Net Working Capital Surplus” shall mean the amount, if any, by which the Net Working Capital Amount exceeds the Reference Net Working Capital Amount.

“Option” means each stock option issued pursuant to (i) the LY BTI Holdings Corp. 2005 Stock Incentive Plan and (ii) the Baker Tanks 2004 Stock Option Plan, each as amended, and outstanding on the date hereof.

“Optionholder” shall mean the Persons who immediately prior to the Effective Time, are the record owners of the Options.

“Organizational Documents” shall mean, with respect to any corporation, its articles or certificate of incorporation or memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Owned Real Property” shall mean real property presently owned by the Company or any of its Subsidiaries on or after the date of this Agreement.

“Parent Common Stock” shall mean the common stock of Parent, par value $0.01 per share.

“Parent Material Adverse Effect” shall mean a material impairment of or delay in the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or to perform their respective obligations under this Agreement.

“Parent Transaction Expenses” means all costs and expenses incurred by or on behalf of Parent and Merger Sub in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including (i) all fees and out of pocket expenses of all Representatives of Parent and Merger Sub, including attorneys, accountants, and financial advisors, (ii) all costs, expenses and fees associated with obtaining the requisite debt and/or equity financing of such

Person’s obligations hereunder, (iii) all fees and expenses paid or incurred by Parent or Merger Sub in connection with the notifications and approvals under the HSR Act, including HSR filing fees, and any other Competition Laws, including any related filing fees and (iv) all costs incurred or premiums paid in connection with obtaining D&O Insurance pursuant to Section 6.4(c).

“Payoff Amount” shall mean the amount necessary at the Effective Time to (i) fully discharge the Indebtedness under the Senior Facility and the Existing Notes outstanding immediately prior to the Effective Time, as set forth in payoff letters obtained by the Company from the Facility Lenders and the Mezzanine Holders immediately prior to the Closing, (ii) pay the mark-to-market adjustment on any interest rate swap agreements outstanding or committed to under (x) the ISDA Master Agreement, dated as of December 2, 2005, between Baker (f/k/a Baker Tanks, Inc.) and Goldman Sachs Capital Markets, L.P. and (y) the ISDA Master Agreement, dated as of December 21, 2005, between Baker (f/k/a Baker Tanks, Inc.) and Canadian Imperial Bank of Commerce and (iii) pay all amounts due under the Monitoring Fee Agreement, including any accrued but unpaid fees and the Lump Sum Fee (as defined in the Monitoring Fee Agreement).

“Percentage Share” shall mean, (A) with respect to each Stockholder (other than an Optionholder), a percentage equal to the quotient of (x) the total number of shares of Company Common Stock owned by such person immediately prior to the Effective Time divided by (y) the Share Number, and (B) with respect to each Optionholder, a percentage equal to the quotient of (1) the total number of shares of Company Common Stock subject to the Options owned by such person immediately prior to the Effective Time, divided by (2) the Share Number.

“Permitted Encumbrances” shall mean (i) any Liens reflected in the Financial Statements; (ii) any Liens that would not reasonably be expected to materially detract from the value of, or materially impair the existing use of, the property or assets affected by the applicable Lien; (iii) any Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv) Liens in favor of any vendors, mechanics, workmen, repairmen, warehousemen, carriers, materialmen, construction or other similar Liens and encumbrances arising by operation of law in the ordinary course of business; (v) easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report; (vi) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection that would not reasonably be expected to materially adversely affect the operation of the Business at such location as the Business is currently being conducted at such location, (vii) landlord Liens arising under the lease agreements listed on Schedule 4.16(a)(ii); (viii) Liens associated with purchase money security interests; and (ix) Liens disclosed on Schedule 1(b).

“Per Share Portion” shall mean, as of the time of determination, a fraction, the numerator of which is one, and the denominator of which is the Share Number.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, Governmental Entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Preamble” shall mean the first paragraph of this Agreement.

“Recitals” shall mean the paragraphs immediately following the Preamble and prior to Article I.

“Reference CapEx Spend” shall mean an amount equal to (x) the sum of total Capital Expenditures for each month ended between February 1, 2011 and the Closing Date as set forth on Annex B and in the event that the Closing Date occurs on a date other than the last day of a month, the pro rata amount of Capital Expenditures for the month in which the Closing Date occurs minus (y) $1,933,000.

“Reference Net Working Capital Amount” shall mean $22,300,000.

“Related Party” shall mean any Affiliate, officer, director or partner of the Company or any of its Subsidiaries.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Senior Facility” shall mean the credit facilities under that certain the Second Amended and Restated Credit and Guaranty Agreement, dated as of January 25, 2010, among the Company, Baker, FTT, certain subsidiaries of Baker, Goldman Sachs Credit Partners L.P. and CIBC World Markets Corp. (as Joint Lead Arrangers and Joint Bookrunners), Canadian Imperial Bank of Commerce (as Administrative Agent, Collateral Agent and Issuing Bank), CIBC Inc. (as Swing Line Lender) and Goldman Sachs Credit Partners L.P. (as Sole Syndication Agent and Sole Documentation Agent).

“Share Number” shall mean the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock held by the Company as treasury stock, but including (i) shares of Company Common Stock issued between the date of this Agreement and the Effective Time as the result of the exercise of any Options, if any, and (ii) any shares of Company Common Stock held by Merger Sub, Parent or any Subsidiary of Parent immediately prior to the Effective Time(including the Contributed Shares)) and (y) the maximum number of shares of Company Common Stock issuable upon the exercise of all outstanding unexercised Options issued and outstanding immediately prior to the Effective Time (including the Contributed Options).

“Software” shall mean any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, and (b) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Stockholders’ Agreement” shall mean the Amended and Restated Stockholders’ Agreement, dated as of January 25, 2010, between LY BTI Holdings Corp, The Lightyear Fund, L.P., Lightyear Co-Invest Partnership, L.P., GS Mezzanine Partners II Onshore Fund, L.P., GS Mezzanine Partners II Offshore Fund, L.P., NB Co-Investment Partners LP, NB Co-Investment Group LP, Co-Investment Capital Partners LP and NB SOF II Holdings (C) LP, as may be amended from time to time.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which such Person has, directly or indirectly, (i) ownership of securities or other interests having the power to elect a majority of the board of directors or similar governing body of such corporation, partnership, limited liability company or other entity, or (ii) the power to direct the business and policies of that corporation, partnership, limited liability company or other entity.

“Swap Counterparties” shall mean (x) Goldman Sachs Capital Markets, L.P. as a party to that certain ISDA Master Agreement, dated as of December 2, 2005, between Baker (f/k/a Baker Tanks, Inc.) and Goldman Sachs Capital Markets, L.P. and (y) Canadian Imperial Bank of Commerce as party to that certain ISDA Master Agreement, dated as of December 21, 2005, between Baker (f/k/a Baker Tanks, Inc.) and Canadian Imperial Bank of Commerce.

“Tax Authority” shall mean any Governmental Entity or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of Taxes.

“Tax Period” shall mean any period prescribed by any Tax Authority for which a Tax Return is required to be filed or, in the case of Taxes other than income Taxes, a Tax is required to be paid.

“Tax Returns” shall mean any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Taxes, including any amendments thereto.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies, imposts or other similar governmental charges, including all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), escheat, alternative minimum, add-on, value-added, withholding, estimated and other taxes, assessments, charges, duties, fees, levies or imposts and penalties and interest imposed thereon by a Tax Authority.

“Transaction Documents” shall mean this Agreement, the Contribution Agreement, the Escrow Agreement, the Equity Financing Commitment, the Funding Agreement, the Confidentiality Agreement and any other agreements, instruments, or documents entered into pursuant to this Agreement.

Project Bradley

Detailed Capital expenditures schedule—FY12

	Month												Total
	Feb	Mar	Apr	May	June	July	Aug	Sep	Oct	Nov	Dec	Jan	FY 1
Capital expenditures
New Rental Equipment	—	(276,608)	(233,833)	—	(1,792,194)	(3,341,733)	(3,347,855)	(3,428,425)	(661,353)	(879,466)	(271,478)	—	(14,232,945)
Maintenance of Rental equipment	(97,133)	(98,211)	(99,188)	(99,291)	(99,600)	(100,306)	(101,030)	(101,792)	(102,251)	(102,853)	(103,265)	(103,449)	(1,208,368)
New Non-serialized rental equipment	(450,000)	(450,000)	(250,000)	(250,000)	(250,000)	(350,000)	(350,000)	(350,000)	(350,000)	(290,000)	(30,000)	(30,000)	(3,400,000)
Cash flow adjustment for new capital													—
Replacement Capital	(2,893,812)	(2,983,675)	(2,991,134)	(929,436)	(1,093,130)	(1,095,863)	(1,098,603)	(1,101,349)	(1,104,103)	(276,716)	(277,408)	—	(15,845,228)
Support Capital Expenditures	(289,381)	(326,028)	(322,497)	(92,944)	(288,532)	(443,760)	(444,646)	(452,977)	(176,546)	(115,618)	(54,889)	—	(3,007,817)
Corporate Support Capital Expenditures	(60,000)	(60,000)	(60,000)	(60,000)	(60,000)	(60,000)	(400,000)	(340,000)	(400,000)	(300,000)	(300,000)	(200,000)	(2,300,000)

Total Capital expenditures	(3,790,326)	(4,194,522)	(3,956,652)	(1,431,670)	(3,583,456)	(5,391,662)	(5,742,133)	(5,774,544)	(2,794,252)	(1,964,653)	(1,037,039)	(333,449)	(39,994,359)

EXHIBIT A

FORM OF

CONTRIBUTION AGREEMENT

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE OR NON-U.S. SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April     , 2011, is by and among B-Corp Holdings, Inc., a Delaware corporation (“Issuer”), and the parties set forth on Annex A hereto (each, an “Investor”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, the execution and delivery of this Agreement by Issuer and the Investors is related to the merger of B-Corp Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Issuer (“Merger Sub”), with and into LY BTI Holdings Corp., a Delaware corporation (as such name is amended after the date hereof, “Target”), pursuant to the Agreement and Plan of Merger, dated as of April 12, 2011 (the “Merger Agreement”), by and among Issuer, Merger Sub, Target and Lightyear Capital LLC, solely in its capacity as stockholder representative, whereby Target will survive as a wholly owned subsidiary of Issuer.

WHEREAS, on the terms and subject to the conditions contained in this Agreement, (i) each Investor desires to contribute, transfer and assign to Issuer all of its right, title and interest in and to such number of shares (the “Target Shares”) of common stock, par value $0.01 per share, of Target as more fully set forth herein, in exchange (the “Exchange”) for Issuer’s issuance to Investor of that number of shares (the “Shares”) of common stock, par value $0.01 per share, of Issuer (the “Common Stock”), as more fully set forth herein and (ii) Issuer desires to accept, immediately prior to the Effective Time, the Target Shares from each Investor and issue the Shares to each Investor, as more fully set forth herein.

WHEREAS, it is intended that the transactions contemplated by this Agreement be governed by Section 351 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Issuer and each Investor hereby agree as follows:

ARTICLE I

CONTRIBUTION OF TARGET SHARES

1.1. Upon the terms and subject to the conditions set forth herein and immediately prior to the Effective Time,

(a) (X) each Investor hereby agrees to contribute, transfer and assign to Issuer all of its right, title and interest in and to such number of Target Shares with an aggregate value (based on the Closing Date Payment) as specified opposite such Investor’s name on Annex A hereto (such amount with respect to each Investor, the “Contribution Amount”), in exchange (the “Exchange”) for (Y) Issuer’s issuance to Investor of that number of shares of Issuer (the “Common Stock”), as is equal to such Investor’s Contribution Amount divided by the per share price payable by the Funding Parties for the Common Stock;

(b) Issuer hereby agrees to issue the Shares to each Investor in the amount as described in clause (a) above; and

(c) It is acknowledged and agreed that each Investor may elect, by written notice to the Company at least ten (10) days prior to the Closing Date, to substitute Options, with an equivalent value based on the Closing Date Option Payment, for options exercisable into shares of Common Stock of Issuer on the terms set forth in the Merger Agreement.

1.2. By executing and delivering this Contribution Agreement, each Investor hereby releases, effective as of the Effective Time, on its own behalf and on behalf of its successors and assigns, the Issuer and its respective affiliates, directors, officers, employees, partners, members, agents, advisors and representatives, and their respective successors and assigns, from any and all claims, actions, causes of action, suits, damages, judgments, expenses, demands and other obligations or liabilities, whatsoever, in law or in equity of such Investor, as a result of such Investor’s ownership of Target Shares and/or Options subject to this Article I and the contribution of such Target Shares and/or Options pursuant to this Agreement, including, but not limited to, (a) any claim based on the allocation of the Merger Consideration described in the Merger Agreement and (b) any rights the undersigned may have under the Management Stockholders’ Agreement, dated as of October 9, 2005, by and among Company and the other stockholder parties thereto, as amended; provided, that the foregoing shall not release Issuer from its obligation to issue shares of Common Stock as described in Section 1.1(a)(Y) and if applicable, substitute Options as described in Section 1.1(c).

1.3. By executing and delivering this Contribution Agreement, effective as of the Effective Time and thereafter as provided in the attached Annex C, the Issuer hereby agrees to provide each Investor with the management arrangements, including with respect to rollover equity, new incentive equity, securityholder rights, and employment agreements, in each case, as set forth on the “Bakercorp Management Arrangements Binding Term Sheet” attached as Annex C.

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ARTICLE II

CLOSING

2.1. The closing of the Exchange (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP located at One New York Plaza, New York, New York 10004 contemporaneously with the consummation of the Acquisition pursuant to the Merger Agreement. This Agreement and the respective rights and obligations of the parties hereunder shall terminate immediately and without any further action of such parties upon the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) November 4, 2011. At or prior to the Closing, (i) each Investor shall deliver the original certificate(s) representing the Target Shares, together with duly executed stock power, or if an Investor owns uncertificated Target Shares, such Investor is deemed to have delivered such uncertificated Target Shares to Issuer c/o Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 Attention: Robert Schwenkel & Christopher Ewan and (ii) Issuer shall deliver an original stock certificate representing the Shares to Investor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ISSUER

Issuer hereby represents and warrants to each Investor as follows:

3.1. Organization; Authorization. Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary corporate action and has been duly and validly executed and delivered by Issuer and constitutes the valid and binding obligation of Issuer, enforceable against it in accordance with its terms.

3.2. Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by Issuer and the consummation of the transactions contemplated hereby or thereby do not require Issuer to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which Issuer is a party or by which its property is bound, in any such case which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

3.3. Issuance of Shares. Upon issuance of the Shares to each Investor at the Closing, such Shares will represent duly authorized, validly issued, fully paid and non-assessable shares of Common Stock free of preemptive rights and such Investor shall be the record owner of such Shares.

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ARTICLE IV

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF INVESTOR

Each Investor, severally but not jointly, hereby represents, warrants and acknowledges to Issuer as follows:

4.1. Organization; Authorization. Such Investor has full legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Investor and constitutes the valid and binding obligation of such Investor, enforceable against it in accordance with its terms.

4.2. Non-Contravention. The execution and delivery of this Agreement by such Investor and the consummation of the transactions contemplated hereby do not require such Investor to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which such Investor is a party or by which its property is bound, in any such case which could prevent, materially delay or materially burden the transactions contemplated by this Agreement; provided, however, that such Investor does not make any representation or warranty in this Section 4.2 with respect to federal securities laws or state securities or “blue sky” laws.

4.3. Certain Matters relating to the Target Shares. Immediately prior to the Closing, such Investor will be the record and beneficial owner of such Target Shares set forth opposite such Investor’s name on Annex A hereto, free and clear of any Liens.

4.4. Certain Matters Relating to such Investor’s Investment in the Shares.

(a) Such Investor is acquiring the Shares for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act, or any applicable state securities laws.

(b) Such Investor has not been given any oral or written information, representations or assurances by Issuer or any representative thereof in connection with such Investor’s acquisition of the Shares other than as contained in this Agreement and such Investor is relying on its own business judgment and knowledge concerning the business, financial condition and prospects of Issuer in making the decision to acquire the Shares. Such Investor acknowledges that no person has been authorized to give any information or to make any representation relating to the Shares or Issuer, other than as contained in this Agreement and, if given or made, information received from any person and any representation, other than as aforesaid, must not be relied upon as having been authorized by Issuer or any person acting on its behalf.

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(c) Check one of the following:

[ ]	(i) Such Investor is an “accredited investor” as described in Rule 501(a) of Regulation D under the Securities Act, on the basis reflected on the attached Annex B;

[ ]	(ii) Investor is not an “accredited investor” under any of the categories reflected on the attached Annex B.

(d) Such Investor either alone or with its advisors has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the acquisition of the Shares and has the capacity to protect its own interests in connection with such acquisition.

(e) Such Investor understands that an investment in the Shares is a speculative investment which involves a high degree of risk of loss of such Investor’s investment therein. Such Investor is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of such Investor’s investment in such securities. Such Investor acknowledges that the Shares have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws or an exemption from such registration is available and that transfers of the Shares may be restricted by applicable state and non-U.S. securities laws.

(f) Such Investor and its advisors, if any, have been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated hereby, which such Investor or advisors, if any, have requested to examine.

4.5. Investor’s Knowledge. Such Investor has a high degree of familiarity with the business, operations and current financial condition of Target and its subsidiaries.

ARTICLE V

MISCELLANEOUS

5.1. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

5.2. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Issuer, addressed to Issuer c/o Permira Advisers LLC, 320 Park Avenue, New York, New York 10022, Attention: Richard Carey, with copies to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY

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10004, Attention: Robert Schwenkel & Christopher Ewan; if to any Investor, at the address set forth on the signature page hereto underneath such Investor’s name, or to such other persons or addresses as may be designated in writing by the party to receive such notice.

5.3. Entire Agreement, etc. This Agreement, the Merger Agreement and other documents and instruments delivered in connection herewith (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, and (b) is for the benefit only of the parties hereto and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

5.4. Amendments and Waivers. This Agreement may not be modified or amended except by a written instrument signed by Issuer and the Investors. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

5.5. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties hereto. Any assignment by a party hereto requires consent of the other parties hereto except that any party may assign its rights and obligations hereunder to an affiliate of such party.

5.6. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

5.7. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

5.8. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

5.9. Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by any Investor, or by or on behalf of Issuer in connection with the transactions contemplated by this Agreement, shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Issuer or any Investor, the issue and sale of the Shares and the consummation of the Exchange.

[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first herein above written.

ISSUER:	B-CORP HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to the Contribution Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first herein above written.

INVESTOR:

Name:

[Address] Attention: Telephone No.: Telecopy No.:

[Signature Page to the Contribution Agreement]

ANNEX A

Investors

Investor	Contribution Amount
Robert B. Livingston	The sum of (x) 25% of the Closing Date Payment multiplied by the aggregate number of shares of Company Common Stock held by such Investor (which shall include for this purpose the Contributed Shares) and (y) 25% of the Closing Date Option Payment (which shall include for purposes of calculating the Closing Date Option Payment, the Contributed Options).

James H. Leonetti	The sum of (x) 15% of the Closing Date Payment multiplied by the aggregate number of shares of Company Common Stock held by such Investor (which shall include for this purpose the Contributed Shares) and (y) 15% of the Closing Date Option Payment (which shall include for purposes of calculating the Closing Date Option Payment, the Contributed Options).

David F. Haas	The sum of (x) 25% of the Closing Date Payment multiplied by the aggregate number of shares of Company Common Stock held by such Investor (which shall include for this purpose the Contributed Shares) and (y) 25% of the Closing Date Option Payment (which shall include for purposes of calculating the Closing Date Option Payment, the Contributed Options).

Mark D. Pugh	The sum of (x) 25% of the Closing Date Payment multiplied by the aggregate number of shares of Company Common Stock held by such Investor (which shall include for this purpose the Contributed Shares) and (y) 25% of the Closing Date Option Payment (which shall include for purposes of calculating the Closing Date Option Payment, the Contributed Options).

Amy M. Paul	The sum of (x) 25% of the Closing Date Payment multiplied by the aggregate number of shares of Company Common Stock held by such Investor (which shall include for this purpose the Contributed Shares) and (y) 25% of the Closing Date Option Payment (which shall include for purposes of calculating the Closing Date Option Payment, the Contributed Options).

Paul Cummins	The sum of (x) 25% of the Closing Date Payment multiplied by the aggregate number of shares of Company Common Stock held by such Investor (which shall include for this purpose the Contributed Shares) and (y) 25% of the Closing Date Option Payment (which shall include for purposes of calculating the Closing Date Option Payment, the Contributed Options).

ANNEX B

Investor

The following are “accredited investors” for purposes of the offering of the Shares. Please place a checkmark in the box next to any categories that apply to you1:

☐	(a)	a natural person whose individual net worth,[2] or joint net worth with that person’s spouse, at the time of purchase exceeds $1,000,000;

☐	(b)	a natural person who had an individual income[3] in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	(c)	a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who either alone or with his purchaser representative has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this definition;

☐	(d)	an entity in which all of the equity owners are accredited investors meeting one or more of the tests under subparagraphs (a) - (c).

[1]

We have omitted certain other categories included within the definition of “accredited investor” which are not likely to apply to any Management Employees. In addition, any Management Employees who become directors or executive officers of the Company may separately qualify as “accredited investors”. The Company will make its own determination whether any Management Employees are “accredited investors” on that basis.

[2]

The term “net worth” means a person’s assets minus liabilities, provided that the value of such person’s primary residence, as well as the amount of any indebtedness secured by the primary residence up to the fair market value of the primary residence, shall be excluded from the calculation of net worth. Indebtedness secured by the primary residence in excess of the value of the primary residence shall be considered a liability for purposes of determining net worth.

[3]

For all investors, the term “individual income” means adjusted gross income as reported for federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse), and the term “joint income” means adjusted gross income as reported for federal income tax purposes, including any income attributable to a spouse or to a property owned by a spouse, increased by the following amounts (including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax exempt under section 103 of the Code; (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040); and (iii) any deduction claimed for depletion under section 611 et seq. of the Code.

ANNEX C

BAKERCORP MANAGEMENT ARRANGEMENTS BINDING TERM SHEET

The following term sheet sets forth the principal terms and conditions pursuant to which key employees of BakerCorp (the “Company”) will be employed by and be given the opportunity to invest in, and receive incentive equity in, the successor entity to the Company (“NewCo”) in connection with the Company’s proposed acquisition (the “Transaction”) by an affiliate of Permira. This term sheet is intended to be binding upon the parties hereto, and shall be governed by the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

ROLLOVER EQUITY

Form	Upon the closing of the Transaction, each executive will rollover on a pre-tax basis the portion of the executive’s outstanding stock options and/or shares of common stock in the Company set forth on Annex A to the applicable contribution agreement in exchange for equivalent equity interests in NewCo. The rollover equity that takes the form of shares of NewCo stock shall be in the same type or types of securities (and in the same proportions) as the securities issued to Permira. The equity rollover will be achieved in a tax efficient manner and is expected to be in the form of stock options and/or shares of common stock of NewCo. The share rollover will preserve the pre-Transaction value and the option rollover will preserve the pre-Transaction value and ratio of exercise price to fair market value of the underlying shares. The rollover contemplated herein shall exclude any requirement to rollover any cash transaction bonus that may be payable in connection with the Transaction.

Vesting; Exercise	The rollover equity will be fully vested upon issuance at the closing of the Transaction. The portion of the rollover equity that is in the form of stock options will have a “net exercise” feature that will allow an executive to use the shares issuable upon exercise of the options (i) to cover the applicable exercise price, and (ii) following the termination of an executive’s employment by NewCo without “Cause,” by the executive for “Good Reason” or as a result of death or “Disability” (each, as defined below in the Employment Agreement section), to satisfy an executive’s withholding tax obligations. In any event, an executive shall not be permitted to net exercise to satisfy withholding taxes if doing so would cause NewCo to violate the terms of any credit facility or loan agreement to which it is subject.

Dividends	The rollover shares and the shares underlying the rollover stock option awards will entitle an executive to receive any dividends paid in respect of such shares on the same basis as all other stockholders generally.

Termination	The exercise period for any rollover stock option begins on the date of issuance and ends on the first to occur of (i) the 10th anniversary of the date of issuance of the original Company stock option, (ii) three (3) months following an executive’s termination of employment for Cause or without Good Reason, (iii) one (1) year following an executive’s termination of employment due to death, Disability or retirement at or after age 58 (subject to providing one year of advance written notice of such retirement), and (iv) six (6) months following an executive’s termination of employment for any other reason.

Securityholder Rights	The rollover equity will be subject to securityholder rights described in further detail below in the Securityholder Rights section.

NEW INCENTIVE EQUITY

Form	Share Reserve. The new equity program will consist of 11% of the outstanding equity of NewCo on a fully diluted basis. Approximately 6% of the reserve will be allocable to non-employee directors and the remaining 94% will be allocable to management. At least 84% of the management portion of the program will be allocated immediately upon the closing of the Transaction and the remaining portion of the option pool will be reserved for future issuance for promotions, exceptional individual performance and new hires. The allocation of option grants will be determined by the Board of Directors of NewCo (the “Board”) in consultation with, and based on the recommendations of, the Chief Executive Officer.

Initial Grants. All grants will take the form of time-based vesting stock options.

Tranche 1. 50% of the options issued on the closing of the Transaction will have an exercise price equal to the fair market value of a share of NewCo common stock on the closing of the Transaction (i.e., the Transaction price).

Tranche 2. 25% of the options issued on the closing of the Transaction will have an exercise price equal to two (2) times the fair market value of a share of NewCo common stock on the closing of the Transaction.

Tranche 3. 25% of the options issued on the closing of the Transaction will have an exercise price equal to three (3) times the fair market value of a share of NewCo common stock on the closing of the Transaction; provided that if a Change in Control occurs on or prior to the third anniversary of the closing of the Transaction, the exercise price of the Tranche 3 options will equal two (2) times the fair market value of a share of NewCo common stock on the closing of the Transaction.

Future Grants. The terms and conditions of future grants will be determined by the Board in consultation with, and based on the recommendations of, the Chief Executive Officer.

Forfeitures; Adjustments. Forfeited awards will be returned to the pool for future grant. Awards may be forfeited at the election of the Company upon an executive’s material breach of any applicable restrictive covenants (as further described below in the Employment Agreement section and Securityholder Rights section). Awards will be subject to adjustment to reflect the effect of any stock split, stock dividend, combination of shares or other similar corporate action.

Vesting; Exercise	General. All of the stock options granted as part of the new incentive equity will become vested and exercisable on a quarterly basis following the date of grant such that the awards will become fully vested as of the fifth anniversary of the grant date.

Net Exercise Feature. The stock options will have a “net exercise” feature subject to the same limitations described above in the Rollover Equity section.

Accelerated Vesting. Upon a “Change in Control” (as defined below in the Employment Agreement section) while an executive remains employed by the Company, the unvested stock options granted as part of the new incentive equity will become fully vested.

Dividends	Each executive will be entitled to dividend equivalent rights with respect to the shares underlying the stock options granted as part of the new incentive equity. With respect to vested stock options, payment of the dividend equivalents will be paid at the same time that payment is made to other stockholders generally, and with respect to unvested stock options, payment of the dividend equivalents will be paid at the same time that the stock option becomes vested as to the underlying shares on which the dividends were paid.

Termination	Accelerated Vesting. Upon a termination of an executive’s employment by NewCo without Cause, by the executive for Good Reason, as a result of the executive’s death or Disability or as a result of the executive’s retirement at or after age 58 (subject to providing one year of advance written notice of such retirement), the unvested stock options granted as part of the new incentive equity will be subject to one year of accelerated vesting determined as of the date of termination.

Post-Termination Exercise Period. The exercise period for any stock option granted as part of the new incentive equity begins on the date of issuance and ends on the first to occur of (i) the 10th anniversary of the date of issuance, (ii) the date that an executive is terminated for Cause or resigns without Good Reason, (iii) one (1) year following an executive’s termination of employment due to death, Disability or retirement at or after age 58 (subject to providing one year of advance written notice of such retirement), and (iv) three (3) months following an executive’s termination of employment for any other reason.

Securityholder Rights	The rollover equity awards will be subject to securityholder rights described in further detail below in the Securityholder Rights section.

SECURITYHOLDER RIGHTS

Company Call Rights	NewCo will have a call right upon any termination of employment (or upon exercise following termination of employment) with respect to any shares of NewCo’s common stock held by an executive which must be exercised, if at all, within 210 days following such termination of employment (or following acquisition of shares, with respect to any post-termination exercise). The call price shall be payable in a single cash lump sum no later than the later of (i) the 210th day following termination of employment (or following acquisition of shares, with respect to any post-termination exercise), and (ii) the 10th day following the determination of FMV as described below; provided, that, if at such time NewCo is prohibited under any credit facility or loan agreement from paying for such shares, NewCo may pay the call price at such time as the payment would be permitted. The call price will equal FMV (as defined below) as of the date of repurchase, provided that in the case of a termination for Cause (or a subsequent material breach of any applicable restrictive covenants, as further described below in the Employment Agreement section) or a voluntary resignation by an executive without Good Reason within two (2) years following the closing of the Transaction, the call price will be the lesser of FMV and the original purchase price (if any) paid by the executive for the shares (for the purpose of computing the lower of FMV and original purchase price, the original purchase price for any rollover shares and any shares underlying rollover options shall be the per share purchase price of such shares upon the closing of the Transaction). Upon NewCo’s exercise of a call right, the executive shall enter into an agreement prohibiting the executive from directly or indirectly engaging in any business activity that is competitive with NewCo for the two (2) year period following the closing of such call.

Fair Market Value (“FMV”) will be determined by the Board in good faith. In the case of a dispute regarding FMV between NewCo and an executive that cannot be resolved, FMV will be determined by an independent appraiser selected by the Board in good faith, without discounts for lack of marketability or minority interest. The executive will be granted access to the books and records of NewCo for purposes of evaluating the FMV determination in the case of such a dispute. The cost of the independent appraiser will be borne solely by NewCo.

Executive Put Rights	Upon a termination of an executive by NewCo without Cause, by the executive for Good Reason or as a result of the executive’s death or Disability (or upon exercise following any such termination of employment), the executive will have a FMV put right with respect to any shares of NewCo’s common stock held by the executive pursuant to the rollover equity only, which must be exercised, if at all, within 210 days following such termination of employment (or following acquisition of shares, with respect to any post-termination exercise). The put price shall be payable in a single cash lump sum no later than the later of (i) the 210th day following termination of employment (or following acquisition of shares, with respect to any post-termination exercise), and (ii) the 10th day following the determination of FMV as described above; provided, that, if at such time NewCo is prohibited under any credit facility or loan agreement from paying for such shares, NewCo may pay the put price at such time as the payment would be permitted. Upon NewCo’s repurchase of the shares subject to the put right, the executive shall enter into an agreement prohibiting the executive from directly or indirectly engaging in any business activity that is competitive with NewCo for the two (2) year period following the closing of such put.

Tag-Along Rights	If Permira intends to sell to a third party more than 10% of its aggregate holdings in NewCo, other than in respect of a sale to employees or directors of NewCo or its directly or indirectly majority-owned subsidiaries, each executive will be entitled to participate on a pro-rata basis with Permira in such transaction under terms and conditions no less favorable than those which apply to Permira, so long as the executive takes all customary necessary or desirable actions as reasonably requested by Permira in connection therewith (including executing and delivering definitive agreements with respect thereto).

Drag-Along Rights	Each executive will be subject to drag-along rights in favor of (and will take such customary actions reasonably requested by) Permira and/or NewCo if the Board approves a sale of NewCo (whether by merger, consolidation, sale of assets, sale of equity, public offering or otherwise) (an “Approved Sale”). In the event of an Approved Sale, each executive will consent to and raise no objections against such Approved Sale, waive all dissenters’ rights, appraisal rights or similar rights, and, in the event of a sale of all of NewCo’s equity held by persons other than the executive, will agree to sell all of the executive’s interests on terms and conditions no less favorable than those which apply to any other seller and take all customary necessary or desirable actions (including executing all agreements and documents) in connection with the consummation of the Approved Sale as reasonably requested by NewCo or Permira.

Registration Rights	The rollover equity and the new incentive equity will be subject to market piggyback registration rights provisions, provided that the sale or transfer of shares subject to the rollover equity or the new incentive equity in reliance on any securities registration pursuant to the foregoing rights may only be made on a pro rata basis with Permira. In connection with an initial public offering, NewCo will file a Form S-8, if available, to cover securities underlying any stock options held by the executives following such initial public offering.

Transfer Restrictions	No portion of the rollover equity or the new incentive equity (or the underlying securities) will be transferable without the prior written approval of NewCo, which may be granted or withheld in its sole discretion (other than among an executive’s family group or related family trust, or to NewCo, Permira or their designees in connection with a termination of employment, or in connection with the Drag-Along or Tag-Along Rights described above).

Impact of IPO	Upon and following an initial public offering, the Company Call Rights, Executive Put Rights, Tag- Along Rights, Drag-Along Rights and Transfer Restrictions (except any transfer restrictions imposed by any underwriter lock-up arrangement or the limitations described in the Registration Rights section set forth above) will cease to apply.

Joinder	Each executive will execute and deliver either a counterpart or a joinder to any applicable securityholders agreement and/or any other agreement governing the terms of the equity interests in NewCo; provided that no such agreement may provide an executive with less favorable rights in any manner than those described in this term sheet, or impose significant restrictions in addition to those described in this term sheet on an executive’s right to acquire, hold or dispose of the equity interests described herein.

Cooperation; Further Assurances	Permira and each of the executives will cooperate with each other prior to the closing of the Transaction and do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this term sheet.

EMPLOYMENT AGREEMENTS

Covered Executives	Permira agrees that NewCo will enter into an employment agreement with each of the following executives: Mr. Livingston, Mr. Leonetti, Mr. Pugh, Mr. Haas, Mr. Cummins and Ms. Paul.

Term	Initial term of 5-years effective upon the closing date of the Transaction, with a one-year evergreen renewal provision, unless either party provides no less than thirty (30) days notice of non-renewal.

Position	Each executive will retain the same position with NewCo as in effect with the Company prior to the closing of the Transaction.

Duties; Responsibilities	The duties of each executive will be the customary duties associated with each executive’s position and will remain consistent with current duties.

Base Salary	To be adjusted to a competitive market level for each executive on the closing of the Transaction as follows: $500,000 for Mr. Livingston, $360,000 for Mr. Leonetti, $320,000 for Mr. Pugh, $320,000 for Mr. Haas, $290,000 for Mr. Cummins and $300,000 for Ms. Paul. Base salary will be subject to annual review and increase (but not decrease) by the Board (or an authorized committee thereof).

Target Bonus	To be adjusted to a competitive market level for each executive on the closing of the Transaction as follows: 125% for Mr. Livingston, 75% for Mr. Leonetti, 100% for Mr. Pugh, 100% for Mr. Haas, 100% for Mr. Cummins and 75% for Ms. Paul. The target bonus percentages will be subject to annual review and increase (but not decrease) by the Board (or an authorized committee thereof). The applicable performance criteria will be established by the Board (or an authorized committee thereof) in the best interests of the Company.

Employee Benefits	Each executive will be entitled to participate in all employee and fringe benefit plans generally available to employees of NewCo, and will be entitled to no less than 4 weeks of paid vacation time per year.

Termination; Severance	General. Each executive’s employment will terminate upon expiration of the then current term of the agreement, and may be earlier terminated (i) automatically upon the executive’s death, (ii) by NewCo with or without Cause or for Disability, (iii) by an executive with or without Good Reason; provided that the executive must provide no less than thirty (30) days’ notice of a termination without Good Reason, or (iv) by an executive upon retirement at or after age 58 (subject to providing one year of advance written notice of such retirement).

Death/Disability/Retirement Termination. Each executive will be entitled to accrued compensation and a pro rata portion of the executive’s target bonus for the year of termination.

Cause/Without Good Reason. Each executive will be entitled to accrued compensation.

Without Cause (Includes NewCo Non-Renewal)/With Good Reason. Each executive will be entitled to accrued compensation, and subject to the execution of a general release of employment claims, to (i) a pro rata portion of the executive’s target bonus for the year of termination, (ii) the “Severance Amount” (as described below), and (iii) continuation of health benefits at active employee rates for the severance payment period. The “Severance Amount” will be set at a competitive market level as follows: 24 months of base salary plus target bonus for Mr. Livingston, 18 months of base salary plus target bonus for Mr. Leonetti, 18 months of base salary plus target bonus for Mr. Pugh, 18 months of base salary plus target bonus for Mr. Haas, 18 months of base salary plus target bonus for Mr. Cummins and 18 months of base salary plus target bonus for Ms. Paul. The Severance Amount will be payable over the number of months of severance being paid as specified above following termination; provided that it will be paid in a lump sum upon termination if such termination occurs within 12 months following a Change in Control (other than the Transaction).

Post- Retirement Health Insurance	The executives shall be eligible for retiree medical coverage subject to substantially the same conditions and limitations under which the Company currently provides such coverage; provided, that, solely with respect to the executive group described herein, (i) the requirement that such executive be hired by the Company prior to January 1, 1986 shall not apply, and (ii) the requirement that retirement occur at or after age 60 with ten or more years of services shall be revised to require retirement at or after age 58 with ten or more years of service.

Certain Definitions	“Cause” and “Disability” will have the meaning currently used in the Company’s incentive compensation arrangements. The definition of Cause will include a material breach of any applicable restrictive covenants.

“Change in Control” will have a customary meaning and generally will occur if any person or group of persons engages in a transaction or series of transactions which results in (i) Permira and its affiliates owning less than 50% of NewCo’s outstanding capital interests, or (ii) a sale of all or substantially all of NewCo’s assets.

“Good Reason” will mean the occurrence of any of the following events, without the express written consent of the executive, unless such events are fully corrected in all material respects by NewCo within thirty (30) days following written notification by the executive to NewCo of the occurrence of one of the reasons set forth below: (i) material diminution in the executive’s base salary or target bonus opportunity; (ii) material diminution in the executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or (iii) relocation of the executive’s primary work location by more than fifty (50) miles from its then current location. The executive must provide NewCo with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after first becoming aware of the occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of NewCo’s thirty (30)-day cure period described above.

Restrictive Covenants	Non-Competition. During employment (and, for executives resident outside of California, for two (2) years following termination of employment for any reason), each executive will be prohibited from directly or indirectly engaging (i) in any business activity that is competitive with NewCo, or (ii) in conduct that interferes or conflicts with the executive’s duties to NewCo or creates a potential business or fiduciary conflict.

Non-Solicitation of Employees or Customers. Each executive will be subject to a non-solicitation covenant for a period of two (2) years following termination of employment for any reason. This covenant will prohibit the executive’s solicitation of current or former employees or customers of NewCo.

Confidentiality and Proprietary Rights. Each executive will be subject to a standard non-disclosure covenant (perpetual in duration) with respect to confidential and proprietary information of NewCo. In addition, each executive will be subject to covenants protecting NewCo’s developments, work-product and other intellectual property.

Miscellaneous	The final documentation will contain other customary provisions included in employment agreements, as well as the following benefits: (i) reimbursement of legal fees incurred by the executives in the negotiation and execution of the employment and equity documents during the period from the date of the merger agreement for the Transaction through the date of the closing of the Transaction, up to a maximum of $100,000 in the aggregate (such maximum assuming that counsel for NewCo and/or Permira will take the lead in the drafting of all of the definitive documentation required to give full effect to this term sheet); (ii) indemnification to the maximum extent allowed under law; and (iii) D&O insurance at a level no less than that provided to any other officer or director of NewCo for the period of employment plus the applicable statute of limitations period.

EXHIBIT B

Form of Certificate of Incorporation of the Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

[SURVIVING CORPORATION]1

FIRST: The name of the corporation is [SURVIVING CORPORATION].

SECOND: The address of the corporation’s registered office in the State of Delaware is [1209 Orange Street, Wilmington, New Castle County, Delaware 19801]. The name of the corporation’s registered agent at such address is [The Corporation Trust Company].

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is one hundred thousand ([100,000]) shares of common stock, having a par value of $[0.01] per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

SEVENTH: A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director or officer derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, as applicable, then the liability of a director or officer of the corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, repeal or modification of this provision shall not adversely affect any right or protection of a director or officer of the corporation, as applicable, existing at the time or increase the liability of any director or officer of the corporation, as applicable, with respect to any acts or omissions of such director or officer occurring prior to, such amendment, repeal, modification or adoption.

EIGHTH:

A. Each person who was or is made a party or is threatened to be made a party to or is or was involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the corporation, in its capacity as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred to suffered by such person in connection therewith and such

[1]	Name of surviving corporation shall no longer include “LY”.

indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in the following paragraph of this Article Eighth with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

B. If a claim under the preceding paragraph of this Article Eighth is not paid in full by the corporation within thirty (30) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or stockholder) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eighth shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw of the corporation, agreement, vote of stockholders or disinterested directors or otherwise.

D. Any amendment, repeal or modification of the foregoing provision of this Article Eighth shall not adversely affect any right or protection of a director existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal, modification or adoption.

NINTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

TENTH: The name and mailing address of the incorporator is as follows:

Name	Mailing Address
[John Dantzler-Wolfe]	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004-1980

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this     day of             , 2011.

[John Dantzler-Wolfe], Incorporator

EXHIBIT C

Form of Bylaws for Surviving Corporation

BYLAWS OF

[SURVIVING CORPORATION]1

ARTICLE I

Offices

SECTION 1. Registered Office. The registered office of the Corporation within the State of Delaware shall be [The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801].

SECTION 2. Other Offices. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

ARTICLE II

Stockholders

SECTION 1. Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

SECTION 2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix.

[1]	Name of surviving corporation shall no longer include “LY”.

SECTION 3. Notice of Meetings. Notice of the place, if any, date, and time of all meetings of the stockholders and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

SECTION 4. Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time.

SECTION 5. Organization. Such person as the Board of Directors may have designated or, in the absence of such a person, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

SECTION 6. Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

SECTION 7. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

SECTION 8. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law.

The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

SECTION 9. Consent of Stockholders in Lieu of Meeting. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the Delaware General Corporation Law.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

Board of Directors

SECTION 1. Number and Term of Office. The number of directors constituting the initial Board of Directors shall be [ —]. Thereafter, the number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire Board of Directors or by action of the stockholders of the Corporation. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of stockholders unless there shall be vacancies in the Board of Directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Directors need not be stockholders. Except as otherwise provided by statute or these Bylaws, the directors (other than members of the initial Board of Directors) shall be elected at the annual meeting of stockholders. Each director shall hold office until his successor shall have been elected and qualified, or until his death, or until he shall have resigned, or have been removed, as hereinafter provided in these Bylaws.

SECTION 2. Removal. Any director may be removed, either with or without cause, at any time, by the holders of a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote at an election of directors.

SECTION 3. Resignation. Any director of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 4. Vacancies. Any vacancy in the Board of Directors, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office until his successor shall have been elected and qualified.

SECTION 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

SECTION 6. Special Meetings. Special meetings of the Board of Directors may be called by [one-third (1/3)] of the directors then in office (rounded up to the nearest whole number) or by the President and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 7. Quorum. At any meeting of the Board of Directors, a majority of the total number of the whole Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

SECTION 8. Participation in Meetings By Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

SECTION 9. Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 10. Compensation of Directors. Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

ARTICLE IV

Committees

SECTION 1. Committees of the Board of Directors. The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

SECTION 2. Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; [one-third (1/3)] of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE V

Officers

SECTION 1. Generally. The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

SECTION 2. President. The President shall be the chief executive officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

SECTION 3. Vice President. Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One (1) Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

SECTION 4. Treasurer. The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

SECTION 5. Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

SECTION 6. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

SECTION 7. Removal. Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

SECTION 8. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI

Stock

SECTION 1. Certificates of Stock. Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

SECTION 2. Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article VI of these Bylaws, an outstanding certificate, if one has been issued, for the number of shares involved shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

SECTION 3. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, (including by telegram, cablegram or other electronic transmission as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article II, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 4. Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

SECTION 5. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VII

Notices

SECTION 1. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

SECTION 2. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VIII

Miscellaneous

SECTION 1. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

SECTION 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 3. Reliance upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

SECTION 4. Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

SECTION 5. Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE IX

Indemnification of Directors and Officers

SECTION 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

SECTION 2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1 of this ARTICLE IX, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees and disbursements) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

SECTION 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this ARTICLE IX is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.

SECTION 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office

SECTION 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this ARTICLE IX or the Delaware General Corporation Law.

SECTION 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7. Nature of Rights. The rights conferred upon indemnitees in this ARTICLE IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this ARTICLE IX that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

SECTION 8. Binding Effect. The provisions of this ARTICLE IX shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this ARTICLE IX is in effect and/or any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer or other person intend to be legally bound. No repeal or modification of this ARTICLE IV shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

SECTION 9. Procedural Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this ARTICLE IV shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its board of directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

SECTION 10 Service Deemed at Corporation’s Request. Any director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed, in each case, to be doing so at the request of the Corporation.

SECTION 11 Election of Applicable Law. Any person entitled to be indemnified or to receive reimbursement or advancement of expenses as a matter of right pursuant to this ARTICLE IX may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable

Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

ARTICLE X

Amendments

These Bylaws may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.

EXHIBIT D

Officers of the Surviving Corporation

Bryan Livingston,	President & Chief Executive Officer

Jim Leonetti,	Vice President, Chief Financial Officer & Treasurer

Dave Haas,	Executive Vice President

Mark Pugh,	Executive Vice President

Amy Paul,	Vice President, General Counsel & Secretary

Paul Cummins,	Vice President, Sales & Marketing

Shanen Foye,	Corporate Controller

Mark Solis,	Director, Finance

EXHIBIT E

Form of Escrow Agreement

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), is made and entered into as of [         ], 2011, by and among B-Corp Holdings, Inc., a Delaware corporation (“Parent”), Lightyear Capital, LLC, solely in its capacity as Stockholder Representative under the Merger Agreement (as defined below) (the “Stockholder Representative”) and JP Morgan Chase Bank N.A., as escrow agent (the “Escrow Agent”).

WHEREAS, Parent and the Stockholder Representative are parties to that certain Merger Agreement, dated as of April 12, 2011, by and among Parent, B-Corp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), LY BTI Holdings Corp., a Delaware corporation (the “Company”), and the Stockholder Representative (as such agreement may be amended, restated or otherwise modified from time to time, the “Merger Agreement”). Each capitalized term which is used but not otherwise defined in this Agreement has the meaning assigned to such term in the Merger Agreement.

WHEREAS, the Merger Agreement requires Parent and the Stockholder Representative to enter into this Agreement;

WHEREAS, at the Effective Time, pursuant to the terms and conditions of Section 2.6(b) of the Merger Agreement, Parent will deliver to the Escrow Agent $5,000,000 (the “Escrow Amount”, and together with any and all interest and other amounts earned thereon from and after the date hereof and as reduced by any disbursements, withdrawals or losses on investments, the “Escrow Funds”) which amount shall held in a segregated account to serve as a source of payment of any Excess Amount owed to Parent by the Stockholders pursuant to Sections 2.8(g)(ii) and (iii) of the Merger Agreement (the “Post Closing Payments”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1 Appointment of and Acceptance by Escrow Agent. The Parent and the Stockholder Representative hereby appoint and designate the Escrow Agent to acquire and maintain possession of the Escrow Funds on behalf of the Stockholders and to act as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and designation under the terms and conditions set forth herein.

Section 2 Receipt of Deposit; Establishment of Escrow; Interest.

2.1	At or prior to the Effective Time, Parent will deliver the Escrow Amount to the Escrow Agent, and the Escrow Agent will acknowledge to Parent and the Stockholder Representative the Escrow Amount upon receipt. The Escrow Agent shall hold in escrow, invest and disburse the Escrow Funds in accordance with the terms of this Agreement. Each of Parent and the Stockholder Representative confirms in writing to the Escrow Agent and to each other that the Escrow Funds are free and clear of all Liens, except as may be created by this Agreement and the Merger Agreement.

2.2	The Escrow Agent shall establish a segregated account in which to hold the Escrow Funds in which the Escrow Funds (or any portion thereof) may, from time to time, be invested (the “Escrow Account”). The Escrow Agent shall keep appropriate records to reflect the current value from time to time of the Escrow Funds, including appropriate adjustments for disbursements and income or losses earned in respect thereof.

Section 3 Investment of the Escrow Funds. At the joint written direction of Parent and the Stockholder Representative, the Escrow Agent will invest the Escrow Funds in one or more of: (i) [•] Money Market Account, (ii) direct obligations of the United States of America, (iii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iv) commercial paper rated of the highest quality by Moody’s Investors Services, Inc. (“Moody’s”) or Standard & Poor’s Corporation (“S&P”), (v) certificates of deposit issued by commercial banks having at least $1 billion in assets, (vi) federally tax-exempt municipal obligations bearing interest and rated AAA or better by Moody’s or rated AA or better by S&P, and/or (vii) money market funds authorized to invest in short-term securities issued or guaranteed as to principal and interest by the U.S. Government and repurchase agreements with respect to such securities (collectively, the “Permitted Investments”) with the income from such investments being held by the Escrow Agent as part of the Escrow Funds. The Escrow Agent is hereby authorized to execute the purchase and sale of Permitted Investments through the facilities of its own trading or capital markets operations. In the event that the Escrow Agent does not receive investment instructions to invest funds held in the Escrow Account, the Escrow Agent shall invest such funds in a JPMorgan Chase Bank, N.A. money market deposit account (“MMDA”). The rate of return on an MMDA varies from time to time based upon market conditions. The Escrow Agent may liquidate any investment in order to comply with payment instructions pursuant to this Agreement without any liability for any resulting loss resulting from investments made in accordance with the provisions of this Agreement. Any loss incurred from an investment will reduce the balance of the Escrow Funds. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month.

Section 4 Escrow Agent’s Payment of the Escrow Funds. Except as otherwise provided herein, the Escrow Agent shall administer and release the Escrow Funds as follows:

4.1	If the Adjustment Amount is zero or if any Additional Merger Consideration is due to Stockholders pursuant to Section 2.8(g)(i) of the Merger Agreement, then, within five (5) Business Days after the Conclusive Date, Parent and the Stockholder Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to promptly transfer the Escrow Funds then on deposit in the Escrow Account from the Escrow Account by wire transfer to the Paying Agent on behalf of the Stockholders.

4.2

If an Excess Amount that is less than or equal to the amount of the Escrow Funds then on account is due to Parent pursuant to Section 2.8(g)(ii) of the Merger Agreement, then, within five (5) Business Days after the Conclusive Date, Parent and the

Stockholder Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to promptly deliver from the Escrow Account by wire transfer (A) to Parent, the Excess Amount and (B) to the Paying Agent an amount in cash equal to, if greater than zero, (x) the Escrow Funds minus (y) the Excess Amount.

4.3	If an Excess Amount greater than the amount of the Escrow Funds then on deposit in the Escrow Account is due to Parent pursuant to Section 2.8(g)(iii) of the Merger Agreement, then, within five (5) business days after the Conclusive Date, Parent and the Stockholder Representative shall deliver a joint written instruction to Escrow Agent to promptly deliver from the Escrow Account by wire transfer to Parent all of the funds then in the Escrow Account.

4.4	Notwithstanding the foregoing, in accordance with Section 8.16(g) of the Merger Agreement, and prior to the delivery of any amounts to Parent or the Stockholders pursuant to this Section 4, the Stockholder Representative shall promptly provide a written notice (the “Expense Notice”) to Parent setting forth any out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Stockholder Representative in performing any actions under the Merger Agreement or this Agreement that have not been reimbursed or otherwise paid by the Company (the “Stockholder Representative Expenses”). The Stockholder Representative shall be entitled to submit an Expense Notice and receive payment of the Stockholder Representative Expenses as and when such fees and expenses are incurred. Upon receipt of the Expense Notice, Parent, together with the Stockholder Representative, shall promptly deliver a joint written instruction to the Escrow Agent with instructions to distribute an amount equal to the Stockholder Representative Expenses from the Escrow Funds to an account specified by the Stockholder Representative in such joint written instruction.

4.5	The Escrow Agent shall pay the amounts set forth in a joint written instruction of Parent and the Stockholder Representative, promptly, and in any event within two (2) Business Days, following its receipt of such notice or instructions. Such payment shall be made by wire transfer of immediately available funds to the account specified in the joint written instruction or to any other account designated by the party entitled to receive such payment. The Escrow Agent shall act upon the instructions that it receives and shall not be responsible for determining whether any such instructions are in accordance with the Merger Agreement.

Section 5 Liability and Duties of the Escrow Agent.

5.1

The Escrow Agent’s duties and obligations under this Agreement shall be determined solely by the express provisions of this Agreement which shall be deemed purely ministerial in nature, and no other duties shall be implied, and the Escrow Agent shall not pay the Escrow Funds, or any portion thereof, except in accordance with the terms of this Agreement. The Escrow Agent shall be under no obligation to refer to any documents other than the Merger Agreement and this Agreement and the instructions and requests delivered to the Escrow Agent hereunder. The Escrow Agent shall not be obligated to recognize, and shall not have any liability or responsibility arising under, any agreement to which the Escrow Agent is not a party, even though reference thereto may be made herein. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between Parent and the Stockholder Representative in connection herewith, if any, including, without limitation, the Merger Agreement, nor shall the Escrow Agent be required to determine if any person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement. In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the Merger Agreement, any schedule or exhibit attached to the Merger Agreement or any other agreement among Parent and the Stockholder Representative, the terms and conditions of this Escrow Agreement shall control. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

5.2	The Escrow Agent, including its officers, directors, employees and agents, shall act in good faith and shall not be liable to anyone whomsoever by reason of any error of judgment or for any act done or step taken or omitted by the Escrow Agent, or for any mistake of fact or law or anything which the Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of the Escrow Agent’s fraud, gross negligence or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel. Parent and the Stockholder Representative shall jointly and severally indemnify and hold the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of outside counsel) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the Indemnitees, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any joint written instructions or other joint written directions from Parent and the Stockholder Representative which the Escrow Agent in good faith believes to be genuine, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. Such indemnification shall survive the Escrow Agent’s resignation or removal, or the termination of this Agreement.

5.3	This Agreement is a personal one, the Escrow Agent’s duties hereunder being only to Parent and the Stockholder Representative, their successors and permitted assigns, and to no other person whomsoever.

5.4	The Escrow Agent may rely or act upon joint written instructions bearing a signature or signatures properly believed in good faith by the Escrow Agent to be genuine of Parent and the Stockholder Representative.

5.5	In case any property held by the Escrow Agent shall be attached, garnished or levied upon under a court order, or the delivery thereof shall be stayed or enjoined by a court order, or any writ, order, judgment or decree shall be made or entered by any court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement or any part thereof, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, which is binding upon it as advised by legal counsel of its own choosing, whether with or without jurisdiction, and in case the Escrow Agent obeys or complies with any such writ, order, judgment or decree, the Escrow Agent shall not be liable to Parent or the Stockholder Representative or to any other person by reason of such compliance in connection with such litigation. Parent agrees to pay to the Escrow Agent on demand its reasonable costs, attorneys’ fees, charges, disbursements and expenses in connection with such litigation, and such fees and expenses shall not be paid out of the Escrow Funds.

5.6	The Escrow Agent reserves the right to resign at any time by giving written notice of resignation to Parent and the Stockholder Representative specifying the effective date thereof. Within thirty (30) days after receiving such notice, Parent and the Stockholder Representative jointly shall appoint a successor escrow agent to which the Escrow Agent shall distribute the property then held under this Agreement, less the Escrow Agent’s fees, costs and expenses, whereupon the Escrow Agent shall upon such distribution to a successor escrow agent, be discharged of and from any and all further obligations arising in connection with this Agreement, except for such liability and expenses which results from the Escrow Agent’s fraud, gross negligence or willful misconduct. If a successor escrow agent has not been appointed or has not accepted such appointment by the end of such thirty-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and Parent and the Stockholder Representative shall each pay one-half of the costs, expenses and reasonable attorneys’ fees which are incurred in connection with such proceeding. Until a successor escrow agent has accepted such appointment and the Escrow Agent has transferred the Escrow Funds to such successor escrow agent, the Escrow Agent shall continue to retain and safeguard the Escrow Funds until receipt of (i) a joint written instruction by Parent and the Stockholder Representative, or (ii) an order of a court of competent jurisdiction. Parent and the Stockholder Representative shall have the right upon their mutual written consent to substitute a new escrow agent by giving thirty (30) days prior joint written notice thereof to the Escrow Agent then acting. In such event, the Escrow Agent shall, within thirty (30) days upon receipt of written notice of such removal, account for and deliver to such substituted escrow agent the Escrow Funds.

5.7

In the event of any disagreement between Parent and the Stockholder Representative resulting in adverse claims or demands being made in connection with the Escrow Funds or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be permitted to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction or to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets and to retain the Escrow Funds until the Escrow Agent shall have received (i) an order of a court of competent jurisdiction directing delivery of the Escrow Funds, or (ii) a joint written instruction executed by Parent and the Stockholder Representative directing delivery of the Escrow Funds, at which time the Escrow Agent shall disburse the Escrow Funds in accordance with such court order or joint written instruction.

5.8	The Escrow Agent does not have any interest in the Escrow Funds but is serving as escrow holder only and has only possession thereof. If any payments of income from the Escrow Funds shall be subject to withholding regulations then in force with respect to United States taxes, Parent and the Stockholder Representative agree to provide the Escrow Agent with appropriate forms for or with respect to such withholding. This Section 5.8 and Sections 5.1 and 6 shall survive notwithstanding any termination of this Agreement or the Escrow Agent’s resignation.

5.9	All income or losses from the cash and investments of the Escrow Funds held in the Escrow Account shall be taxable to Parent. The Escrow Agent shall report such income or loss on such tax returns as required by the Internal Revenue Service and any state and local departments of revenue. The Escrow Agent shall thereafter hold, maintain and utilize the Escrow Funds pursuant to the terms and conditions of this Agreement. At the Closing Parent shall provide the Escrow Agent with W-9 or W-8 IRS tax forms and the Escrow Agent will file the appropriate 1099 or other required forms pursuant to Federal and applicable state laws. A statement of citizenship will be provided if requested by the Escrow Agent. The Escrow Agent shall have no liability for the payment of taxes.

Section 6 Compensation of the Escrow Agent. The Escrow Agent shall be entitled to fees and reimbursement for expenses, including, but not by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in the performance of its duties hereunder, in accordance with the fee schedule attached hereto as Exhibit A. Such fees and expenses shall be paid, one-half by Parent and one-half by Stockholder Representative on behalf of the Stockholders. The Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Account, with respect to its unpaid fees and non-reimbursed expenses, superior to the interests of any other persons or entities and shall be entitled and is hereby granted the right to set off and deduct any unpaid fees and/or non-reimbursed expenses, that have not been paid within sixty (60) days from the date of the invoice in question, from amounts on deposit in the Escrow Account, on a pro rata basis.

Section 7 Funds Transfer Agreement. In the event funds transfer instructions are given (other than in writing at the time of the execution of this Agreement), whether in writing, or by telecopier, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit B hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Exhibit B. The undersigned is authorized to certify that the signatories on Exhibit B are authorized signatories. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties hereto acknowledge that such security procedure is commercially reasonable. It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by any party hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank. The Escrow Agent may apply funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank, so designated.

Section 8 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile, to the recipient with telephonic confirmation by the sending party. Such notices, demands and other communications will be sent to the address indicated below:

Notices to Parent:

Permira Advisers, LLC

320 Park Avenue

New York, NY 10022

Attention: Richard Carey

Facsimile: (212) 386-7841

Telephone: (212) 386-7477

Email: richard.carey@permira.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Robert Schwenkel, Esq. and Christopher Ewan, Esq.

Facsimile: (212) 859-4000

Telephone: (212) 859-8167; (212) 859-8875

Email: robert.schwenkel@friedfrank.com

 christopher.ewan@friedfrank.com

Notices to the Stockholder Representative:

Lightyear Capital, LLC

375 Park Avenue

New York, NY 10152

Attention: Lori J. Forlano

Facsimile: (212) 328-0516

Telephone: (212) 328-0550

Email: lori.forlano@lycap.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Carloine B. Gottschalk

Facsimile: (212) 455-2502

Telephone: (212) 455-3523

Email: cgottschalk@stblaw.com

Notices to the Escrow Agent:

JP Morgan Chase Bank N.A.

Escrow Services

4 New York Plaza, 21st Fl

New York, NY 10004

Facsimile: (212) 623-6168

Telephone: (212) 623-0046

Any party may change the address to which notices are to be delivered by giving the other parties notice in the manner provided in this Section 8. Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to this Section 8, such communications shall be deemed to have been given on the date received by the Escrow Agent.

Section 9 Miscellaneous.

9.1	Instructions by Parent and Stockholder Representative. Any instructions or notice delivered by Parent and/or the Stockholder Representative pursuant to this Agreement shall only be valid if signed by a person listed on Exhibit B under the heading of Parent and the Stockholder Representative, as applicable.

9.2

Binding Effect; Assignment. Except as otherwise provided herein, this Agreement may not, without the prior written consent of each of the other parties hereto, be assigned by Parent or the Stockholder Representative by operation of law or otherwise, and any attempted assignment shall be null and void; provided, that upon prior written notice to each of the Escrow Agent and the Stockholder Representative, Parent may,

without prior written consent of any other party hereto, (i) assign any or all of its rights hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder, (iii) assign this Agreement in connection with any merger, sale of substantially all of its or any of its Affiliate’s assets, or sale of all of its or any of its Affiliate’s outstanding equity interests, and/or (iv) assign its rights, but not its obligations, under this Agreement to any of its, or any of its Affiliate’s, financing sources (in any or all of which cases described in subclause (i), (ii), (iii) or (iv), Parent shall nonetheless remain responsible for the performance of all of its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

9.3	Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable Law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

9.4	No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Parent and the Stockholder Representative to express their mutual intent, and no rule of strict construction will be applied against any person.

9.5	Headings. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading had been used in this Agreement.

9.6	Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, any one of which need not contain the signatures of more than one person, but all such counterparts taken together will constitute one and the same instrument.

9.7	Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

9.8	Amendment. This Agreement may not be amended or modified, except by a written instrument executed by Parent, the Stockholder Representative and the Escrow Agent.

9.9	Termination. This Agreement shall remain in effect unless and until (i) the Escrow Funds are distributed in full, or (ii) it is terminated in a written instrument executed by Parent and the Stockholder Representative, in which event, termination shall take effect no later than ten (10) Business Days after notice to the Escrow Agent of such termination. Termination of this Agreement shall not impair the obligations of Parent and the Stockholder Representative, as applicable, set forth in Sections 5.1, 5.8 and 6, which such obligations shall survive.

9.10	Merger or Consolidation. Any banking association or corporation into which the Escrow Agent (or substantially all of its corporate trust business) may be merged or converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust or escrow business of the Escrow Agent shall be sold or otherwise transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

9.11	Entire Agreement. This Agreement and in regards to the parties to this Escrow Agreement other than the Escrow Agent the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. In regards to the Escrow Agent, this Escrow Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof.

9.12	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

9.13	Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

9.14	Jurisdiction. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 8, such service to become effective five (5) days after such mailing.

9.15	Limited Liability. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

9.16	Force Majeure. Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

9.17	Identification. Parent and the Stockholder Representative acknowledge that the Escrow Agent, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), is required to obtain, verify and record information that identifies each person who opens an account and, upon request, Parent and the Stockholder Representative agree to provide the Escrow Agent with information sufficient to establish their identity in accordance with the Patriot Act.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PARENT:

B-CORP HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE:

LIGHTYEAR CAPITAL, LLC

By:
Name:
Title:

ESCROW AGENT:

JP MORGAN CHASE BANK N.A.

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT A

SCHEDULE OF ESCROW AGENT FEES

EXHIBIT B

Telephone Number(s) for Call-backs and

Person(s) Designated to Give and Confirm Funds Transfer and Other Instructions

If to Parent:

Name	Telephone Number	Signature
1. [Name]	[Number]

2. [Name]	[Number]

3. [Name]	[Number]

If to Stockholder Representative:

Name	Telephone Number	Signature
1. [Name]	[Number]

2. [Name]	[Number]

EXHIBIT F

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

LY BTI Holdings Corp.

This Letter of Transmittal (the “Letter of Transmittal”) is being provided to (i) holders of shares of common stock, par value $0.01 per share (“Common Stock”), of LY BTI Holdings Corp., a Delaware corporation (the “Company”), and (ii) holders of stock options issued pursuant to the LY BTI Holdings Corp. 2005 Stock Incentive Plan and the Baker Tanks 2004 Stock Option Plan, each as amended and outstanding as of April [•], 2011 (“Options”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of April [•], 2011, by and among the Company, B-Corp Holdings, Inc., B-Corp Merger Sub, Inc. and Lightyear Capital, LLC, as Stockholders’ Representative.

In order to receive payment in respect of your shares of Common Stock and/or Options, this Letter of Transmittal must be duly completed and executed, after which it must be delivered or sent, together with (i) the certificates representing your shares of Common Stock (the “Stock Certificates”), for those persons to whom Stock Certificates have been issued, or the Affidavit of Loss of Stock Certificates and the Indemnity Agreement (enclosed herewith) for those persons to whom Stock Certificates have been issued but such Stock Certificates have been lost, (ii) if applicable, the agreements evidencing your Options (the “Option Agreements”) or a certification that the Company may provide such agreement on your behalf, (iii) a duly completed and signed original of IRS Form W-9 (a blank form is enclosed) or, if you are a non-U.S. stockholder, the appropriate IRS Form W-8, and (iv) all other documentation required to be provided under this Letter of Transmittal (collectively, the “Required Documents”), to the Company at the address set forth below:

LY BTI HOLDINGS CORP.

c/o BakerCorp

3020 Old Ranch Parkway, Suite 220

Seal Beach, California 90740

Attention: Amy Paul, Esq.

If your Stock Certificates (or, in the case of uncertificated shares, such shares (“Uncertificated Shares”)) or Option Agreements are registered in different names, a separate Letter of Transmittal must be duly completed, signed and delivered to the Company with respect to each different registered owner. Please read the accompanying instructions on pages 8 and 9 of the Letter of Transmittal carefully before you complete and sign the Letter of Transmittal.

Please return the Letter of Transmittal and the other Required Documents as soon as possible and in any event no later than [5:00 p.m. (New York City time) on     , 2011].

1

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April [•], 2011, by and among LY BTI Holdings Corp., a Delaware corporation (the “Company”), B-Corp Holdings, Inc., a Delaware corporation (“Parent”), B-Corp Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Lightyear Capital, LLC, in its capacity as stockholders’ representative (the “Stockholders’ Representative”). Pursuant to the Merger Agreement, Parent will acquire the Company by merging Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Common Stock

In connection with the Merger, the undersigned holder of Common Stock (referred to as a “Stockholder”) hereby surrenders to the Company the Stock Certificates representing such Stockholder’s shares of Common Stock, as described in Box A below (which shall not apply to the Contributed Shares), for those persons to whom Stock Certificates have been issued, or the Affidavit of Loss of Stock Certificates and the Indemnity Agreement (attached hereto) for those persons to whom Stock Certificates have been issued but such Stock Certificates have been lost. In the case of Stockholders of Uncertificated Shares, the undersigned Stockholder hereby is deemed to surrender its Uncertificated Shares described in Box A below to the Company. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Common Stock, other than the Contributed Shares, will be cancelled and automatically converted into the right to receive an amount in cash, without any interest thereon, equal to (a) the Closing Date Payment and (b) the Post-Closing Payment, payable in accordance with Section 2.6 and Section 2.8 of the Merger Agreement (“Merger Consideration”)

Options

If the undersigned is a holder of Options (referred to as an “Option Holder”), the undersigned hereby surrenders to the Company the Options described in Box B below and authorizes the Company to cancel such surrendered Options (which shall not apply to the Contributed Options). Pursuant to the Merger Agreement, at the Effective Time, each issued, outstanding and unexercised Option (whether vested or unvested), other than the Contributed Options, will be cancelled and automatically converted into the right to receive an amount in cash, without any interest thereon, equal to (a) the Closing Date Option Payment and (b) the Post-Closing Option Payment, payable in accordance with Section 2.4 and Section 2.8 of the Merger Agreement.

Release

By executing and delivering this Letter of Transmittal, the undersigned releases as of the Effective Time, on its own behalf and on behalf of its successors and assigns, Company, Parent, Merger Sub and the Surviving Corporation, and their respective affiliates, directors, officers, employees, partners, members, agents, advisors and representatives, and their respective successors and assigns, from any and all claims, actions, causes of action, suits, damages, judgments, expenses, demands and other obligations or liabilities, whatsoever, in law or in equity of the undersigned, as a result of the undersigned’s ownership of Common Stock and/or Options, the exchange of such Common Stock and/or Options pursuant to the Merger Agreement or the cancellation of the Certificates and/or Uncertificated Shares and/or Option Agreements in exchange for the right to receive the portion of the Merger Consideration allocated to the Common Stock represented by such Certificates and/or Uncertificated Shares and/or Options evidenced by such Option Agreements in accordance with the Merger Agreement, including, but not limited to, (a) any claim based on the allocation of the Merger Consideration among the shares of Common Stock and/or Options as described in the Merger Agreement, (b) any rights the undersigned may have under the Amended and Restated Stockholders’ Agreement, dated as of January 25, 2010, among Company and the stockholder parties thereto and (c) any rights the undersigned may have under the Management Stockholders’ Agreement, dated as of October 9, 2005, by and among Company and the other stockholder parties thereto, as amended; provided, that the foregoing shall not (i) release Parent from its obligation to deliver the allocable portion of the Merger Consideration in respect of each share of Common Stock and/or Options formerly represented by the Certificates and/or Uncertificated Shares or Option Agreements in exchange therefor pursuant to the terms of the Merger Agreement and the Escrow Agreement (as defined in the Merger Agreement) or (ii) release any rights of Company, or any obligations of Parent, pursuant to the Merger Agreement.

2

REPRESENTATIONS AND WARRANTIES OF THE HOLDER

The undersigned hereby represents and warrants to each of Parent, Merger Sub, the Company and the Stockholders’ Representative as of the date of this Letter of Transmittal and as of the Closing Date that the undersigned:

(a) has received, read and understands Articles I, II and VIII of the Merger Agreement, a copy of which may be obtained by request to: Amy Paul, Esq., Vice President, General Counsel and Secretary, at the offices of BakerCorp located at 3020 Old Ranch Parkway, Suite 220, Seal Beach, California 90740;

(b) is the sole record and beneficial owner of the shares of Common Stock set forth in the description of the shares of Common Stock surrendered on page 6 of this Letter of Transmittal (collectively, the “Surrendered Shares”) and, if applicable, the Options set forth in the description of the Options surrendered on page 6 of this Letter of Transmittal (collectively, the “Surrendered Options”);

(c) has good and valid title to the Surrendered Shares and, if applicable, the Surrendered Options, in each case free and clear of any Liens;

(d) has the full right, power and authority to surrender the Surrendered Shares and, if applicable, the Surrendered Options; and no action, consent, approval or authorization of, or notice to, any third party is required to be made by the undersigned in order to validly surrender the Surrendered Shares and, if applicable, the Surrendered Options;

(e) represents that this Letter of Transmittal has been duly and validly executed and delivered and constitutes its legally valid and binding obligation, enforceable in accordance with its terms.

ACKNOWLEDGMENTS AND AGREEMENTS OF THE HOLDER

By executing and delivering this Letter of Transmittal, the undersigned hereby expressly and irrevocably:

(a) acknowledges and agrees that, from and after the Effective Time, all representations, warranties and agreements of the undersigned set forth therein will be for the benefit of, and enforceable by the Surviving Corporation and the Stockholders’ Representative (on behalf of the Stockholders);

(b) agrees that all authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the undersigned and undersigned’s heirs, successors, assigns, executors, administrators and legal representatives to the extent permitted by law and shall not be affected by, and shall survive, the undersigned’s liquidation, dissolution or other inability to act;

(c) forever waives all dissenters’ rights, appraisal rights or similar rights under applicable law with respect to any shares of Common Stock owned by the undersigned;

(d) acknowledges that he, she or it will not be entitled to any consideration in respect of its Common Stock or Options in the event that the Merger is not consummated and that, in such event, the Stock Certificates and Option Agreements (if any) enclosed herewith shall be returned and the Uncertificated Shares shall be deemed to be returned to the undersigned;

(e) acknowledges that (i) a portion of the Merger Consideration to be paid to the undersigned in respect of the Common Stock or Options surrendered herewith or, if applicable, Uncertificated Shares, will be withheld and deposited into the Escrow Account (as defined in the Merger Agreement) to be utilized pursuant to the terms of the Merger Agreement in the event that any post-closing purchase price adjustments are due to the Parent in accordance with the terms of the Merger Agreement and (ii) if, as a result of a post-closing adjustment to the Merger Consideration in accordance with the terms of the Merger Agreement, the conclusive Merger Consideration payable to Stockholders is less than the portion of the estimated Merger Consideration actually paid to Stockholders and/or Option Holders at closing, it will be obligated to pay to Parent its pro rata portion of such difference with respect to each share of its Common Stock and/or Option. Accordingly, the undersigned hereby agrees to be bound by Section

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2.8(g)(iii) of the Merger Agreement, which requires the Stockholders and/or Option Holders (together, “Holders”) to fund any over payment of the purchase price by Parent in excess of the amounts on deposit in the Escrow Account and acknowledges that pursuant to the Merger Agreement, it may not ultimately receive all or any of the amounts deposited into the Escrow Account in respect of the Common Stock or Options surrendered herewith;

(f) agrees, upon request, to execute and deliver any additional documents reasonably deemed by Parent or the Company to be necessary to complete the proper surrender of the shares of Common Stock surrendered hereby and the delivery of the Stock Certificates and/or Uncertificated Shares and/or Option Agreements, as applicable, in accordance with the terms and conditions of this Letter of Transmittal; and

(g) acknowledges that the receipt of Merger Consideration will be subject to the adjustment provisions of the Merger Agreement and will be paid without interest and less any required withholding taxes (including non-U.S. taxes).

GOVERNING LAW

This Letter of Transmittal shall be governed by the Laws of the State of Delaware (without regard to principles of conflict of law). The undersigned irrevocably agrees that any legal action or proceeding arising out of or relating to this Letter of Transmittal shall be brought and determined only in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it does not have subject matter jurisdiction, in any appropriate Delaware state or federal court), and the undersigned hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Letter of Transmittal and the transactions contemplated hereby.

[PLEASE SIGN ON THE FOLLOWING PAGE]

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[PLEASE SIGN BELOW]

The undersigned acknowledges that the undersigned has thoroughly read this Letter of Transmittal and agrees to be bound by the terms and conditions herein.

Print Name of Holder:

Please sign on this line:

Date:

Please identify the title or capacity of the signatory:

Address of Holder:
(City, State, Zip Code)

Area Code and Telephone Number:

IMPORTANT:

•

This Letter of Transmittal must be signed by the registered Holder exactly as its name(s) appears on the Stock Certificates (or in the case of Uncertificated Shares, on the Company’s stock ledger) and Option Agreements, if any, or by persons authorized to become registered Holder(s) by certificates and documents transmitted herewith.

•

If signature is by an officer of a corporation, a trustee, executor, administrator, guardian, attorney-in-fact, agent or other person acting in a fiduciary or representative capacity, please set forth such person’s full title and submit evidence satisfactory to the Company of such representative’s authority to so act. See Instruction 3 on page 8.

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PLEASE PROVIDE DETAILS OF HOLDER’S COMMON STOCK AND OPTIONS BELOW]

BOX A

DESCRIPTION OF THE SHARES OF COMMON STOCK SURRENDERED

Name and Address of Holder of Stock Certificate	Stock Certificate Number	Number of Shares of Common Stock Represented by each Stock Certificate	Number of Shares of Common Stock Represented by Uncertificated Shares

Total Number of
Shares:

•	Check box if any Stock Certificate has been lost, destroyed or stolen. See Instruction 4 on page 8.

Number of shares of Common Stock represented by such lost, destroyed or stolen Stock Certificate:

BOX B

DESCRIPTION OF OPTIONS SURRENDERED

Name and Address of Holder of Option		Number of Shares of Common Stock Represented by each Option

Total Number of
Shares:

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[PLEASE PROVIDE PAYMENT INSTRUCTIONS BELOW]

The check or wire transfer representing any Closing Date Payment, Closing Date Option Payment, Post-Closing Payment or Post-Closing Option Payment will be issued or paid only in the name of the Holder(s) appearing in Box A or Box B, as applicable. Unless the box below is completed, a check for the applicable amount(s) will be issued on the Closing Date and mailed to the address of such Holder(s) at the address specified in Box A or Box B, as applicable.

WIRE INSTRUCTIONS

Complete ONLY if you wish to be paid

by wire transfer instead of by check.

Wire transfer funds to (Please Type or Print):

Bank:

ABA Number:

For credit to Account of:

Account Number:

Ref (if any):

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AFFIDAVIT OF LOSS OF STOCK CERTIFICATE

AND INDEMNITY AGREEMENT

State of Delaware)

                                     )         ss.

County of [ • ] )

The undersigned stockholder (“Stockholder”), being duly sworn, deposes and says:

1. Stockholder is the legal and beneficial owner of one or more certificates (each, a “Stock Certificate”) for              shares of Common Stock, par value $0.01 per share of LY BTI Holdings Corp., a corporation incorporated under the laws of Delaware (“Company”) in the name of Stockholder.

2. The Stock Certificate(s) has been either lost, stolen or destroyed.

3. The Stock Certificate(s) was not endorsed.

4. Stockholder has made or caused to be made diligent search for the Stock Certificate(s), and has been unable to find or recover it. Stockholder has not sold, assigned, pledged, transferred, deposited under any agreement, hypothecated, or otherwise disposed of the Stock Certificate(s) or any interest in the Stock Certificate(s), or signed any power of attorney or other authorization respecting the Stock Certificate(s) which is now outstanding and in force, or otherwise disposed of the Stock Certificate(s). No person, firm, corporation, agency, entity or government other than Stockholder has or has asserted any right, title, claim, equity or interest in, to or respecting the Stock Certificate(s) or the shares of stock represented thereby.

5. Stockholder’s interest in the Stock Certificate is not in a representative or fiduciary capacity.

6. Stockholder requests, and this Affidavit of Loss of Stock Certificate and Indemnity Agreement is hereby made, for the purpose of inducing Company to treat as surrendered for the purposes of the transactions contemplated by the Merger Agreement, the shares of stock represented by the Stock Certificate(s) without its surrender for cancellation. If Stockholder should find or recover the Stock Certificate(s), he or she will immediately surrender it to Company for cancellation without requiring any consideration for doing so. Stockholder agrees and acknowledges that he or she has surrendered for cancellation or will surrender for cancellation all right, title and interest in the Stock Certificate(s) pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of April [•], 2011 (the “Merger Agreement”) by and among the Company, B-Corp Holdings, Inc., B-Corp Merger Sub, Inc. and Lightyear Capital, LLC, as Stockholders’ Representative.

7. Stockholder agrees, in consideration of compliance with the foregoing request, to indemnify and hold harmless Company, its affiliates and their respective employees, officers and directors and any person, firm or corporation acting as their transfer agent, registrar, trustee, depositary, redemption, fiscal or paying agent, or in any other capacity, and also any successors in any such capacities, and their respective successors and assigns (collectively, the “Obligees”) from and against any and all liabilities, obligations, losses, damages, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with, or arising out of, or related to, their compliance with the request of Stockholder set forth in this Affidavit of Loss of Stock Certificate and Indemnity Agreement or which are in connection with, arise out of, or are related to, the original Stock Certificate(s) having come or hereafter coming into the possession of any third party, or which are in connection with, arise out of, or are related to of any statement of Stockholder contained herein not being true or correct, and further agrees to furnish to the Obligees, without any expense to them, a bond of indemnity, in such form and amount as the Obligees may require, with satisfactory surety or sureties, in case this Affidavit of Loss of Stock Certificate and Indemnity Agreement should not at any time for any reason in the opinion of the Obligees or any of them afford sufficient protection.

8. Stockholder agrees that Company and any of the other Obligees may surrender for cancellation and/or make any requested payment with respect to the shares of stock represented by the Stock Certificate. Stockholder agrees that the indemnification agreement provided in Paragraph 7 above shall remain in full force and effect, notwithstanding any such cancellation or payment.

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9. This Affidavit of Loss of Stock Certificate and Indemnity Agreement shall be binding upon Stockholder and his or her legal representatives, heirs and assigns and shall inure to the benefit of Company and the other Obligees and their respective successors and assigns.

10. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Affidavit of Loss of Stock Certificate and Indemnity Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the parties and/or this Affidavit of Loss of Stock Certificate and Indemnity Agreement. As to any dispute, claim or litigation arising out of or relating in any way to this Affidavit of Loss of Stock Certificate and Indemnity Agreement, the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the state or federal courts of the State of Delaware. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

Signed, sealed and delivered by Stockholder this          day of                     , 2011.

(signature)

(print name)

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GENERAL INSTRUCTIONS

1. Delivery of Letter of Transmittal, Stock Certificates and Option Agreements. This Letter of Transmittal is to be completed in accordance with the instructions set forth herein by persons who hold (i) shares of Common Stock and/or (ii) Options.

No alternative, conditional or contingent submissions will be accepted. All submitting Holders, by executing this Letter of Transmittal, waive any right to receive any notice of acceptance of their shares of Common Stock and/or Option Agreements. If the Merger Agreement is terminated prior to the Effective Time for any reason, then the Holder’s obligations hereunder shall terminate, and any Stock Certificates and/or Option Agreements that have been delivered to the Company hereunder shall be returned and the Uncertificated Shares shall be deed to be returned to the undersigned Holder(s).

The method of delivery of Stock Certificates and Option Agreements, as applicable, this Letter of Transmittal and all other required documents is at the election and risk of the Holder. Delivery will be deemed made, and risk of loss will pass, only when actually received by the Company. If delivery is made by registered mail (with return receipt requested) or overnight courier, appropriate insurance, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

2. Inadequate Space. If the space provided herein is inadequate, Stock Certificate numbers and the number of shares of Common Stock submitted, if applicable, and any other required information should be listed on a separate executed schedule and attached hereto.

3. Signatures on Letter of Transmittal; Endorsements. The signatures on this Letter of Transmittal must correspond with the names as written on the face of the Stock Certificates and/or Option Agreements being submitted herewith without alteration, enlargement or any change whatsoever.

If any of the Stock Certificates submitted herewith are held by two or more joint owners of record, all such owners must sign this Letter of Transmittal.

If more than one Stock Certificate is surrendered herewith and such Stock Certificates are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Stock Certificates.

If this Letter of Transmittal or any Stock Certificates are executed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing and should submit proper evidence satisfactory to Parent of such agent’s authority to so act.

If this Letter of Transmittal is executed by the Holder of the Stock Certificates listed herein and transmitted hereby, no endorsements of the Stock Certificates or separate stock powers are required unless payment is to be made to a person other than the Holders of the Stock Certificates.

If this Letter of Transmittal is executed by a person other than the Holder of the Stock Certificates listed herein and transmitted hereby, the Stock Certificates must be endorsed or accompanied by appropriate stock powers or share transfer deeds, in either case executed exactly as the names of the Holder appears on the Stock Certificates as reasonably required by Parent.

4. Lost, Destroyed or Stolen Stock Certificates or Option Agreements. If your Stock Certificate(s) have been lost, destroyed or stolen, execute and return the Affidavit of Loss of Stock Certificate and Indemnity Agreement enclosed herewith.

5. IRS Form W-9 or Form W-8. You must provide a duly completed and executed original of IRS Form W-9 (included herewith) or, if you are a non-U.S. stockholder, the appropriate IRS Form W-8. Please follow the IRS instructions to such form in completing it.

Failure to duly complete and execute the IRS Form W-9 or Form W-8, as applicable, by a Holder entitled to receive a payment pursuant to the Merger may require the Company to withhold a portion of any such payment. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the Internal Revenue Service. Please review the IRS instructions to IRS Form W-9 or Form W-8, as applicable, for additional details about backup withholding.

PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THE TAX DISCUSSION PROVIDED IN THIS LETTER OF TRANSMITTAL IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THE TAX DISCUSSION PROVIDED IN THIS LETTER OF TRANSMITTAL WAS WRITTEN BY THE SURVIVING CORPORATION IN CONNECTION WITH THE MERGER AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

EXHIBIT G

Monitoring Fee Termination Agreement

EXECUTION VERSION

AGREEMENT

This Agreement is entered into as of April 12, 2011 (this “Agreement”) by and among LY BTI Holdings Corp., a Delaware corporation (the “Company”), Lightyear Capital, LLC, a Delaware limited liability company (“Lightyear”) and B-Corp Holdings, Inc., a Delaware corporation (“Parent”). Reference is made to the Monitoring Fee Agreement (the “Monitoring Fee Agreement”), dated as of January 25, 2010, between the Company and Lightyear. Capitalized terms used but not otherwise defined herein will have the meanings given to such terms in the Monitoring Fee Agreement.

WHEREAS, pursuant to Section 4(d) of the Monitoring Fee Agreement, Lightyear may elect to receive a Lump Sum Fee in connection with or in anticipation of a change of control of the Company by delivery of written notice to the Company;

WHEREAS, the Company intends, concurrently with the execution hereof, to enter into an Agreement and Plan of Merger, to be dated the date hereof, by and among Parent, B-Corp Merger Sub, Inc., the Company and the Stockholder Representative named therein, (the “Merger Agreement”) which, if the transactions contemplated therein are completed, would result in a change of control of the Company (the “Proposed Transaction”); and

WHEREAS, upon the consummation of the Proposed Transaction and the receipt of the Lump Sum Fee by Lightyear, the parties desire to terminate the Monitoring Fee Agreement on the terms set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory hereto hereby agrees as follows:

1.	Election of Lump Sum Fee. Pursuant to Section 4(d) of the Monitoring Fee Agreement, Lightyear hereby provides notice to the Company of its election to receive a Lump Sum Fee in connection with the anticipated change in control of the Company; provided, that, notwithstanding anything to the contrary in Section 4(d) of the Monitoring Fee Agreement, the Lump Sum Fee shall equal $9,300,000.00 (the “Revised Fee”). The parties hereto agree that Lightyear’s receipt of the Revised Fee shall be in full satisfaction of its rights under Section 4(d) of the Monitoring Fee Agreement, and that, following the payment of the Revised Fee, no other amounts shall be payable by the Company thereunder.

2.	Timing of Payment: The Revised Fee shall be paid to Lightyear by wire transfer in same-day funds to the bank account designated by Lightyear concurrently with the consummation of the Proposed Transaction.

3.	Termination of Monitoring Fee Agreement. The Termination Date pursuant to Section 9 of the Monitoring Fee Agreement shall be the date on which the following conditions have been satisfied: (x) receipt by Lightyear of the full amount described in Section 1 above, such amount to be in immediately available funds, and (y) the consummation of the Proposed Transaction by the Company. On the Termination Date, the Monitoring Fee Agreement shall terminate in accordance with the terms of Section 9 thereof

4.	Effectiveness. This Agreement shall become effective immediately upon the execution hereof by each of the parties signatory hereto.

5.	Termination of the Merger Agreement. Notwithstanding anything contained herein to the contrary, this Agreement will automatically terminate and the Monitoring Fee Agreement will survive without amendment or modification upon the termination of the Merger Agreement. Following such termination of the Merger Agreement, Lightyear shall continue to have all rights granted under the Monitoring Fee Agreement, including (i) the right to receive an annual Monitoring Fee and (ii) the right to elect to receive a Lump Sum Fee in connection with a change of control or initial public offering of the Company.

6.	Mutual Release. In consideration of the mutual agreements herein contained, each of the Company and Lightyear agrees that, effective immediately upon (i) payment in full of the Revised Fee in accordance with Section 1 hereof and (ii) termination of the Monitoring Fee Agreement in accordance with Section 3 hereof, (a) the Company will thereupon be deemed for all purposes to have fully, finally and forever, irrevocably and unconditionally, released, acquitted and forever discharged Lightyear, its affiliates and their respective owners, parents, partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents, assigns, attorneys and representatives from and against any and all civil actions, causes of action, claims, costs of suit, counterclaims, debts, demands, judgments, liabilities, obligations, actions for legal fees, rights, in law or in equity, known or unknown, asserted or not, existing or not, of whatever kind or nature, in any jurisdiction, including in arbitration proceedings or any other forum, under the laws of any jurisdiction or under international law, which have arisen or may arise in the future in connection with or relating to the Monitoring Fee Agreement and/or the Services contemplated thereby or the engagement of Lightyear pursuant thereto, and the performance by Lightyear of the Services contemplated thereby and (b) Lightyear will thereupon be deemed for all purposes to have fully, finally and forever, irrevocably and unconditionally, released, acquitted and forever discharged the Company, its affiliates and their respective owners, parents, partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents, assigns, attorneys and representatives from and against any and all civil actions, causes of action, claims, costs of suit, counterclaims, debts, demands, judgments, liabilities, obligations, actions for legal fees, rights, in law or in equity, known or unknown, asserted or not, existing or not, of whatever kind or nature, in any jurisdiction, including in arbitration proceedings or any other forum, under the laws of any jurisdiction or under international law, which have arisen or may arise in the future in connection with or relating to the Monitoring Fee Agreement and/or the Services contemplated thereby or the engagement of Lightyear pursuant thereto, and the performance by Lightyear of the Services contemplated thereby.

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7.	Amendments, Modifications and Waivers. No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach. Subject to Section 5, this Agreement shall not be terminated without the written consent of each party hereto.

8.	No Other Waivers. Each of the parties signatories hereto expressly acknowledge and agree that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner amend, modify or waive any provision of the Monitoring Fee Agreement or limit, impair or restrict the ability of any party to the Monitoring Fee Agreement to protect and preserve all of its rights, remedies and interests thereunder.

9.	Further Assurances. Each of the parties signatory hereto hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

10.	Entire Agreement. This Agreement and the Monitoring Fee Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties signatory hereto.

11.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

12.	Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

13.	Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted assigns and their respective successors, but may not be assigned by any party without the prior written consent of the other; provided, however, that Lightyear may elect to have its obligations hereunder performed in whole or in part by any other entity that is an affiliate of Lightyear, and Lightyear may direct that any compensation (including all or a portion of the Lump Sum Fee) be paid to the affiliate performing the services hereunder with respect thereto. No person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

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14.	Counterparts. This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together will be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

[The remainder of this page is intentionally left blank.]

4

IN WITNESS WHEREOF, the undersigned have executed this Consent and Agreement as of the          day of April, 2011.

LY BTI HOLDINGS CORP.

By:	/s/ Timothy Kacani
Name:	Timothy Kacani
Title:	Treasurer

[Signature Page to Monitoring Fee Agreement Consent]

LIGHTYEAR CAPITAL, LLC

By:	/s/ Timothy Kacani
Name:	Timothy Kacani
Title:	CFO

[Signature Page to Monitoring Fee Agreement Consent]

ACKNOWLEDGED AND AGREED TO BY:

B-CORP HOLDINGS, INC.

By:	/s/ Henry Minello
Name: Henry Minello
Title: CFO

[Signature Page to Monitoring Fee Agreement Consent]